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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 2004

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

STATION CASINOS, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	7990	88-0136443
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2411 WEST SAHARA AVENUE, LAS VEGAS, NV 89102    (702) 367-2411
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

MR. GLENN C. CHRISTENSON, STATION CASINOS, INC.
2411 WEST SAHARA AVENUE, LAS VEGAS, NEVADA 89102    (702) 367-2411

(Address, Including Zip Code, and Telephone Number, Including Area Code, of agent for service)

COPY TO:
DEBORAH J. RUOSCH, ESQ.
MILBANK, TWEED, HADLEY & MCCLOY LLP
601 S. FIGUEROA STREET, 30TH FLOOR, LOS ANGELES, CA 90017    (213) 892-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
OF THE SECURITIES TO THE PUBLIC:
As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is a compliance with General Instruction G, check the following box. ☐

        If any of the securities being registered on the Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Note(1)	Amount of Registration Fee

6% Senior Notes due 2012	$450,000,000	100%	$450,000,000	$57,015

6 1/2% Senior Subordinated Notes due 2014	$450,000,000	100%	$450,000,000	$57,015

6 7/8% Senior Subordinated Notes due 2016	$350,000,000	100%	$450,000,000	$44,345

(1)
Estimated pursuant to Rule 457(f) under the Securities Act solely for purposes of calculating the registration fee.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION March 26, 2004

PROSPECTUS

STATION CASINOS, INC.
OFFER TO EXCHANGE
6% SENIOR NOTES DUE 2012
FOR ANY AND ALL OUTSTANDING 6% SENIOR NOTES DUE 2012
6 1/2% SENIOR SUBORDINATED NOTES DUE 2014
FOR ANY AND ALL OUTSTANDING 6 1/2% SENIOR SUBORDINATED NOTES DUE 2014
AND 6 7/8% SENIOR SUBORDINATED NOTES DUE 2016
FOR ANY AND ALL OUTSTANDING 6 7/8% SENIOR SUBORDINATED NOTES DUE 2016

        This prospectus (and accompanying letter of transmittal) relates to our proposed offer to exchange (A) up to $450.0 million aggregate principal amount of new 6% Senior Notes due 2012 (the "New 6% Notes"), which will be freely transferable, for any and all outstanding 6% Senior Notes due 2012 issued in a private offering on March 17, 2004 (the "Old 6% Notes" and together with the New 6% Notes the "6% Notes"), which have certain transfer restrictions, (B) up to $450.0 million aggregate principal amount of new 6 1/2% Senior Subordinated Notes due 2014 (the "New 6 1/2% Notes"), which will be freely transferable, for any and all outstanding 6 1/2% Senior Subordinated Notes due 2014 issued in private offerings on January 29, 2004 and March 5, 2004 (the "Old 6 1/2% Notes" and together with the New 6 1/2% Notes the "6 1/2% Notes"), which have certain transfer restrictions and (C) up to $350.0 million aggregate principal amount of new 6 7/8% Senior Subordinated Notes due 2016 (the "New 6 7/8% Notes" and together with the New 6% Notes and the New 6 1/2% Notes, the "New Notes"), which will be freely transferable, for any and all outstanding 6 7/8% Senior Subordinated Notes due 2014 issued in a private offering on February 27, 2004 (the "Old 6 7/8% Notes", together with the Old 6% Notes and the Old 6 1/2% Notes, the "Old Notes, together with the New 6 7/8% Notes, the "6 7/8% Notes", and the Old Notes together with the New Notes, the "Notes"), which have certain transfer restrictions.

        The exchange offer expires 5:00 p.m., New York City time, on                        , 2004, unless extended.

        The terms of each series of New Notes are substantially identical to the terms of the applicable series Old Notes, except that the New Notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

        All Old Notes that are validly tendered and not validly withdrawn will be exchanged.

        Tenders of Old Notes may be withdrawn at any time prior to expiration of the exchange offer.

        The exchange of Old Notes for New Notes should not be a taxable event for United States Federal income tax purposes.

        Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old Notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the applicable Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the Registration Rights Agreement.

        "Affiliates" of Station Casinos, Inc. (within the meaning of the Securities Act of 1933) may not participate in the exchange offer.

        All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. See "Plan of Distribution" beginning on page 104.

        We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for them to be quoted on any quotation system.

        PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 24 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA GAMING CONTROL BOARD OR ANY OTHER GAMING AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.

        WE MAY AMEND OR SUPPLEMENT THIS PROSPECTUS FROM TIME TO TIME BY FILING AMENDMENTS OR SUPPLEMENTS AS REQUIRED. YOU SHOULD READ THIS ENTIRE PROSPECTUS (AND ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR INVESTMENT DECISION.

Our principal executive offices are located at 2411 West Sahara Avenue
Las Vegas, NV 89102
Our telephone number is (702) 367-2411
The date of this prospectus is March    , 2004

WHERE YOU CAN FIND MORE INFORMATION

        In connection with the exchange offer, we have filed with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to the New Notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits.

        We also file annual, quarterly, and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material from the SEC by mail at prescribed rates. You should direct requests to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information filed by us. The Company's Common Stock, $0.01 par value per share (the "Common Stock"), is listed on the New York Stock Exchange. Information (including the documents incorporated by reference) filed by the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to                , 2004, the date the exchange offer expires, or such later date as we may extend the expiration of the exchange offer:

  •
  Annual Report on Form 10-K for the year ended December 31, 2003;

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  Definitive Proxy Statement on Schedule 14A dated April 16, 2003; and

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  Current Reports on Form 8-K dated January 15, 2004, January 16, 2004, January 29, 2004, February 2, 2004 and February 13, 2004.

        THESE FILINGS ARE AVAILABLE WITHOUT CHARGE TO THE HOLDERS OF OLD NOTES. YOU MAY REQUEST A COPY OF THESE FILINGS BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS:

ATTENTION: INVESTOR RELATIONS STATION CASINOS, INC. 2411 WEST SAHARA AVENUE LAS VEGAS, NV 89102 TEL: (702) 367-2411 OR HTTP://WWW.STATIONCASINOS.COM

        TO OBTAIN TIMELY DELIVERY OF ANY COPIES OF FILINGS REQUESTED FROM US, PLEASE WRITE OR TELEPHONE US NO LATER THAN                        , 2004.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries, including, among other things, factors discussed in our filings with the Commission and the following:

  •
  competition from other gaming operations;

  •
  factors affecting our ability to complete acquisitions and dispositions of gaming properties;

  •
  leverage;

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  construction risks;

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  the inherent uncertainty and costs associated with litigation and governmental and regulatory investigations;

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  licensing and other regulatory risks;

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  our dependence on existing management;

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  domestic and global economic, credit and capital market conditions;

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  changes in federal or state tax laws or the administration of these laws;

  •
  expansion of gaming on Native American lands, including such lands in California and Michigan;

  •
  the consequences of any future security alerts and/or terrorist attacks such as the attacks that occurred on September 11, 2001; and

  •
  certain risks described under the heading "Risk Factors."

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

PROSPECTUS SUMMARY

        You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. Unless the context indicates otherwise, all references to "SCI" and the "Company" refer to Station Casinos, Inc. and all references to "Station", "we", "our", "ours" and "us" refer to SCI and its consolidated subsidiaries. This prospectus contains forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements." See "Risk Factors" for certain factors, including factors affecting forward-looking statements, that a prospective investor should consider before purchasing the notes offered hereby.

The Company

        We are a gaming and entertainment company that currently owns and operates eight major hotel/casino properties (one of which is 50% owned) and three smaller casino properties (one of which is 50% owned) in the Las Vegas metropolitan area. We also manage a casino for a Native American tribe in California.

        In the Las Vegas metropolitan area, we own and operate Palace Station Hotel & Casino ("Palace Station"), Boulder Station Hotel & Casino ("Boulder Station"), Texas Station Gambling Hall & Hotel ("Texas Station"), Sunset Station Hotel & Casino ("Sunset Station"), Santa Fe Station Hotel & Casino ("Santa Fe Station"), Fiesta Rancho Casino Hotel ("Fiesta Rancho"), Fiesta Henderson Casino Hotel ("Fiesta Henderson"), Wild Wild West Gambling Hall & Hotel ("Wild Wild West") and Wildfire Casino ("Wildfire"). We also own a 50% interest in Green Valley Ranch Station Casino ("Green Valley Ranch Station") and Barley's Casino & Brewing Company ("Barley's"), and a 6.7% interest in the Palms Casino Resort. We are the manager of both Green Valley Ranch Station and Barley's. In addition, we manage Thunder Valley Casino ("Thunder Valley") in Sacramento, California on behalf of the United Auburn Indian Community ("UAIC"), which opened on June 9, 2003. Each of our casinos in Nevada caters primarily to local Las Vegas area residents. We market the six "Station" casinos (including Green Valley Ranch Station) together under the Station Casinos' brand and the two "Fiesta" casinos under the Fiesta brand, offering convenience and choices to residents throughout the Las Vegas valley with our strategically located properties.

        Our operating strategy emphasizes attracting and retaining customers primarily from the local and repeat visitor markets. Our casino properties attract customers through:

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  innovative, frequent and high-profile promotional programs directed towards the locals market;

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  focused marketing efforts and convenient locations;

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  aggressive marketing to the repeat visitor market; and

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  the development of strong relationships with specifically targeted travel wholesalers.

        Because we target the repeat customer, we are committed to providing a high-value entertainment experience for our customers in our restaurants, hotels, casinos and other entertainment amenities. We develop regional entertainment destinations for locals that include other amenities such as movie theaters, bowling centers, live entertainment venues and child care facilities. In addition, we believe the value offered by restaurants at each of our casino properties is a major factor in attracting local gaming customers, as dining is a primary motivation for casino visits by many locals. Through their restaurants, each of which has a distinct theme and style of cuisine, our casino properties offer generous portions of high-quality food at reasonable prices. In addition, our operating strategy focuses on slot and video poker machine play. Our target market consists of frequent gaming patrons who seek not only a friendly atmosphere and convenience, but also higher than average payout rates. Because locals and repeat visitors demand variety and quality in their slot and video poker machine play, our casino properties offer the latest in slot and video poker technology.

        Our growth strategy, in addition to same-store growth opportunities, includes the master-planned expansion of our existing gaming facilities in Nevada, the development of gaming facilities on certain real estate we own in the Las Vegas valley, the development of Native American gaming opportunities as well as the evaluation and pursuit of additional development opportunities in Nevada, California, Michigan and other gaming markets. To accomplish this, we evaluate strategic acquisition and development opportunities that:

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  provide good visibility from and easy access to high traffic interstates and major thoroughfares;

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  are in rapidly growing or highly populated areas;

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  provide flexibility for future expansion;

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  allow for ample convenient parking; and

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  are surrounded by potential customers with a strong demographic profile.

        We believe that these factors are enhanced by our expertise in the local and repeat visitors market and our reputation as a provider of a high-quality, affordable gaming and entertainment experience.

Casino Properties

        We are a leading Las Vegas hotel/casino operator, catering primarily to local residents and repeat visitors. We believe our casino properties are well positioned to continue to benefit from the business and population growth in Las Vegas and its surrounding areas. We have implemented our long-term business strategy by developing the casino properties as integrated entertainment destinations in key population centers in each quadrant of the Las Vegas market. We have master-planned each of our casino properties for future expansion to capitalize on Las Vegas' expected population growth.

Palace Station

        Palace Station is strategically located on approximately 38 acres at the intersection of Sahara Avenue and Interstate 15, one of Las Vegas' most heavily traveled areas. Palace Station is a short distance from McCarran International Airport and from major attractions on the Las Vegas Strip and downtown Las Vegas. Palace Station's ample parking and convenient location assure customers easy access to the hotel and casino, a factor that we believe is particularly important in attracting and retaining our customers. Palace Station has a turn-of-the-20th-century railroad station theme and the following features and amenities:

  •
  a 1,012-room hotel and approximately 2,600 parking spaces, including 1,900 spaces in two multi-level parking structures;

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  a casino with approximately 1,930 slot and video poker machines, 46 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

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  non-casino amenities including two swimming pools, seven full-service restaurants, several fast-food outlets, a 24-hour gift shop, a non-gaming video arcade, a 250-seat entertainment lounge, additional bars and an approximately 20,000 square-foot banquet and convention center.

Boulder Station

        Boulder Station, which opened in August 1994, is strategically located on approximately 46 acres on Boulder Highway and immediately adjacent to the Interstate 515 interchange. We believe that this highly visible location at this well-traveled intersection offers a competitive advantage relative to existing hotels and casinos located on Boulder Highway. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas.

Boulder Station has a turn-of-the-20th-century railroad station theme and the following features and amenities:

  •
  a 300-room hotel and approximately 4,800 parking spaces, including a 1,900 space multi-level parking structure;

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  a casino with approximately 2,890 slot and video poker machines, 42 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

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  non-casino amenities including a swimming pool, five full-service restaurants, several fast-food outlets, a gift shop, a non-gaming video arcade, a 750-seat entertainment lounge, additional bars, an 11-screen movie theater complex and a Kid's Quest child-care facility.

Texas Station

        Texas Station, which opened in July 1995, is strategically located on approximately 47 acres at the corner of Lake Mead Boulevard and Rancho Road in North Las Vegas. Texas Station has a friendly "down-home" Texas atmosphere, highlighted by distinctive early Texas architecture and the following features and amenities:

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  a six-story, 200-room hotel tower and approximately 5,900 parking spaces, including 3,500 spaces in two multi-level parking structures;

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  a casino with approximately 2,500 slot and video poker machines, 38 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

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  non-casino amenities including a swimming pool, five full-service restaurants, several fast-food outlets, a gift shop, a non-gaming video arcade, a 300-seat entertainment lounge, a 1,700-seat event center, additional bars, an 18-screen movie theater complex, a 60-lane bowling center, a Kid's Quest child-care facility and an approximately 40,000 square-foot banquet and convention center.

Sunset Station

        Sunset Station, which opened in June 1997, is strategically located on approximately 82 acres at the intersection of Interstate 515 and Sunset Road. Multiple access points provide customers convenient access to the gaming complex and parking areas. Situated in a highly concentrated commercial corridor along Interstate 515, Sunset Station has prominent visibility from the freeway and the Sunset commercial corridor. Sunset Station is located approximately nine miles east of McCarran International Airport and eight miles southeast of Boulder Station. Sunset Station has a Spanish/Mediterranean-style theme and the following features and amenities:

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  a 20-story, 457-room hotel tower and approximately 7,100 parking spaces, including a 2,900 space multi-level parking structure;

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  a casino with approximately 2,760 slot and video poker machines, 54 gaming tables, a keno lounge, a poker room, a bingo parlor and a race and sports book; and

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  non-casino amenities including an outdoor swimming pool, eight full-service restaurants, several fast-food outlets, a gift shop, a non-gaming video arcade, a 520-seat entertainment lounge and a 4,000-seat outdoor amphitheater, additional bars, a 13-screen movie theater complex and a Kid's Quest child-care facility.

Santa Fe Station

        On October 2, 2000, we purchased the assets of the Santa Fe Hotel & Casino and renamed the property "Santa Fe Station." Santa Fe Station is strategically located on approximately 38 acres at the intersection of U.S. 95 and Rancho Road, approximately five miles northwest of Texas Station. Santa Fe Station has a Southwestern theme and the following features and amenities:

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  a five-story, 200-room hotel tower and approximately 3,750 parking spaces, including a 1,500 space multi-level parking structure;

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  a casino with approximately 2,150 slot and video poker machines, 29 gaming tables, a keno lounge, a bingo parlor and a race and sports book; and

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  non-casino amenities including a swimming pool, four full-service restaurants, several fast food outlets, a gift shop, a non-gaming video arcade, a 250-seat entertainment lounge, additional bars, a 60-lane bowling center, a regulation-sized ice skating arena and 10,000 square feet of meeting and banquet facilities.

Green Valley Ranch Station

        Green Valley Ranch Station, located at the intersection of Interstate 215 and Green Valley Parkway in Henderson, Nevada, opened on December 18, 2001. Green Valley Ranch Station is approximately five minutes from McCarran International Airport and approximately seven minutes from the Las Vegas Strip. We jointly developed the project on 40 acres of a 170-acre multi-use commercial development with GCR Gaming, LLC. In addition to our 50% ownership, we are also the manager of Green Valley Ranch Station and receive a management fee equal to 2% of the property's revenues and approximately 5% of EBITDA.

        Green Valley Ranch Station was designed to complement the Green Valley master-planned community. The resort features a Mediterranean-style villa theme and the following features and amenities:

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  a three-story, 201-room hotel tower and approximately 3,600 parking spaces, including a 1,600 space multi-level parking structure;

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  a casino with approximately 2,200 slot and video poker machines, 48 gaming tables, a keno lounge and a race and sports book; and

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  non-gaming amenities including eight full-service restaurants, several fast-food outlets, a 4,200 square-foot non-gaming arcade, a state-of-the-art spa with outdoor pools, a 10-screen movie theater, a gift shop and approximately 20,000 square feet of meeting and convention space. Green Valley Ranch Station also offers "Whiskey Beach", an eight-acre complex featuring private poolside cabanas, luxurious open lawn areas, a contemporary poolside bar, three acres of vineyards and an outdoor performance venue.

Fiesta Rancho

        On January 4, 2001, we purchased the assets of the Fiesta Casino Hotel. We renamed the property Fiesta Rancho in December 2001. Fiesta Rancho is strategically located on approximately 25 acres at the intersection of Lake Mead Boulevard and Rancho Road in North Las Vegas across from Texas Station. Fiesta Rancho has a Southwestern theme and the following features and amenities:

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  a 100-room hotel and approximately 2,300 parking spaces, including a 1,000-space multi-level parking structure;

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  a casino with approximately 1,720 slot and video poker machines, 18 gaming tables, a bingo parlor and a race and sports book; and

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  non-casino amenities including a swimming pool, five full-service restaurants, several fast-food outlets, a gift shop, a non-gaming video arcade, a 970-seat entertainment lounge and additional bars.

Fiesta Henderson

        On January 30, 2001, we purchased the assets of The Reserve Hotel & Casino. In December 2001, the property was renamed Fiesta Henderson and was re-themed to our Fiesta brand. Fiesta Henderson is strategically located on approximately 46 acres at the intersection of U.S. 95 and Interstate 515. Fiesta Henderson has a Southwestern theme and the following features and amenities:

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  a 224-room hotel and approximately 2,250 parking spaces;

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  a casino with approximately 1,410 slot and video poker machines, 23 gaming tables, a keno lounge, a bingo parlor and a sports book; and

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  non-casino amenities including a swimming pool, four full-service restaurants, several fast-food outlets, a gift shop, additional bars and lounges and meeting space.

Other Properties

Wild Wild West

        Wild Wild West, which we acquired in July 1998, is strategically located on approximately 19 acres on Tropicana Avenue and immediately adjacent to Interstate 15. Wild Wild West has a casino with approximately 240 slot and video poker machines, six gaming tables and a sports book in addition to non-gaming amenities including a 261-room hotel, a full-service restaurant, a bar, a gift shop and a truck plaza.

Barley's

        Barley's, which opened in January 1996, is a casino and brew pub located in Henderson, Nevada. We are the managing partner and own a 50% interest in Barley's. Barley's has a casino with approximately 200 slot and video poker machines, eight gaming tables and a sports book in addition to non-gaming amenities including a full-service restaurant, a pizza kitchen and a bar.

Wildfire

        We completed the purchase of the Wildfire in January 2003 for a total of $8.0 million. The Wildfire is located on Rancho Road in Las Vegas, across from Texas Station. The 20,000 square-foot facility features approximately 240 slot and video poker machines, a sports book, lounge, outdoor patio and a full-service restaurant.

Thunder Valley

        We have entered into a Development Services Agreement and a Management Agreement with the UAIC. Pursuant to those agreements, and in compliance with a Memorandum of Understanding entered by the UAIC and Placer County, California, we developed, with the UAIC, Thunder Valley, a gaming and entertainment facility on approximately 49 acres located approximately seven miles north of Interstate 80, in Placer County, California, near Sacramento, which opened on June 9, 2003. On September 17, 2002, the United States Department of the Interior accepted the land into trust on behalf of the UAIC. The acceptance of the land into trust followed the decision of the United States District Court for the District of Washington, D.C., dismissing a lawsuit filed by the cities of Roseville and Rocklin, California, and Citizens for Safer Communities, which challenged the United States Department of the Interior's decision to accept the land into trust. Immediately following the District Court's decision, the plaintiffs appealed the decision to the U.S. Court of Appeals for the District of Columbia. On November 14, 2003, the Court of Appeals affirmed the dismissal of the lawsuit by the District Court. As of February 15, 2004, the Citizens for Safer Communities filed a petition for writ of certiorari with the United States Supreme Court, seeking to appeal the decision of the Court of

Appeals. The remaining plaintiffs did not seek to appeal that decision. Notwithstanding the Court of Appeals' decision and the acceptance of the land into trust, there can be no assurances as to the ultimate outcome of the Citizens for Safer Communities' pending efforts to appeal that decision. Our seven-year Management Agreement was approved by the National Indian Gaming Commission (the "NIGC") and expires in June 2010. We receive a management fee equal to 24% of the facility's net income. We also received a development fee equal to 2% of the cost of the project.

        We also assisted the UAIC in obtaining $215.0 million of financing for the project through a group of lenders, and we provided an unlimited completion guaranty and credit support for all amounts outstanding under such financing. Based on the current level of operating results of Thunder Valley, we expect the credit support to terminate in June 2004.

        Thunder Valley has approximately 1,900 Class III slot machines and 111 table games, including a private VIP gaming area, numerous dining and entertainment amenities, including a center pit bar, three specialty restaurants, a 500-seat buffet, a food court and parking for over 4,500 vehicles.

Development Projects

The Federated Indians of Graton Rancheria

        In April 2003, we entered into Development and Management Agreements with the Federated Indians of Graton Rancheria ("FIGR") pursuant to which we will assist the FIGR in developing and operating a gaming and entertainment project to be located in Sonoma County, California. The FIGR selected us to assist it in designing, developing and financing the project and, upon opening, we will manage the facility on behalf of the FIGR. The Management Agreement has a term of seven years from the opening of the facility and we will receive a management fee equal to 22% of the facility's net income. We will also receive a development fee equal to 2% of the cost of the project upon the opening of the facility.

        In August 2003, the FIGR and we entered into an option to purchase 360 acres of land just west of Rohnert Park's city limits in Sonoma County, California. The proposed site of the project is bordered by Stony Point Road, Wilfred Avenue and Rohnert Park Expressway, approximately one-half mile from the 101 freeway and approximately 43 miles from downtown San Francisco. Development of the gaming and entertainment project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of California, the United States Department of the Interior accepting the land into trust on behalf of the FIGR and approval of the Management Agreement by the NIGC. No assurances can be given as to when, or if, the necessary government and regulatory approvals will be received. Prior to the receipt of such government and regulatory approvals, we will likely contribute significant credit support to the project. As of December 31, 2003, the Company had advanced approximately $16.2 million toward the development of this project, primarily to secure real estate for future development. In addition, the Company will make approximately $11.3 million of payments upon achieving certain milestones, which will not be reimbursed. As of December 31, 2003, approximately $2 million of these payments have been made. The proposed project is expected to be completed in approximately three to four years, but there can be no assurance that it will be completed within that timeframe or at all.

Gun Lake Tribe

        On November 13, 2003, we agreed to purchase a 50% interest in MPM Enterprises, LLC, a Michigan limited liability company ("MPM"). Concurrently with our agreement to purchase that interest, MPM and the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians, a federally recognized Native American tribe commonly referred to as the Gun Lake Tribe ("Gun Lake"), have entered into amended Development and Management Agreements, pursuant to which MPM will assist

Gun Lake in developing and operating a gaming and entertainment project to be located in Allegan County, Michigan.

        We have agreed to pay $6.0 million for our 50% interest in MPM, which is payable upon achieving certain milestones and is not reimbursable. An additional $12.0 million in total may be paid by us in years six and seven of the Management Agreement, subject to certain contingencies.

        Under the terms of the amended Development Agreement, we have agreed to arrange for the financing for the ongoing development costs and construction of the project. Prior to obtaining financing for the project, we expect to advance $10 million to $15 million to Gun Lake for the acquisition of land and other development costs. Although no firm construction budget has been established, we expect that the total cost of the development and construction of the project would be less than $200 million. Funds advanced by us are expected to be repaid with the proceeds of the project financing or from Gun Lake's gaming revenues. The amended Management Agreement has a term of seven years from the opening of the facility and provides for a management fee of 30% of the project's net income to be paid to MPM. Pursuant to the terms of the MPM Operating Agreement, our portion of the management fee is 50% of the first $24 million of management fees earned, 83% of the next $24 million of management fees and 93% of any management fees in excess of $48 million.

        The proposed project will be located on approximately 145 acres on Highway 131 near 129th Avenue, approximately 25 miles north of Kalamazoo, Michigan. As currently contemplated, the project would include up to 2,500 slot machines, 75 table games, a buffet, specialty restaurants and an entertainment venue. Construction of the project includes the conversion of an existing 192,000 square foot building into the entertainment facility. Development of the gaming and entertainment project and operation of Class III gaming is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of Michigan, the United States Department of the Interior accepting the land into trust on behalf of Gun Lake and approval of the Management Agreement by the NIGC. No assurances can be given as to when, or if, the necessary government and regulatory approvals will be received. Prior to the receipt of such governmental and regulatory approvals, we will contribute significant financial support to the project. The proposed project is expected to be completed in 2005, but there can be no assurance that it will be completed at that time or at all.

Red Rock Station

        We are developing Red Rock Station on West Charleston Boulevard at the Interstate 215/Charleston interchange in Las Vegas. The initial phase of the property is expected to include 60 table games and 2,700 slot machines. The property is expected to also include 400 rooms, 45,000 square feet of meeting space, 16 movie theaters, a 20,000 square foot spa facility and several restaurants, including a buffet. The cost of the project is expected to be approximately $450 million to $475 million, of which approximately $74 million has been spent as of December 31, 2003. We believe the construction of the project will begin in mid-2004 and be completed in late 2005 or early 2006.

Mechoopda Indian Tribe

        On January 29, 2004, we announced entry into Development and Management Agreements with the Mechoopda Indian Tribe of Chico Rancheria, California (the "MITCR"), a federally recognized Indian tribe. We will assist MITCR in developing and operating a gaming and entertainment facility to be located on approximately 650 acres in Butte County, California, at the intersection of State Route 149 and Highway 99, approximately 10 miles southeast of Chico, California and 80 miles north of Sacramento, California.

        Under the terms of the Development Agreement, we have agreed to arrange the financing for the ongoing development costs and construction of the facility. Prior to obtaining financing for the facility, we expect to advance $5 million to $10 million to MITCR for the acquisition of land and other development costs. Although no firm construction budget has been established, we expect the total cost of the development and construction of the facility will be less than $80 million. Funds advanced by us are expected to be repaid from the proceeds of the facility financing or from MITCR's gaming revenues. The Management Agreement has a term of seven years from the opening of the facility and provides for a management fee of 24% of the facility's net income. As currently contemplated, the facility will include approximately 500 slot machines, 10 table games and dining and entertainment amenities. We anticipate the gaming and entertainment facility will open some time during 2005, but there can be no assurance that it will be completed at that time or at all.

North Fork Rancheria of Mono Indian Tribe

        In March 2004, we entered into Development and Management Agreements with the North Fork Rancheria of Mono Indians ("Mono"), a federally recognized Native American tribe located in central California. We will assist the Mono in developing and operating a gaming and entertainment facility to be located in Madera County, California. We have secured for the benefit of the Mono two parcels of land located on Highway 99 north of the city of Madera. Under the terms of the Development Agreement, we have agreed to arrange the financing for the ongoing development costs and construction of the facility. Although no firm construction budget has been established, we expect the total cost of the development and construction of the facility will be less than $225 million. Funds advanced by us are expected to be repaid from the proceeds of the project financing or from the Mono's gaming revenues. The Management Agreement has a term of seven years from the opening of the facility and provides for a management fee of 24% of the facility's net income. As currently contemplated, the facility will include approximately 2,000 slot machines, 70 table games and dining, hotel and entertainment amenities. Development of the gaming and entertainment project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiating a gaming compact with the State of California, the United States Department of the Interior accepting the land into trust on behalf of the Mono and approval of the Management Agreement by the NIGC. We anticipate the gaming and entertainment facility will be open some time in late 2007, but there can be no assurance that it will be completed at that time or at all.

Expansion Projects

        On October 30, 2003, we announced an expansion project at the Green Valley Ranch Station property. The expansion will include 296 rooms, 25,500 square feet of additional meeting space and an expanded spa facility. The cost of the expansion is expected to be approximately $110 million. Construction on the project began in the fourth quarter of 2003 and we expect it to be completed in the fourth quarter of 2004. The expansion will be financed by a $250 million credit facility that was completed in December 2003. The credit facility requires us to provide a completion guaranty and a limited make-well of $42 million.

        On December 16, 2003, we announced a $50 million expansion of Santa Fe Station, which will add more than 20,000 square feet of additional casino space, 350 slot machines, a new 16-screen movie theater complex with private viewing rooms, an upgrade of the property's bowling center, a new entertainment venue and bar, a new player's promotion area and a new Kids Quest facility. Construction work at Santa Fe Station is expected to begin in January 2004 and be completed by March 2005. We also announced an approximately $6.5 million, 31,000 square foot expansion of Fiesta Rancho, which will bring a new ice rink to the property, complete with concession area, pro shop, locker rooms and private special event rooms. Construction of the ice rink is scheduled to begin in April 2004 with an estimated completion in September 2004.

Recent Developments

        On February 9, 2004, we reached an agreement to settle a lawsuit brought in December 2000 by Fitzgerald's Sugar Creek, Inc., the City of Sugar Creek, Missouri and Phillip Griffith in December 2000 for $38.0 million ($24.7 million, net of the related tax benefit), which was paid on February 24, 2004. The lawsuit centered on allegations of improper conduct by our former Missouri legal counsel, Michael Lazaroff.

        We have asserted a claim against Mr. Lazaroff and his former law firm to recover all damages caused by Mr. Lazaroff's conduct. As part of that claim, we intend to seek reimbursement for, among other things, the amount we are required to pay to settle the Fitzgerald's litigation, as well as the attorneys' fees and costs we incurred in defending that litigation. There can be no assurance that we will be successful in recovering all or any portion of costs or damages.

        On January 29, 2004, we issued $400.0 million in aggregate principal amount of 6 1/2% Senior Subordinated Notes due 2014, which we refer to as the January Offering. The proceeds of the January Offering of approximately $393.1 million were used to redeem or repurchase all of our outstanding $199.9 million 8 7/8% Senior Subordinated Notes due 2008, to reduce amounts outstanding under our revolving credit facility and for general corporate purposes. On March 5, 2004, we issued an additional $50.0 million in aggregate principal amount of 6 1/2% Senior Subordinated Notes due 2014, which we refer to as the Add-On. The proceeds of the Add-On of approximately $49.8 million were used to reduce amounts outstanding under our revolving credit facility.

        On February 27, 2004, we issued $350.0 million in aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2016, which we refer to as the February Offering. The proceeds of the February Offering of approximately $348.8 million and borrowings under our revolving credit facility were used to repurchase a portion of our outstanding $375.0 million 9 7/8% Senior Subordinated Notes due 2010.

        On March 17, 2004, we issued $450.0 million in aggregate principal amount of 6% Senior Notes due 2012, which we refer to as the March Offering. The proceeds of the March Offering of approximately $443.4 million were used to purchase $383.1 million of our 8 3/8% Senior Notes due 2008 that were tendered for purchase and for general corporate purposes.

        On March 19, 2004, we entered into a Fourth Amendment to our Amended and Restated Loan Agreement, whereby the amount of the borrowing availability thereunder was increased from $365.0 million to $500.0 million.

SUMMARY OF THE EXCHANGE OFFER

        The form and terms of the New Notes will be substantially identical to those of the Old Notes except that the New Notes will have been registered under the Securities Act. Therefore, the New Notes will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes.

The Exchange Offer	We are offering to exchange (A) up to $450.0 million aggregate principal amount of New 6% Notes for any and all outstanding Old 6% Notes, (B) up to $450.0 million aggregate principal amount of New 6 1/2% Notes for any and all outstanding Old 6 1/2% Notes and (C) up to $350.0 million aggregate principal amount of New 6 7/8% Notes for any and all outstanding Old 6 7/8% Notes. Old Notes may only be exchanged in multiples of $1,000 principal amount. To be exchanged, an Old Note must be properly tendered and accepted. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged for New Notes of the applicable series issued on or promptly after the expiration date of the exchange offer. Currently, there are $450.0 million principal amount of Old 6% Notes outstanding, $450.0 million principal amount of Old 6 1/2% Notes outstanding and $350.0 million principal amount of Old 6 7/8% Notes outstanding and no New Notes outstanding. We will issue New Notes promptly after the expiration of the exchange offer. See "The Exchange Offer."
Issuance of the Old Notes; Registration Rights
The Old Notes were issued and sold in private offerings on January 29, 2004, February 27, 2004, March 5, 2004 and March 17, 2004. In connection with those sales, we executed and delivered Registration Rights Agreements for the benefit of the noteholders. In the Registration Rights Agreements, we agreed to either:
•
commence an exchange offer under which the New Notes, registered under the Securities Act with terms substantially identical to those of the applicable series of Old Notes, will be exchanged for the applicable series of Old Notes pursuant to an effective registration statement; or
• cause the Old Notes to be registered under the Securities Act pursuant to a resale shelf registration statement.
If we do not comply with our obligations under the Registration Rights Agreements, we will be required to pay certain liquidated damages that will be payable twice yearly. See "The Exchange Offer."
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless extended, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

Conditions to the Exchange Offer	We are not required to consummate the exchange offer if there is any pending or threatened action or proceeding or proposed or effective legislation or other law or rule that would make the exchange offer illegal, cause us to have to pay damages as a result of the exchange offer or delay or otherwise make it inadvisable to consummate the exchange offer. See "The Exchange Offer—Certain Conditions to the Exchange Offer." The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.
Procedures for Tendering Old Notes
If you want to tender your Old Notes in the exchange offer, you must complete and sign a letter of transmittal and send it, together with the Old Notes or a notice of guaranteed delivery and any other required documents, to Deutsche Bank Trust Company Americas, as exchange agent, in compliance with the procedures for guaranteed delivery contained in the letter of transmittal. The letter of transmittal must be sent to the exchange agent prior to 5 p.m. on the expiration date of the exchange offer. If your Old Notes are registered in the name of a nominee and you wish to tender your Old Notes in the exchange offer, you should instruct your nominee to promptly tender your Old Notes on your behalf.
Guaranteed Delivery Procedures	If you wish to tender your Old Notes and:
• your Old Notes are not immediately available; or
• you cannot deliver your Old Notes or any of the other documents required by the letter of transmittal to the exchange agent prior to the expiration date of the exchange offer; or
• you cannot complete the procedure for book-entry transfer on a timely basis;
you may tender your Old Notes according to the guaranteed delivery procedures detailed in the letter of transmittal. See "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	You may withdraw the tender of your Old Notes at any time prior to the expiration date of the exchange offer. See "The Exchange Offer—Withdrawal Rights."
Acceptance of the Old Notes and Delivery of the New Notes
We will accept for exchange any and all Old Notes which you properly tender in the exchange offer prior to the expiration date of the exchange offer. We will issue and deliver the New Notes promptly following the expiration date of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer."

Resales of the New Notes
We believe, based on an interpretation by the staff of the SEC contained in no-action letters issued to third parties, that you may offer to sell, sell or otherwise transfer the New Notes issued to you in this exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:
• you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act; and
• you acquire the New Notes in the ordinary course of business and you have no arrangement or understanding with any person to participate in the distribution of the New Notes.

If you are a broker-dealer and you receive New Notes for your own account in exchange for Old Notes, you must acknowledge that you will deliver a prospectus if you decide to resell your New Notes. See "Plan of Distribution."
Consequences of Failure to Exchange
If you do not exchange your Old Notes for the New Notes pursuant to the exchange offer you will still be subject to the restrictions on transfer of your Old Notes as contained in the legend on the Old Notes. In general, you may not offer to sell or sell the Old Notes, except pursuant to a registration statement under the Securities Act or any exemption from registration thereunder and in compliance with applicable state securities laws.
Certain U.S. Federal Income Tax Considerations	The exchange of Notes will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange.
Registration Rights Agreement	The exchange offer is intended to satisfy your registration rights under the Registration Rights Agreements. Those rights will terminate upon completion of the exchange offer.
Use of Proceeds
We will not receive any proceeds from the issuance of New Notes pursuant to the exchange offer. In consideration for issuing the New Notes in exchange for the Old Notes as described in this prospectus, we will receive, retire and cancel the Old Notes. See "Use of Proceeds."
Exchange Agent	Deutsche Bank Trust Company Americas is the exchange agent for the exchange offer for the 6% Notes, the 6 1/2% Notes and the 6 7/8% Notes.

TERMS OF THE 6% NOTES

        The summary below describes the principal terms of the 6% Notes. The terms and conditions described below are subject to important limitations and exceptions. The "Description of the 6% Notes" section of this prospectus contains a more detailed description of the terms and conditions of the 6% Notes.

Issuer	Station Casinos, Inc.
Notes Offered	$450.0 million aggregate principal amount of 6% Senior Notes.
Maturity	April 1, 2012.
Interest	Annual rate: 6%. Payment frequency: every six months on April 1 and October 1. First payment: October 1, 2004.
Ranking
The 6% Notes will be general unsecured obligations and will be equal in right of payment to all of our existing and future senior indebtedness. The 6% Notes will rank senior in right of payment to all of our existing and future senior subordinated indebtedness and all of our subordinated indebtedness. The 6% Notes will effectively rank junior to all liabilities of our subsidiaries, including trade payables.

As of December 31, 2003, on an as adjusted basis, after giving effect to the January Offering, the Add-On, the February Offering, the March Offering and the application of the net proceeds therefrom, the Company would have had approximately $473.0 million of senior indebtedness, which consisted of the 6% Notes, $16.9 million of outstanding 8 3/8% Senior Notes due 2008 and guarantees of indebtedness incurred by our subsidiaries that ranked equally with the 6% Notes, $817.5 million of senior subordinated indebtedness, consisting of $17.5 million of outstanding 9 7/8% Senior Subordinated Notes due 2010, $450.0 million of outstanding 6 1/2% Senior Subordinated Notes due 2014 and $350.0 million of outstanding 6 7/8% Senior Subordinated Notes due 2016 that rank junior to the 6% Notes, and our subsidiaries would have had outstanding $78.0 million of other liabilities that effectively rank senior to the 6% Notes. See "Description of the 6% Notes."
Optional Redemption
We may redeem the 6% Notes, in whole or in part, at any time after April 1, 2008 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. See "Description of the 6% Notes—Optional Redemption."
Special Redemption
The 6% Notes are subject to redemption requirements imposed by gaming laws and regulations of the State of Nevada and other gaming authorities. See "Description of the 6% Notes—Mandatory Disposition Pursuant to Gaming Laws."

Change of Control Triggering Event	Upon a Change of Control Triggering Event, each holder of the Notes may require us to repurchase all or a portion of its Notes at 101% of the principal amount thereof, plus accrued interest to the repurchase date. See "Description of the 6% Notes—Change of Control and Rating Decline."
Certain Covenants
The indenture governing the 6% Notes contains certain covenants that, among other things, will limit our ability and, in certain instances, the ability of our subsidiaries or restricted subsidiaries to:
• incur additional indebtedness;
• create liens;
• issue or sell preferred stock of our restricted subsidiaries;
• engage in transactions with affiliates and other related persons; and
• consolidate, merge or transfer all or substantially all our assets and the assets of our restricted subsidiaries on a consolidated basis.
These covenants are subject to a number of important qualifications and exceptions which are described under the heading "Description of the 6% Notes" in this prospectus.
Amendments	The indenture governing the 6% Notes may be amended under the circumstances more fully described in "Description of the 6% Notes—Waiver and Modification of the 6% Indenture."
Use of Proceeds
We will not receive any proceeds from the issuance of the New 6% Notes pursuant to the exchange offer. In consideration for issuing the New 6% Notes in exchange for the Old 6% Notes as described in this prospectus, we will receive, retire and cancel the Old 6% Notes. See "Use of Proceeds."
Risk Factors	See "Risk Factors" for a discussion of certain factors you should carefully consider before deciding to invest in the Notes, including factors affecting forward-looking statements.
Trustee	Law Debenture Trust Company of New York. See "Description of the 6% Notes—Concerning the 6% Trustee."

        Certain capitalized terms are defined in the section entitled "Description of the 6% Notes—Certain Definitions."

TERMS OF THE 6 1/2% NOTES

        The summary below describes the principal terms of the 6 1/2% Notes. The terms and conditions described below are subject to important limitations and exceptions. The "Description of the 6 1/2% Notes" section of this prospectus contains a more detailed description of the terms and conditions of the 6 1/2% Notes.

Issuer	Station Casinos, Inc.
Notes Offered	$450.0 million aggregate principal amount of 6 1/2% Senior Subordinated Notes.
Maturity	February 1, 2014.
Interest	Annual rate: 6 1/2%. Payment frequency: every six months on February 1 and August 1. First payment: August 1, 2004.
Ranking
The 6 1/2% Notes will be general unsecured senior subordinated obligations and will be subordinated to all of our senior indebtedness. The 6 1/2% Notes will rank equally with all of our existing and future senior subordinated indebtedness and will rank senior to all of our subordinated indebtedness. The 6 1/2% Notes will effectively rank junior to all liabilities of our subsidiaries, including trade payables. Because the 6 1/2% Notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the 6 1/2% Notes may not receive any payment until holders of senior indebtedness have been paid in full.

As of December 31, 2003, on an as adjusted basis, after giving effect to the January Offering, the Add-On, the February Offering, the March Offering and the application of the net proceeds therefrom, the Company would have had approximately $473.0 million of senior indebtedness, which consisted of the 6% Notes, $16.9 million of outstanding 8 3/8% Senior Notes due 2008 and guarantees of indebtedness incurred by our subsidiaries that ranked senior to the 6 1/2% Notes, $817.5 million of senior subordinated indebtedness, consisting of $17.5 million of outstanding 9 7/8% Senior Subordinated Notes due 2010, the 6 1/2% Notes and $350.0 million of outstanding 6 7/8% Senior Subordinated Notes due 2016, all of which rank equally with the 6 1/2% Notes, and our subsidiaries would have had outstanding $78.0 million of other liabilities that effectively rank senior to the 6 1/2% Notes. See "Description of the 6 1/2% Notes."
Optional Redemption
We may redeem the 6 1/2% Notes, in whole or in part, at any time after February 1, 2009 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. See "Description of the 6 1/2% Notes—Optional Redemption."

Special Redemption
The 6 1/2% Notes are subject to redemption requirements imposed by gaming laws and regulations of the State of Nevada and other gaming authorities. See "Description of the 6 1/2% Notes—Mandatory Disposition Pursuant to Gaming Laws."
Change of Control Triggering Event
Upon a Change of Control Triggering Event, each holder of the Notes may require us to repurchase all or a portion of its Notes at 101% of the principal amount thereof, plus accrued interest to the repurchase date. See "Description of the 6 1/2% Notes—Change of Control and Rating Decline."
Certain Covenants
The indenture governing the 6 1/2% Notes contains certain covenants that, among other things, will limit our ability and, in certain instances, the ability of our subsidiaries or restricted subsidiaries to:
• incur additional indebtedness;
• issue or sell preferred stock of our restricted subsidiaries;
• engage in transactions with affiliates and other related persons; and
• consolidate, merge or transfer all or substantially all our assets and the assets of our restricted subsidiaries on a consolidated basis.
These covenants are subject to a number of important qualifications and exceptions which are described under the heading "Description of the 6 1/2% Notes" in this prospectus.
Amendments	The indenture governing the 6 1/2% Notes may be amended under the circumstances more fully described in "Description of the 6 1/2% Notes—Waiver and Modification of the 6 1/2% Indenture."
Use of Proceeds
We will not receive any proceeds from the issuance of the New 6 1/2% Notes pursuant to the exchange offer. In consideration for issuing the New 6 1/2% Notes in exchange for the Old 6 1/2% Notes as described in this prospectus, we will receive, retire and cancel the Old 6 1/2% Notes. See "Use of Proceeds."
Risk Factors	See "Risk Factors" for a discussion of certain factors you should carefully consider before deciding to invest in the Notes, including factors affecting forward-looking statements.
Trustee	Law Debenture Trust Company of New York. See "Description of the 6 1/2% Notes—Concerning the 6 1/2% Trustee."

        Certain capitalized terms are defined in the section entitled "Description of the 6 1/2% Notes—Certain Definitions."

TERMS OF THE 6 7/8% NOTES

        The summary below describes the principal terms of the 6 7/8% Notes. The terms and conditions described below are subject to important limitations and exceptions. The "Description of the 6 7/8% Notes" section of this prospectus contains a more detailed description of the terms and conditions of the Notes.

Issuer	Station Casinos, Inc.
Notes Offered	$350.0 million aggregate principal amount of 6 7/8% Senior Subordinated Notes.
Maturity	March 1, 2016.
Interest	Annual rate: 6 7/8%. Payment frequency: every six months on March 1 and September 1. First payment: September 1, 2004.
Ranking
The 6 7/8% Notes will be general unsecured senior subordinated obligations and will be subordinated to all of our senior indebtedness. The 6 7/8% Notes will rank equally with all of our existing and future senior subordinated indebtedness and will rank senior to all of our subordinated indebtedness. The 6 7/8% Notes will effectively rank junior to all liabilities of our subsidiaries, including trade payables. Because the 6 7/8% Notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the 6 7/8% Notes may not receive any payment until holders of senior indebtedness have been paid in full.

As of December 31, 2003, on an as adjusted basis, after giving effect to the January Offering, the Add-On, the February Offering, the March Offering and the application of the net proceeds therefrom, the Company would have had approximately $473.0 million of senior indebtedness, which consisted of the 6% Notes, $16.9 million of outstanding 8 3/8% Senior Notes due 2008 and guarantees of indebtedness incurred by our subsidiaries and that ranked senior to the 6 7/8% Notes, $817.5 million of senior subordinated indebtedness, consisting of $17.5 million of outstanding 9 7/8% Senior Subordinated Notes due 2010, $450.0 million of outstanding 6 1/2% Senior Subordinated Notes due 2014 and the 6 7/8% Notes, each ranking equally with the 6 7/8% Notes, and our subsidiaries would have had outstanding $78.0 million of other liabilities that effectively rank senior to the 6 7/8% Notes. See "Description of the 6 7/8% Notes."
Optional Redemption
We may redeem the 6 7/8% Notes, in whole or in part, at any time after March 1, 2009 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. See "Description of the 6 7/8% Notes—Optional Redemption."

Special Redemption
The 6 7/8% Notes are subject to redemption requirements imposed by gaming laws and regulations of the State of Nevada and other gaming authorities. See "Description of the 6 7/8% Notes—Mandatory Disposition Pursuant to Gaming Laws."
Change of Control Triggering Event
Upon a Change of Control Triggering Event, each holder of the Notes may require us to repurchase all or a portion of its Notes at 101% of the principal amount thereof, plus accrued interest to the repurchase date. See "Description of the 6 7/8% Notes—Change of Control and Rating Decline."
Certain Covenants
The indenture governing the 6 7/8% Notes contains certain covenants that, among other things, will limit our ability and, in certain instances, the ability of our subsidiaries or restricted subsidiaries to:
• incur additional indebtedness;
• issue or sell preferred stock of our restricted subsidiaries;
• engage in transactions with affiliates and other related persons; and
• consolidate, merge or transfer all or substantially all our assets and the assets of our restricted subsidiaries on a consolidated basis.
These covenants are subject to a number of important qualifications and exceptions which are described under the heading "Description of the 6 7/8% Notes" in this prospectus.
Amendments	The indenture governing the 6 7/8% Notes may be amended under the circumstances more fully described in "Description of the 6 7/8% Notes—Waiver and Modification of the 6 7/8% Indenture."
Use of Proceeds
We will not receive any proceeds from the issuance of the New 6 7/8% Notes pursuant to the exchange offer. In consideration for issuing the New 6 7/8% Notes in exchange for the Old 6 7/8% Notes as described in this prospectus, we will receive, retire and cancel the Old 6 7/8% Notes. See "Use of Proceeds."
Risk Factors	See "Risk Factors" for a discussion of certain factors you should carefully consider before deciding to invest in the Notes, including factors affecting forward-looking statements.
Trustee	Law Debenture Trust Company of New York. See "Description of the 6 7/8% Notes—Concerning the 6 7/8% Trustee."

        Certain capitalized terms are defined in the section entitled "Description of the 6 7/8% Notes—Certain Definitions."

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following information is derived from our audited consolidated financial statements. You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes, as well as management's discussion and analysis of results of operations and financial condition, all of which can be found in publicly available documents, including those incorporated by reference herein.

Year Ended December 31,
1999	2000(a)	2001(b)	2002	2003
(dollars in thousands)
Income Statement Data:
Net revenues	$940,663	$990,060	$836,857	$792,865	$858,089
Operating costs and expenses, excluding the following items	705,499	719,005	620,194	565,381	587,006
Depreciation and amortization	70,664	63,346	69,576	72,783	73,144
Impairment loss(c)	137,435	—	4,001	8,791	18,868
Litigation settlement(d)	—	—	—	—	38,000
Preopening expenses(e)	—	3,858	6,413	—	—
Gain on sale of properties(f)	—	(41,731)	(1,662)	—	—
Missouri/Nevada investigations and fines(g)	—	4,388	—	—	—

Operating income	27,065	241,194	138,335	145,910	141,071
Earnings from joint ventures	1,806	1,618	2,504	11,293	20,604

Operating income and earnings from joint ventures	28,871	242,812	140,839	157,203	161,675
Other expense	(92,483)	(95,503)	(110,376)	(107,447)	(93,498)

Income (loss) before income taxes and change in accounting principle	(63,612)	147,309	30,463	49,756	68,177
Income tax (provision) benefit	20,665	(53,804)	(11,094)	(18,508)	(23,834)
Cumulative effect of a change in accounting principle(h)	—	—	—	(13,316)	—
Preferred stock dividends	(1,811)	—	—	—	—

Net income (loss) applicable to common stock	$(44,758)	$93,505	$19,369	$17,932	$44,343

Fully diluted earnings (loss) per share(i)	$(0.76)	$1.48	$0.32	$0.30	$0.72
Other Data:
Number of hotel rooms(j)	2,455	2,441	2,966	2,961	2,955
Average daily occupancy rate	89%	88%	88%	91%	94%
Number of slot machines(k)	17,589	14,207	19,652	18,302	18,241
Capital expenditures(l)	$76,379	$358,763	$450,088	$20,138	$179,655
Cash flows provided by (used in):
Operating activities	173,058	163,696	117,768	132,898	196,451
Investing activities	(131,653)	7,296	(485,398)	(60,393)	(184,317)
Financing activities	(229,756)	11,920	177,763	(79,283)	(9,201)
Ratio of earnings to fixed charges(m)	—	2.40	x	1.17	x	1.44	x	1.61	x

	As of December 31, 2003
	Actual	As Adjusted(n)
		(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$62,272	$91,993
Total assets	1,745,972	1,772,434
Long-term debt, including current portion	1,168,957	1,288,985
Stockholders' equity	339,939	279,122

(a)
On October 2, 2000, we purchased substantially all of the assets of the Santa Fe Hotel & Casino and renamed the property Santa Fe Station. On December 20, 2000, we sold substantially all of the assets of Station Casino St. Charles and Station Casino Kansas City.

(b)
On January 4, 2001, we purchased substantially all of the assets of the Fiesta Casino Hotel and renamed the property Fiesta Rancho in December 2001. On January 30, 2001, we purchased substantially all of the assets of The Reserve Hotel & Casino and renamed the property Fiesta Henderson in December 2001. On September 30, 2001, we sold our slot route management services subsidiary, Southwest Gaming Services, Inc. On December 18, 2001, we opened Green Valley Ranch Station.

(c)
During the year ended December 31, 1999, we recorded an impairment loss of approximately $137.4 million, of which $125.2 million was related to the write-down of assets at Station Casino St. Charles based on our near-term investment objectives. The balance of the impairment loss in 1999 resulted primarily from our determination to sell a 40-acre parcel of land in Henderson, Nevada, to reflect the value of the land as a non-gaming site. During the year ended December 31, 2001, we recorded an impairment loss of approximately $4.0 million related to a 34-acre parcel, near the intersection of Martin Luther King Jr. Drive and Craig Road in North Las Vegas. During the year ended December 31, 2002, we recorded an impairment loss of approximately $8.8 million, of which approximately $3.9 million was related to the write-down of certain assets related to our investment in an Internet, intra-state gaming platform and related technology and approximately $4.9 million, which was related to the write-off of our option to invest in the Internet wagering business with Kerzner Interactive. During the year ended December 31, 2002, we recorded an impairment loss of approximately $3.9 million related to the write-down of certain assets related to our investments in an Internet, intra-state gaming platform and related technology. During the year ended December 31, 2003, we recorded an impairment loss of approximately $18.9 million related to the write off of approximately $17.5 million in goodwill at Fiesta Rancho in accordance with SFAS No. 142 as a result of reduced growth assumptions and $1.4 million related to our investment in a new slot product development.

(d)
On February 9, 2004, we entered into an agreement to settle a lawsuit that centered on allegations of improper conduct by our former Missouri legal counsel for $38 million ($24.7 million, net of the related tax benefit).

(e)
Preopening expenses during the year ended December 31, 2000 were approximately $3.9 million, which included costs incurred prior to the acquisitions of Santa Fe Station, Fiesta Rancho and Fiesta Henderson, the expansion project at Texas Station and costs incurred prior to the opening of Green Valley Ranch Station. Preopening expenses for the year ended December 31, 2001 were approximately $6.4 million, which included costs incurred prior to the acquisitions of Fiesta Rancho and Fiesta Henderson and costs incurred prior to the opening of Green Valley Ranch Station.

(f)
During the year ended December 31, 2000, we sold substantially all of the assets of our Missouri operations for approximately $488 million and recorded a gain on the sale of approximately $41.7 million. During the year ended December 31, 2001, we sold Southwest Gaming Services, Inc., a wholly owned subsidiary, to Blake L. Sartini, our former executive vice-president and chief operating officer, and recorded a gain on the sale of approximately $1.7 million.

(g)
During the year ended December 31, 2000, we recorded approximately $4.4 million in costs related to litigation and fines stemming from investigatory proceedings in Missouri and Nevada.

(h)
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", in June 2001. SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon the adoption of SFAS No. 142. We implemented SFAS No. 142 on January 1, 2002 and tested for impairment in accordance with the provisions of SFAS No. 142 in the first quarter of 2002. As a result of an independent third party appraisal, we recorded an impairment loss of $13.3 million, net of the applicable tax benefit, related to the acquisition of Fiesta Rancho, which is shown as a cumulative effect of a change in accounting principle in the year ended December 31, 2002.

(i)
All fully diluted earnings per share data has been adjusted retroactively to reflect the 3 for 2 stock split for which the record date was June 30, 2000 and the distribution date was July 17, 2000.

(j)
The number of hotel rooms represents end of period data.

(k)
The number of slot machines represents end of period data and includes slot and video poker machines and other coin-operated devices.

(l)
Capital expenditures for the year ended December 31, 1999, included $30.3 million for the purchase of equipment previously under operating leases at Sunset Station and $16.2 million for the first phase of the expansion project at Texas Station. Capital expenditures for the year ended December 31, 2000, included $232.3 million for the purchase, renovation and re-theming of Santa Fe Station, $65.5 million was associated with the expansion project at Texas Station, $8.8 million for hotel room remodels at Palace Station and Boulder Station, $7.7 million for the expansion of the Sunset Station parking garage and $3.3 million associated with the reconfiguration of the Station Casino St. Charles facility to a more efficient layout. Capital expenditures for the year ended December 31, 2001, included $175.5 million for the purchase and minor upgrades of Fiesta Rancho, $91.1 million was related to the purchase of Fiesta Henderson, upgrades of the property and to the re-theming to a Fiesta-branded property, $43.8 million was associated with the expansion and remodeling at Santa Fe Station, $10.4 million was associated with remaining costs on the expansion project at Texas Station, $14.5 million was associated with the conversion of the Texas Station slot floor to coinless devices, $23.9 million was for the land lease buyout at Sunset Station and $25.6 million was for the installation of a new slot system. Capital expenditures for the year ended December 31, 2002, included $1.3 million for the expansion at Santa Fe Station. Capital expenditures for the year ended December 31, 2003, included $57.9 million for the remaining balance of the purchase price for approximately 70 acres of land at Charleston Boulevard and Interstate 215, $28.8 million for the purchase of approximately 17 acres of land near Wild Wild West, $7.1 million was related to the purchase of the Wildfire Casino, $5.3 million was for the purchase of approximately 13 acres of land, formerly leased, where Palace Station is located, $7.4 million was related to the addition of new restaurants at Santa Fe Station and Fiesta Henderson and $13.5 million for the accelerated replacement of slot machines.

(m)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor. For the year ended December 31, 1999, earnings were inadequate to cover fixed charges by $64.0 million.

(n)
As adjusted amounts reflect the January Offering and Add-On, the February Offering, the March Offering and the application of the net proceeds therefrom as of December 31, 2003.

RISK FACTORS

        You should carefully consider the following factors and the other information in this prospectus before making an investment in the New Notes.

Risks Related to Our Business

We face substantial competition in the gaming industry.

        The gaming industry includes land-based casinos, dockside casinos, riverboat casinos, casinos located on Native American land and other forms of legalized gaming. There is substantial competition among companies in the gaming industry, many of which have significantly greater resources than we do. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. Legalized casino gaming in such states and on Native American land will provide strong competition to us and could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our operations. There are currently approximately 63 Native American tribes in California that have gaming compacts with the state. These tribes are allowed to operate slot machines, lottery games, and banking and percentage games (including "21") on Native American lands. The compacts are currently being renegotiated with the state. While the outcome of the negotiations is yet to be determined, the possibility exists that the current facilities operating in California will be allowed to expand. Because visitors from California make up Nevada's largest visitors market, increased competition from Native American gaming in California may result in a decline in our revenues and may have a material adverse effect on our business.

        Our Nevada casino properties face more direct competition from 33 non-restricted gaming locations in Las Vegas primarily targeted to the local and the repeat visitor markets. Some of these competitors have completed expansions and existing competitors and new entrants into these markets are in the planning stages or under construction on other projects. Although we have competed strongly in these marketplaces, there can be no assurance that additional capacity will not have a negative impact on our business.

        Our Nevada casino properties face competition from all other casinos and hotels in the Las Vegas area, including to some degree, from each other. In addition, our casino properties face competition from all smaller non-restricted gaming locations and restricted gaming locations (locations with 15 or fewer slot machines) in the greater Las Vegas area. As of December 31, 2003, there were 1,387 restricted gaming locations with a total of 14,003 slot machines in the greater Las Vegas area. In addition, there are currently approximately 34 major gaming properties located on or near the Las Vegas Strip, 13 located in the downtown area and several located in other areas of Las Vegas. Major additions, expansions or enhancements of existing properties or the construction of new properties by competitors, could also have a material adverse effect on the businesses of our casino properties. While past additions to our competitors' capacity have had little, if any, impact on our casino properties' hotel occupancy or casino volume to date, there can be no assurance that hotel occupancy or casino volume will not be adversely affected in the future.

        To a lesser extent, our Nevada operations compete with gaming operations in other parts of the state of Nevada, such as Reno, Laughlin and Lake Tahoe, riverboat gaming markets in the Midwest and South, facilities in Atlantic City, New Jersey, casinos located on Native American land and other parts of the world and with state-sponsored lotteries, on-and-off-track pari-mutuel wagering, card parlors and other forms of legalized gambling.

Certain construction risks may arise during the building of any new property.

        We have plans to commence the construction of Red Rock Station and the expansion of Fiesta Rancho in 2004. We have commenced the expansion of Santa Fe Station and Green Valley Ranch Station. In addition, we may be required to provide funding and supervise the construction of gaming facilities for the FIGR, Gun Lake, the MITCR and Mono. We evaluate expansion opportunities as they become available, and we may in the future develop projects in addition to the projects described in this prospectus.

        Construction projects, such as the construction of Red Rock Station, the planned expansion of Fiesta Rancho, the current expansion of Santa Fe Station and Green Valley Ranch Station, and construction of the proposed gaming facilities for the FIGR, Gun Lake, the MITCR and Mono, entail significant risks, including:

  •
  shortages of materials or skilled labor;

  •
  unforeseen engineering, environmental or geological problems;

  •
  work stoppages;

  •
  weather interference;

  •
  floods; and

  •
  unanticipated cost increases;

any of which can give rise to delays or cost overruns.

        The anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. Construction, equipment or staffing requirements or problems or difficulties in obtaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities can increase the cost or delay the construction or opening of each of the proposed facilities or otherwise affect the project's planned design and features. The construction plans for Red Rock Station are currently being developed and may change, and the scope of the project may vary significantly from what is currently anticipated. We have not entered into a firm contract for the construction of Red Rock Station. We cannot be sure that we will not exceed the budgeted costs of our construction projects or that the projects will commence operations within the contemplated time frames, if at all. Budget overruns and delays with respect to expansion and development projects could have a material adverse impact on our results of operations.

We may experience difficulty integrating operations of our acquired companies and developed properties and managing our overall growth which could have a material adverse effect on our operating results.

        We may not be able to manage the combined operations of Station Casinos, Inc., Red Rock Station, Thunder Valley Casino, the project with the FIGR, the Gun Lake project, the projects with the MITCR and Mono, and future acquired companies or acquired or developed properties effectively or realize any of the anticipated benefits of the acquisitions, including streamlining operations or gaining efficiencies from the elimination of duplicative functions. The integration of other companies or assets will require continued dedication of management resources and may temporarily detract attention from our day-to-day business.

        In addition, because we plan to continue to pursue expansion and acquisition opportunities, we face significant challenges not only in managing and integrating the operations of Red Rock Station, Thunder Valley Casino, the project with the FIGR, the Gun Lake project, the projects with the MITCR and Mono, but also in managing our expansion projects and any other gaming operations we may acquire in the future. Management of these new projects will require increased managerial resources, and we intend to continue our efforts to enhance our gaming management team. However, there can be no assurances that we will succeed in doing so. Failure to manage our growth effectively could have a material adverse effect on our operating results.

We depend on key markets and may not be able to continue to attract a sufficient number of guests and gaming customers in Nevada to make our operations profitable.

        Our operating strategy emphasizes attracting and retaining customers from the Las Vegas local and repeat visitor market. All of our owned casino properties are dependent upon attracting Las Vegas residents. We cannot be sure that we will be able to continue to attract a sufficient number of guests, gaming customers and other visitors in Nevada to make our operations profitable.

We regularly pursue new gaming acquisition and development opportunities and may not be able to recover our investment or successfully expand to additional locations.

        We regularly evaluate and pursue new gaming acquisition and development opportunities in existing and emerging jurisdictions. These opportunities have in the past, and may in the future, take the form of joint ventures. To the extent that we decide to pursue any new gaming acquisition or development opportunities, our ability to benefit from such investments will depend upon a number of factors, including:

  •
  our ability to identify and acquire attractive acquisition opportunities and development sites;

  •
  our ability to secure required federal, state and local licenses, permits and approvals, which in some jurisdictions, are limited in number;

  •
  certain political factors;

  •
  the availability of adequate financing on acceptable terms (including waivers of restrictions in existing credit arrangements); and

  •
  our ability to identify and develop satisfactory relationships with joint venture partners.

        Most of these factors are beyond our control. Therefore, we cannot be sure that we will be able to recover our investments in any new gaming development opportunities or acquired facilities, or successfully expand to additional locations.

        We have invested, and will likely continue to invest, in real property in connection with the pursuit of expansion opportunities. We have acquired certain parcels of land in the Las Vegas valley, Sacramento, California and Michigan as part of our development activities. Our decision whether to proceed with any new gaming opportunity is dependent upon future economic and regulatory factors, the availability of financing and competitive and strategic considerations. As many of these considerations are beyond our control, no assurances can be made that we will be able to secure additional, acceptable financing in order to proceed with any particular project. As of December 31, 2003, we had $119.2 million of land held for development that consists primarily of six sites that are owned or leased, which comprise 177 acres in the Las Vegas valley and 188 acres in the Sacramento area near Thunder Valley. In addition, we have options to purchase a total of 34 acres adjacent to one of the sites in the Las Vegas valley. The Durango site, located at the intersection of Durango Road and the Southern Beltway/Interstate 215 in the southwest quadrant of Las Vegas, consists of 67 acres. In April 2003, we exercised our option to purchase 32 acres of land adjacent to 35 acres of land previously owned at the Durango site for $10.7 million. The Boulder/Tropicana site is a 68-acre site consisting of two parcels at the intersection of Boulder Highway and Tropicana Avenue in eastern Las Vegas. We are leasing (with an option to purchase) 34 acres of the site and hold an option to purchase the adjacent 34-acre parcel. We also own a 49-acre gaming-entitled parcel in southwest Las Vegas at the intersection of Flamingo Road and Interstate 215 and a 27-acre gaming-entitled parcel at the intersection of Boulder Highway and Nellis Boulevard. We also purchased approximately 90 acres of land which is adjacent to the 98 acres previously purchased near Thunder Valley for approximately $4.2 million in September 2003.

        In addition, in May 2003, we paid $57.9 million to complete the acquisition of approximately 70 acres of land in the Summerlin master-planned community in Las Vegas, Nevada. The land is located on Charleston Boulevard at the Interstate 215/Charleston interchange, which is planned to be the future site of Red Rock Station. The purchase price for the land was approximately $64 million.

        In May 2003, we also purchased approximately 17 acres of land adjacent to Wild Wild West for $28.8 million. This property currently includes approximately 270,000 square feet of office and warehouse space in a number of low-rise buildings. We exercised our option to purchase the land on which Wild Wild West is located in 2003. Pursuant to the lease, the purchase will take place in July 2005 at the fair market value of the land but not less than $27 million or not more than approximately $36 million. Also in 2003, we paid approximately $6.4 million in conjunction with an agreement to purchase a 9-acre parcel of land adjacent to Wild Wild West.

        These investments are subject to the risks generally incident to the ownership of real property, including:

  •
  changes in economic conditions;

  •
  environmental risks;

  •
  governmental rules and fiscal policies; and

  •
  other circumstances over which we may have little or no control.

        The development of such properties is also subject to restrictions under our revolving credit facility. We cannot be sure that we will be able to recover our investment in any such properties or be able to prevent incurring investment losses.

We are subject to extensive state and local regulation, and licensing and gaming authorities have significant control over our operations which could have an adverse effect on our business.

        The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. We currently conduct licensed gaming operations in Nevada and California through wholly-owned subsidiaries and joint ventures. The State of Nevada, the State of California and the applicable local authorities require us to hold various licenses, findings of suitability, registrations, permits and approvals. The Nevada Gaming Commission may, among other things, limit, condition, suspend or revoke a license or approval to own the stock of any of our Nevada subsidiaries for any cause deemed reasonable by such licensing authority. We are also responsible for the acts and conduct of our employees on the premises. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved. The suspension or revocation of any of our licenses or the levy on us of substantial fines or forfeiture of assets would have a material adverse effect on our business.

        Regulations adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department and the Nevada gaming authorities require us to report currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. We are aware of a number of instances in which we failed to comply with our obligations to report currency transactions which are currently being investigated by the Nevada State Gaming Control Board. We are currently unable to determine the amount of fines or extent of sanctions which may be levied by the Nevada State Gaming Control Board or the Federal government as a result of such violations.

        To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming activities. Gaming licenses and related approvals are deemed to be privileges under Nevada and California law, and we cannot be sure that any new licenses, findings of suitability, registrations, permits and approvals that may be required in the future will be given or that existing ones will not be revoked. Any expansion of our gaming operations in Nevada or into new jurisdictions will require various licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success.

        Gaming authorities have the authority generally to require that any beneficial owner of our securities, including the Notes, file an application and be investigated for a finding of suitability. If a record or beneficial owner of a note is required by any gaming authority to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such earlier time prescribed by such gaming authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable, we may be required pursuant to the terms of the Notes or law to dispose of the Notes.

        Nevada gaming regulations require that covenants imposing restrictions on the transfer of equity securities of certain of our licensed or registered subsidiaries be approved by the Nevada Gaming Commission to be effective. We have not obtained such approval with regard to such covenants contained in the Indentures governing the Notes. Upon the issuance of new notes upon consummation of the exchange offer described under the caption "The Exchange Offer" in this prospectus, the covenants restricting the transfer of equity securities of licensed or registered subsidiaries of the Company contained in the Indentures governing such new notes issued in such exchange fall under an existing approval of the Nevada Gaming Commission, and will therefore be effective. However, prior to the consummation of the exchange offer, and following the consummation of the exchange offer with respect to any Notes that are not exchanged pursuant to the Exchange Offer, the enforceability of Indentures covenant restricting the transfer of equity securities of certain subsidiaries is uncertain.

        From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we operate that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our Company in particular. Legislation of this type may be enacted in the future. The federal government has also previously considered a federal tax on casino revenues and may consider such a tax in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. For example, the Nevada legislature recently enacted various tax increases which raised the tax on gross gaming revenue from 6.25% to 6.75%. In addition, a payroll tax was enacted as well as increases in the taxes on alcohol and cigarettes. The various taxes went into effect at various points throughout the second half of 2003 and the Company anticipates that the annual impact of these new taxes and tax increases will be approximately $5 million. If additional legislation of a similar nature is enacted in one or more of the states where we operate, or if there is any material increase in state and local taxes and fees, our business, financial condition and results of operations could be adversely affected.

We are subject to Native American gaming regulation which could have an adverse effect on our business.

        The terms and conditions of management contracts and the operation of casinos and all gaming on Native American land in the United States are subject to the Indian Gaming Regulatory Act of 1988 ("IGRA"), which is administered by the NIGC and the gaming regulatory agencies of tribal governments. IGRA is subject to interpretation by the NIGC and may be subject to judicial and legislative clarification or amendment.

        Certain Native American tribes constitute sovereign states with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes' jurisdiction. Therefore, persons engaged in gaming activities, including the Company, are subject to the provisions of tribal ordinances and regulations on gaming. These ordinances are subject to review by the NIGC under certain standards established by IGRA. The NIGC may determine that some or all of the ordinances require amendment, and that additional requirements, including additional licensing requirements, may be imposed on us. Although, we have received no such notification regarding the Thunder Valley Casino, we cannot assure you that no additional requirements will be imposed on us or that we will be able to satisfy such additional requirements. The possession of valid licenses from the United Auburn Indian Community are ongoing conditions of our agreements with the tribe and if any such licenses are denied, suspended, revoked or not renewed, this could have a material adverse effect on our business.

        In recent months, spurred by acute budgetary shortfalls, the California governor has proposed renegotiating executed gaming compacts between Native American tribes and the state of California, which were previously ratified by the Legislature, in order to levy increased taxes against Native American gaming operations. It is possible that such renegotiation, if it comes to pass, would result in increased taxes against casinos operated by Native American tribes, including Thunder Valley. Such increased tax burdens may result in a decline in revenues and may affect our financial performance.

Factors affecting the economy and consumer confidence may harm our operating results.

        Our properties draw a substantial number of customers from the Las Vegas valley, as well as certain geographic areas, including Southern California, Arizona and Utah. Adverse economic conditions in any of these regions could have a significant adverse effect on our business, financial condition and results of operations. Since all of our properties are located in the Las Vegas valley or Northern California, any terrorist activities or disasters in or around Southern Nevada could have a significant adverse effect on our business, financial condition and results of operations.

        Our properties use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, the substantial increases in the cost of electricity, natural gas and gasoline in the United States during 2001, 2002 and 2003 have and may continue to negatively affect our operating results. In addition, energy price increases in the regions that constitute a significant source of customers for our properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation and spending at our properties, which could negatively impact revenues.

        Generally, the strength and profitability of our business depends on the overall demand for our products and growth in the gaming industry. Gaming industry revenues are sensitive to general economic conditions and are influenced by consumer confidence in the economy and other factors. The terrorist attacks of September 11, 2001, ongoing terrorist and war activities in the United States, Iraq, Afghanistan and elsewhere generally have had a negative impact on leisure expenditures, including lodging, gaming and tourism, and are likely to continue to affect the overall economy and consumer confidence. An extended period of reduced discretionary spending could significantly harm our operations and we may not be able to lower our costs rapidly enough to counter a decrease in revenues.

We rely on key personnel, the loss of the services of whom could materially and adversely affect our results of operations.

        Our ability to operate successfully and competitively is dependent, in part, upon the continued services of certain of our officers and key employees. In the event that these officers and/or employees were to leave us, we might not be able to find suitable replacements. We believe that the loss of the services of these officers and/or employees could have a material adverse effect on our results of operations.

We may incur losses that are not adequately covered by insurance which may harm our results of operations.

        Although we maintain insurance customary and appropriate for our business, we cannot assure you that insurance will be available or adequate to cover all loss and damage to which our business or our assets might be subjected. In connection with insurance renewals subsequent to September 11, 2001, the insurance coverage for certain types of damages or occurrences has been diminished substantially and is unavailable at commercial rates. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find replacements or repairs for destroyed property and reduce the funds available for payments of our obligations on the Notes.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the Notes and may restrict our ability to take certain actions.

        Our ability to pay principal of, and interest on, the Notes, our other outstanding senior notes and existing senior subordinated notes, and our other obligations will depend on distributions from our operating subsidiaries. The operating and financial restrictions and covenants in our debt agreements, including the indentures governing the Notes (collectively, the "Indentures"), our revolving credit facility and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

        Substantially all of our subsidiaries are, or are required to become, borrowers or guarantors under our revolving credit facility. Our revolving credit facility requires that the borrowers under our revolving credit facility satisfy certain financial and other covenants including:

  •
  a maximum funded debt to adjusted EBITDA ratio for the borrowers combined under the revolving credit facility of 2.25 to 1.00 for each quarter;

  •
  a minimum fixed charge coverage ratio for the preceding four quarters for the borrowers combined of 1.50 to 1.00 for each quarter; and

  •
  limitations on indebtedness.

        Our revolving credit facility also contains a maximum funded debt to adjusted EBITDA ratio for the Company on a consolidated basis. Our ability to incur borrowings under the revolving credit facility will depend, among other things, upon meeting that ratio. Under our revolving credit facility, the maximum permitted funded debt to adjusted EBITDA ratio permitted can be no more than 5.00 to 1.00 through June 30, 2005, which reduces to 4.75 to 1.00 on September 30, 2005 through December 31, 2005, to 4.50 to 1.00 on March 31, 2006 through June 30, 2006 and to 4.00 to 1.00 on September 30, 2006 and thereafter. After giving pro forma effect to the January Offering, the Add-On, the February Offering and the March offering, our funded debt to adjusted EBITDA ratio and fixed charge coverage ratio for our borrowers as of December 31, 2003, were 3.70 to 1.00 and 2.98 to 1.00, respectively.

        The revolving credit facility contains numerous other restrictions and covenants. A breach of any of these restrictions or covenants could cause a default under other outstanding debt and the Notes. A significant portion of our indebtedness then may become immediately due and payable. The revolving credit facility is secured by substantially all of our assets and those of our subsidiaries. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the Notes.

        The Indentures governing the Notes contain certain customary financial and other covenants, which limit us and our subsidiaries' ability to incur additional debt. The Indentures provide that we may not incur additional indebtedness, other than specified types of indebtedness, unless our consolidated coverage ratio is at least 2.00 to 1.00. In the event that our consolidated coverage ratio is below 2.00 to 1.00, the covenant limits our ability to incur additional indebtedness for borrowings under our revolving facility not to exceed the greater of $200 million or 1.5 times Operating Cash Flow (as defined in "Description of the Notes") for the four most recent quarters, plus $15 million. The Indentures governing the Notes and the indentures governing the other outstanding senior notes and senior subordinated notes also give the holders of such securities the right to require us to purchase such securities at 101% of the principal amount of the applicable securities plus accrued interest thereon upon a Change of Control and Rating Decline (each as defined in "Description of the Notes") of the Company. In addition, the Indenture governing the 6% Notes contains a limitation on liens we can incur.

        As of December 31, 2003, after giving pro forma effect to the January Offering, the Add-On, the February Offering, the March Offering and the application of the proceeds therefrom, our consolidated coverage ratio would have been 3.50 to 1.00. Accordingly, as of December 31, 2003, after giving effect to the January Offering, the Add-On, the February Offering, the March Offering and the application of the proceeds thereof, we would have had the ability to borrow an additional $956.3 million of incremental indebtedness pursuant to the consolidated coverage ratio test under the Indentures and the other indentures governing our indebtedness and as of such date we would have had $355.7 million of borrowings available under our revolving credit facility.

Our ability to meet our debt service and capital expenditure requirements and comply with our covenants will depend upon the future performance of our operations.

        Our future performance is subject to financial, economic, competitive, regulatory and other factors affecting us and our subsidiaries, many of which are beyond our control. While we expect that our operating cash flow will be sufficient to comply with our covenants and cover our expenses, including interest costs, dividends and capital expenditures, we cannot be sure that this will be the case. If we are unable to generate sufficient cash flow, we could be required to adopt one or more alternatives, such as obtaining additional equity capital, reducing or delaying planned expansions or capital expenditures, selling or leasing assets or restructuring debt. We cannot be sure that any of these alternatives could be effected on satisfactory terms, and any resort to alternative sources of funds could impair our competitive position and reduce our future cash flow.

We have a holding company structure and depend on the business of our subsidiaries to satisfy our obligations under the Notes.

        Station Casinos, Inc. is organized as a holding company. We conduct all our operations through our subsidiaries and depend on the earnings and cash flow of our subsidiaries to meet our debt obligations, including our obligations with respect to the Notes and our other outstanding senior and senior subordinated notes. Because our subsidiaries' assets constitute all of our operating assets and because our subsidiaries do not guaranty the payment of principal and interest on the Notes, the holders of the Notes will have no direct claim to our subsidiaries' assets. Therefore, all existing and future obligations, including debt, taxes, trade and construction payables, of our subsidiaries must be paid in full before any amounts would become available for distribution to the holders of Notes.

We may not be able to purchase your Notes upon a change of control.

        We are required to offer to repurchase all of the notes outstanding under the indentures governing the Notes if:

  (1)
  we experience a change of control; and

  (2)
  if the notes under the applicable indenture are not then rated as investment grade, the ratings of those notes are downgraded by either Standard & Poor's Corporation or Moody's Investors Service, Inc. by one or more graduations on or prior to 90 days after the change of control.

        As of December 31, 2003, after giving pro forma effect to the January Offering, the Add-On, the February Offering, the March Offering and the application of the net proceeds thereof, we had outstanding $17.5 million in principal amount of the 9 7/8% Senior Subordinated Notes due 2010, $450.0 million in principal amount of 6 1/2% Senior Subordinated Notes due 2014, $350.0 million in principal amount of 6 7/8% Senior Subordinated Notes due 2016, $450.0 million in principal amount of 6% Senior Notes due 2012 and $16.9 million in outstanding principal amount of the 8 3/8% Senior Notes due 2008. The repurchase price for all such outstanding securities would be 101% of the principal amount thereof, plus any accrued and unpaid interest. We cannot assure you that we would have the funds necessary to repurchase the Notes. Our failure to repurchase any Notes tendered would be a default under the Indentures.

        In addition, it is an event of default under our revolving credit facility if we are required to make an offer to purchase any of the Notes or our other outstanding senior and senior subordinated notes from the holders thereof. Therefore, for us to repurchase the Notes as a result of a change of control event, we must either obtain the consent of the banks under the revolving credit facility or repay the revolving credit facility in full. Even if such a consent were obtained or the debt is refinanced, we cannot assure you that we would have the funds necessary to purchase the Notes. The failure to make such a repurchase offer would result in an event of default under the Indentures and could cause events of default under certain of our other indebtedness.

Restrictions Upon Transfer of and Limited Trading Market for Old Notes

        We will issue New Notes in exchange for the Old Notes only after the exchange agent receives tender of your Old Notes. Therefore, you should allow sufficient time to ensure timely delivery of your Old Notes. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to your tender of the Old Notes for exchange. If you do not tender your Old Notes, or if you do tender your Old Notes and they are not accepted, your Old Notes will continue to be subject to the existing restrictions upon their transfer. Accordingly, after the completion of the exchange offer, you will only be able to offer for sale, sell or otherwise transfer untendered Old Notes as follows:

  to us;

  pursuant to a registration statement that has been declared effective under the Securities Act;

  for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person you reasonably believe is a qualified institutional buyer ("QIB") within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

  pursuant to offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act;

  to an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional investor (an "Institutional Accredited Investor") purchasing for its own account or for the account of such an Institutional Accredited Investor, in each case in a minimum principal amount of the Old Notes of $250,000; or

  pursuant to any other available exemption from the registration requirements of the Securities Act.

        To the extent that Old Notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered Old Notes could be adversely affected. See "The Exchange Offer."

        In addition, any holder of the Old Notes who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer who receives New Notes for its own account in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

Liquid Trading Market for the Notes May Not Develop

        There has not been an established trading market for the New Notes. Although each initial purchaser has informed us that it currently intends to make a market in the Notes, they have no obligation to do so and may discontinue making a market at any time without notice.

        The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. A liquid trading market may not develop for the Notes.

Risks Related to 6% Notes

Although the 6% Notes are referred to as "senior notes," they will be effectively subordinated to our secured indebtedness and the indebtedness of our subsidiaries.

        The 6% Notes are unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral securing any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the 6% Notes. In addition, our subsidiaries will not guarantee the 6% Notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent we may also have a claim as a creditor. As of December 31, 2003, on an as adjusted basis, after giving effect to the January Offering, the Add-On, the February Offering, the March Offering and the application of the net proceeds therefrom, the 6% Notes would have been effectively junior to approximately $6.1 million of our senior secured indebtedness and approximately $78.0 million of liabilities of our subsidiaries. The Indenture governing the 6% Notes permits us and our subsidiaries to incur additional secured and unsecured indebtedness, including additional borrowings under our revolving credit facility. Borrowings under our revolving credit facility are secured by substantially all of the assets of the borrowers.

Risks Related to the 6 1/2% Notes and the 6 7/8% Notes

Your right to receive payments on the 6 1/2% Notes and the 6 7/8% Notes is junior to our existing and future senior debt.

        The 6 1/2% Notes and the 6 7/8% Notes rank behind all of our existing and future senior indebtedness and all other indebtedness except indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the 6 1/2% Notes and the 6 7/8% Notes, respectively. Except for limitations on the aggregate amount of consolidated indebtedness that we may incur, the Indentures governing the 6 1/2% Notes and the 6 7/8% Notes do not limit our ability to incur additional indebtedness, create liens, transfer assets to or among our restricted subsidiaries or incur or permit our subsidiaries to incur secured indebtedness. Upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior debt of the Company will be entitled to be paid in full in cash before any payment may be made with respect to the Notes. Under such circumstances, holders of our senior debt ($473.0 million, consisting of our outstanding senior notes and our guarantee of our revolving credit facility) will have a prior claim to our assets and to the assets of our subsidiaries, to the extent such assets secure such indebtedness. Until the bank has finally been paid in full, our guaranty of our revolving credit facility provides that we waive all rights of subrogation and reimbursement from the borrowers under our revolving credit facility. Our assets consist primarily of the stock of our operating subsidiaries and holders of the 6 1/2% Notes and 6 7/8% Notes will have no direct claim against the assets of those subsidiaries.

        As of December 31, 2003, on an as adjusted basis, after giving effect to the January Offering, the Add-On, the February Offering, the March Offering and the application of the net proceeds therefrom, the Company would have had approximately $473.0 million of senior indebtedness, which consisted of guarantees of indebtedness incurred by our subsidiaries, $450.0 million of outstanding 6% Senior Notes due 2012 and $16.9 million of outstanding 8 3/8% Senior Notes due 2008, $817.5 million of senior subordinated indebtedness and our subsidiaries would have had outstanding $78.0 million of other liabilities that effectively rank senior to the 6 1/2% Notes and 6 7/8% Notes. We have no indebtedness outstanding to which the 6 1/2% Notes and 6 7/8% Notes are senior, and we have no plans to issue any such indebtedness.

        Borrowings under our revolving credit facility are secured by substantially all of the assets of the borrowers. In addition, all payments on the 6 1/2% Notes and 6 7/8% Notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

USE OF PROCEEDS

        We will not receive any proceeds in connection with the exchange offer. In consideration for issuing the New Notes in exchange for the Old Notes as described in this prospectus, we will receive, retire and cancel the Old Notes.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2003, on an actual basis and on an as adjusted basis to give effect to the January Offering, the Add-On, the February Offering, the March Offering the application of net proceeds for each as if they had occurred on December 31, 2003. This table should be read in conjunction with the more detailed information incorporated by reference in this prospectus.

	As of December 31, 2003
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$62,272	$91,993

Current portion of long-term debt	$22	$22

Long-term debt:
Revolving credit facility(1)	$177,000	$—
8 3/8% Senior Notes due 2008(2)	400,000	16,899
6% Senior Notes due 2012(3)	—	448,214
6 1/2% Senior Subordinated Notes due 2014	—	450,000
6 7/8% Senior Subordinated Notes due 2016	—	350,000
9 7/8% Senior Subordinated Notes due 2010(4)(5)	373,886	17,410
8 7/8% Senior Subordinated Notes due 2008(6)	199,900	—
Other long-term debt	6,060	6,060
Market value of interest rate swaps	12,089	380

Total long-term debt, less current portion	1,168,935	1,288,963
Total stockholders' equity(7)	339,939	279,122

Total capitalization	$1,508,874	$1,568,085

(1)
Our revolving credit facility provides for borrowings up to an aggregate of $365.0 million available to certain of our subsidiaries, which borrowings are guaranteed by us. The availability is subject to compliance with the indebtedness covenants contained in the indenture and our other existing indentures and by certain ratios under our revolving credit facility. As of December 31, 2003, we had $9.3 million in letters of credit which reduced our availability under our revolving credit facility and as a result the amount of availability under our revolving credit facility was $355.7 million.

(2)
As adjusted amount reflects the repurchase of $383.1 million of 8 3/8% Senior Notes due 2008, assuming no additional notes are tendered prior to March 30, 2004.

(3)
As adjusted amount shown is net of an original issue discount of $1.8 million.

(4)
Actual and as adjusted amounts shown are net of original issue discounts of $1.1 million and $0.1 million, respectively.

(5)
As adjusted amount reflects the repurchase by the Company of approximately $357.5 million of 9 7/8% Senior Subordinated Notes due 2010 tendered in the tender offer and consent solicitation made in connection with the February Offering.

(6)
As adjusted amount reflects the redemption or repurchase by the Company of all of the 8 7/8% Senior Subordinated Notes due 2008.

(7)
As adjusted amount reflects the charges related to the repurchase or redemption of the 8 7/8% Senior Subordinated Notes due 2008, a portion of the 9 7/8% Senior Subordinated Notes due 2010 and a portion of the 8 3/8% Senior Notes due 2008.

DESCRIPTION OF THE 6% NOTES

        The Old 6% Notes were issued and the New 6% Notes will be issued under the Indenture, dated as of March 17, 2004 (the "6% Indenture"), between SCI, as issuer and Law Debenture Trust Company of New York, as trustee (the "6% Trustee"). The form and terms of the New 6% Notes will be substantially identical to those of the Old 6% Notes except that the New 6% Notes will have been registered under the Securities Act and hence not subject to certain restrictions, registration rights and related liquidated damages applicable to the Old 6% Notes. The Old 6% Notes and the New 6% Notes are referred to collectively as the "6% Notes." The following summary includes a description of all material provisions of the 6% Indenture. The summary of the 6% Indenture and of the related documents hereunder, however, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the 6% Indenture and related documents, including the definitions contained therein of certain terms and those terms made part of the 6% Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the 6% Indenture. Capitalized terms used herein and not otherwise defined in this prospectus have the meanings ascribed to them in the 6% Indenture. In this section entitled "Description of the 6% Notes," all references to the "Company" refer to SCI and not to any subsidiaries of SCI.

General

        The New 6% Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The New 6% Notes will be unsecured general obligations of the Company. The Company will be permitted to issue additional notes from time to time under the 6% Indenture. Any offering of additional notes will be subject to the covenant described under the caption "Certain Covenants—Limitation on Indebtedness." The 6% Notes and any additional notes subsequently issued under the 6% Indenture will be treated as a single class for all purposes under the 6% Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The 6% Notes and any additional notes will mature on April 1, 2012. As of the date of the 6% Indenture, and the date hereof, all of the Company's Subsidiaries were Restricted Subsidiaries, other than Green Valley Ranch Gaming LLC, SC Michigan, LLC and MPM Enterprises, LLC, each of which is an Unrestricted Subsidiary. Under certain circumstances, the Company will be able to designate certain current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the 6% Indenture.

Interest on the 6% Notes

        The New 6% Notes will pay interest semiannually at a rate of 6% per annum from the date of original issuance of the Old 6% Notes until maturity.

        Interest on the New 6% Notes will accrue from the most recent interest payment date to which interest has been paid, or if no interest has been paid, from the date of original issuance of the Old 6% Notes. Interest on the 6% Notes will be payable on April 1 and October 1 of each year, commencing October 1, 2004 to the person in whose name the 6% Note is registered (a "Noteholder") at the close of business on the preceding March 15 or September 15, as the case may be.

        Principal of and interest on the 6% Notes are payable at the offices of the Paying Agent for the 6% Notes, located at the principal corporate offices of the 6% Trustee, provided that the payment of interest may be made at the Company's option by check mailed to a Noteholder's registered address. The 6% Notes are transferable at the offices of the Registrar for the 6% Notes, located at the principal corporate offices of the 6% Trustee.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the 6% Indenture. Reference is made to the 6% Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Affiliate" of any specified person means any other person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such specified person (or a 10% or greater equity interest in such person which is not a corporation) or (iii) of which 10% or more of any class of the Voting Stock (or, in the case of a person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

        "Amortization Expense" means, for any period, amounts recognized during such period as amortization of all goodwill and other assets classified as intangible assets in accordance with GAAP.

        "Average Life" means, as of the date of determination, with reference to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

        "Bank Facility" means the Amended and Restated Loan Agreement dated as of September 18, 2002, and amended by the First Amendment to Amended and Restated Loan Agreement, as of January 24, 2003, the Second Amendment to Amended and Restated Loan Agreement, as of July 14, 2003 and the Third Amendment to Amended and Restated Loan Agreement, as of December 18, 2003, by and among Palace, Boulder, Texas, Sunset, Santa Fe, Lake Mead Holdings, Lake Mead, Fiesta Holdings and Fiesta, the Lenders party thereto and Bank of Scotland, Deutsche Bank Trust Company Americas, Dresdner Bank AG, New York and Grand Cayman Branches, Lehman Commercial Paper Inc. and Wells Fargo Bank, N.A., as Syndication Agents, and Bank of America, N.A., as Administrative Agent and certain lenders named therein, as amended, modified or refinanced from time to time, provided that the managing agent for the lenders under such refinancing is a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities.

        "Boulder" means Boulder Station, Inc.

        "Capital Lease Obligations" of a person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

        "Capital Stock" means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (including partnerships or partnership interests) or ownership interests (however designated) of such person, including each class of common stock and preferred stock of such person, but excluding convertible Indebtedness.

        "Change of Control" means an event or series of events by which (i) the Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of the properties and assets of the

Company and its Restricted Subsidiaries to any person, corporation, entity or group, (ii) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than the Existing Equity Holders) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person," (iii) the Company consolidates with or merges into another corporation, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transactions between the Company and its wholly-owned Restricted Subsidiaries, with the effect that any "person" (other than the Existing Equity Holders) becomes the "beneficial owner," directly or indirectly, of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person," or (iv) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new or replacement directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office. The meaning of the term "all or substantially all of its properties and assets" is not determinable with absolute certainty. Such term is likely to be interpreted by reference to applicable state law in effect at the relevant time and the interpretation will be dependent upon the facts and circumstances existing at that time. It is therefore possible that Noteholders and the Company (or different holders) will disagree as to whether or not a Change of Control or Change of Control Triggering Event has occurred.

        "Change of Control Triggering Event" is defined as the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

        "Completion Guarantee and Keep-Well Agreement" means (i) the guarantee by the Company or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Company, (ii) the agreement by the Company or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Company in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility by such Affiliate and (iii) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (i) and (ii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Gaming Authority.

        "Consolidated Coverage Ratio" means, for any period, for any person, the ratio of the aggregate amount of Operating Cash Flow of such person for such period to the aggregate amount of Consolidated Interest Expense of such person for such period.

        "Consolidated Interest Expense" means, for any period, the total interest expense of a person and its consolidated Restricted Subsidiaries, including (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest, (iv) cash and noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of discount) and (vii) interest expense in respect of obligations of other persons deemed to be Indebtedness of the Company or its Restricted Subsidiaries under clause (v) or (vi) of the definition of Indebtedness.

        "Consolidated Net Income" means, for any period, the net income of a person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such person (including, without limitation, an Unrestricted Subsidiary) for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below); and (B) the Company's equity in the net loss of any such person for such period shall be included in determining such Consolidated Net Income (subject, with respect to the net loss of an Unrestricted Subsidiary, to clause (vi) below); (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) unless at the time of computation no cash would be permitted to be distributed and (B) the Company's equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person; (v) the cumulative effect of a change in accounting principles; (vi) the net loss of any Unrestricted Subsidiary; and (vii) extraordinary or nonrecurring gains or losses.

        "Consolidated Net Tangible Assets" means the total amount of assets (including investments in Joint Ventures) of the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (i) all current liabilities of the Company and its Subsidiaries (excluding (A) the current portion of long-term indebtedness, (B) intercompany liabilities and (C) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with GAAP.

        "Consolidated Net Worth" of any person means the total of the amounts shown on the balance sheet of such person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of any date selected by the Company not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (i) the par or stated value of all outstanding Capital Stock plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus, less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

        "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than into Capital Stock of such corporation that is neither Exchangeable Stock or Redeemable Stock).

        "Existing Equity Holders" means Frank J. Fertitta III, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson, Scott M Nielson, Stephen L. Cavallaro, William W. Warner and the Former Equity Holder and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing. Existing Equity Holders shall also mean any lineal descendants of such persons, but only to the extent that the beneficial ownership of the Voting Stock held by such lineal descendants was directly received (by gift, trust or sale) from any such person.

        "Existing Notes" means the $400,000,000 8 3/8% Senior Notes of the Company due 2008 outstanding immediately following the issuance of the Notes and the application of the net proceeds therefrom and the Existing Senior Subordinated Notes..

        "Existing Senior Subordinated Notes" means the $450,000,000 6 1/2% Senior Subordinated Notes of the Company due 2014, the $350,000,000 6 7/8% Senior Subordinated Notes of the Company due 2016 and $17,462,000 9 7/8% Senior Subordinated Notes of the Company due 2010.

        "FF&E Financing" means Indebtedness which is non-recourse to the borrower, the proceeds of which will be used to finance the acquisition or lease by the Company or its Restricted Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the operation of its business and secured by a Lien on such FF&E.

        "Fiesta" means Fiesta Station, Inc.

        "Fiesta Holdings" means Fiesta Station Holdings, LLC.

        "Former Equity Holder" means Frank J. Fertitta, Jr.

        "Funded Indebtedness" means all Indebtedness of the Company that (i) matures by its terms, or is renewable at the option of the Company to a date, more than one year after the date of original issuance of such Indebtedness and (ii) ranks at least equal in right of payment with the 6% Notes.

        "GAAP" means generally accepted accounting principles as in effect in the United States of America on the date that the Old 6% Notes were issued.

        "Gaming Authority" means the Nevada Gaming Commission, the Nevada Gaming Control Board or any agency of any state, county, city or other political subdivision which has, or may at any time after the date of the 6% Indenture have, jurisdiction over all or any portion of the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

        "Gaming License" of any person means every license, franchise or other authorization on the date of the 6% Indenture or thereafter required to own, lease, operate or otherwise conduct the gaming operations of such person, including, without limitation, all such licenses granted under the Nevada Gaming Control Act as from time to time amended, or any successor provision at law, the regulations of the Gaming Authorities and other applicable laws.

        "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof.

        "Indebtedness" of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations of such person; (iii) all obligations of such person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding operating leases and trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured.

        "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

        "Investment Grade" designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

        "Joint Venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more Subsidiaries.

        "Lake Mead" means Lake Mead Station, Inc.

        "Lake Mead Holdings" means Lake Mead Station Holdings, LLC.

        "Legal Requirements" means, with respect to any project, all laws, statutes and ordinances (including building codes and zoning and environmental laws, regulations and ordinances), and all rules, orders, rulings, regulations, directives and requirements of all Governmental Authorities, which are now or which may hereafter be in existence, and which are applicable to the Company or any Affiliate thereof in connection with the construction or development of any project or the operation of its business, or any part thereof, including, without limitation, the Nevada Gaming Control Act, as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable to the Company or any Affiliate thereof.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any agreement to give any security interest). For the purposes of the 6% Indenture, a person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement (other than operating leases) relating to such asset.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Operating Cash Flow" means, for any period, for any person, the aggregate amount of Consolidated Net Income of such person before Consolidated Interest Expense, income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance cost. Notwithstanding the foregoing, the Consolidated Interest Expense, income taxes, depreciation expense,

Amortization Expense and any noncash amortization of debt issuance cost of a subsidiary of a person shall be added to Consolidated Net Income to compute Operating Cash Flow in the same proportion that the net income of such subsidiary was included in calculating the Consolidated Net Income of such person.

        "Palace" means Palace Station Hotel & Casino, Inc.

        "Permitted Refinancing Indebtedness" means Indebtedness of the Company or a Restricted Subsidiary (i) issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or (ii) constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of the Company or a Restricted Subsidiary (and any premiums, penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary in connection with the repayment or amendment thereof) existing immediately after the original issuance of the Old 6% Notes or incurred pursuant to clauses (iii), (vi), (vii) and (viii) (subject to proviso (C) below) of the 6% Indenture covenant described under "Limitation on Indebtedness," in a principal amount (or, if such Permitted Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not in excess of (1) the principal amount of the Indebtedness so refinanced (or, if such Permitted Refinancing Indebtedness refinances Indebtedness under an agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such agreement) plus (2) unpaid accrued interest on such Indebtedness plus (3) premiums, penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with the repayment or amendment thereof; provided that (A) Permitted Refinancing Indebtedness of the Company that repays or constitutes an amendment to Subordinated Indebtedness shall not have an Average Life less than the Indebtedness to be so refinanced at the time of such incurrence, and shall contain subordination and default provisions no less favorable in any material respect to the Noteholders than those contained in such repaid or amended Indebtedness, (B) notwithstanding the foregoing, any Permitted Refinancing Indebtedness incurred to repay all of the 6% Notes then outstanding shall not be limited in principal amount or otherwise if the Company, contemporaneously with such issuance, irrevocably deposits with the 6% Trustee or Paying Agent an amount of the proceeds of such Permitted Refinancing Indebtedness sufficient to redeem or repay each installment of the outstanding principal amount of the 6% Notes on, and all interest accrued to, the date fixed for such repayment, together with irrevocable instructions to redeem and repay the 6% Notes on the stated redemption date and (C) to the extent that Permitted Refinancing Indebtedness includes Indebtedness incurred in connection with the refinancing of the Bank Facility (whether or not such Indebtedness is existing on or after the date of the 6% Indenture) and the managing agent for the lenders under such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, the provisions of clause (viii) of the covenant described under "Limitation on Indebtedness" shall terminate and be of no further force and effect with respect to such refinancing Indebtedness.

        "Project Cost" means, with respect to any Resort Property, the aggregate costs required to complete a construction project on such Resort Property or an addition or improvement to such Resort Property in accordance with the plans therefor and applicable legal requirements, as set forth in an Officer's Certificate submitted to the 6% Trustee, setting forth in reasonable detail all amounts theretofore expended and any anticipated costs and expenses estimated to be incurred and reserves to be established in connection with the construction and development of such future addition or improvement, including direct costs related thereto such as construction management, architectural, engineering and interior design fees, site work, utility installations and hook up fees, construction permits, certificates and bonds, land acquisition costs and the cost of furniture, fixtures, furnishings, machinery and equipment, but excluding the following: principal or interest payments on any Indebtedness (other than interest which is required to be capitalized in accordance with generally accepted accounting principles, which shall be included in determining Project Cost), or costs related to the operation of the Resort Property including, but not limited to, non-construction supplies and pre-operating payroll.

        "Qualified Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, other than by a pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary; provided, however, that the Company or any of its Restricted Subsidiaries may (x) execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility or (y) make a loan to an Unrestricted Subsidiary, and such actions referred to in the foregoing clauses (x) and (y) shall not constitute Indebtedness which is not Qualified Non-Recourse Debt.

        "Rating Agencies" means (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of the 6% Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

        "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); and (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the 6% Notes has decreased by one or more gradation, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

        "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

        "Rating Decline" shall be deemed to occur if, within 90 days of public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the 6% Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies): (a) in the event the 6% Notes are rated by either Rating Agency on the Rating Date as Investment Grade the rating of the 6% Notes by both Rating Agencies shall be below Investment Grade, or (b) in the event the 6% Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the 6% Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

        "Redeemable Stock" means any Capital Stock that by its terms or otherwise (other than in consideration of Capital Stock that is not Redeemable Stock) is, or upon the happening of an event would be, required to be redeemed or repurchased pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the first anniversary of the stated maturity of the 6% Notes; provided, however, that any Capital Stock that would constitute Redeemable Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting a Change of Control shall not constitute Redeemable Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the 6% Indenture described under the caption "—Change of Control and Rating Decline".

        "Related Person" of any person means (i) (A) if such person is a corporation, any person who is a director, officer or employee (x) of such person, (y) of any subsidiary of such person or (z) of any Affiliate of such person or (B) if such person is an individual, any immediate family member or lineal descendent of such person or spouse of such immediate family member or of such lineal descendant, or (ii) any Affiliate of any person included in clause (i) and any person who is a director, officer or employee of such Affiliate.

        "Required Rating" means ratings on the 6% Notes of at least BBB- by S&P and Baa3 by Moody's.

        "Resort Property" means any property owned or any Restricted Subsidiary that has on it, or upon completion of construction will have on it, a casino (including a riverboat casino), casino-hotel, destination resort or theme park.

        "Restricted Subsidiary" of a person means any subsidiary of the referent person that is not an Unrestricted Subsidiary.

        "Santa Fe" means Santa Fe Station, Inc.

        "S&P" means Standard & Poor's Corporation and its successors.

        "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the date of the 6% Indenture or thereafter incurred) which is subordinate or junior in right of payment to the 6% Notes.

        "subsidiary" of a person means any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such person or by one or more of the other subsidiaries of that person (or a combination thereof); provided that with respect to any such corporation, association, partnership, limited liability company or other business entity of which no more than 50% of the total Voting Stock is so owned or controlled, then such corporation, association, partnership, limited liability company or other business entity shall not be deemed to be a subsidiary of such person unless such person has the power to direct the policies or management of such corporation, association, partnership, limited liability company or other business entity.

        "Subsidiary" means any subsidiary of the Company.

        "Sunset" means Sunset Station, Inc.

        "Texas" means Texas Station, LLC.

        "Unrestricted Subsidiary" means any Subsidiary (other than Palace, Boulder, Texas, Sunset, Santa Fe, Fiesta, Fiesta Holdings, Lake Mead, Lake Mead Holdings or any successor to any of them) that at the time of determination shall be designated by the Board of Directors of the Company as an Unrestricted Subsidiary of the Company by a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent and so long as such Subsidiary (and any Subsidiary of such Subsidiary): (a) has no Indebtedness other than Qualified Non-Recourse Debt; and (b) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that the Company or any of its Restricted Subsidiaries may execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, and the execution and performance (if such performance is permitted under the covenant entitled "Limitation on Indebtedness") of such Completion Guarantee and Keep-Well Agreement shall not prevent a Subsidiary from becoming or remaining an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the 6% Trustee by filing with the 6% Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the 6% Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described below under the caption "—Limitation on Indebtedness," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if no default or Event of Default would be in existence following such designation.

        "Voting Stock" means any class of Capital Stock of any person then outstanding normally entitled (without regard to the occurrence of any contingency) to vote in elections of directors, managers, managing partners or trustees.

Optional Redemption

        The 6% Notes will not be redeemable prior to April 1, 2008. Thereafter, the 6% Notes will be redeemable, at the Company's option, in whole or in part, upon not less than 30 days' nor more than 60 days' notice mailed to each Noteholder to be redeemed at the Noteholder's address of record, on any date on which the 6% Notes are outstanding on or after April 1, 2008 and prior to maturity.

        The 6% Notes will be redeemable at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning April 1 of the years indicated below:

Year	Redemption Prices
2008	102.250%
2009	101.125%
2010 and thereafter	100.000%

Selection for Redemption

        If fewer than all the 6% Notes are to be redeemed, the 6% Trustee will select the 6% Notes or portions thereof that will be redeemed as provided in the 6% Indenture on a pro rata basis or by lot. Unless the Company defaults in making the redemption payment, on and after the redemption date, interest will cease to accrue on the 6% Notes or portions of them called for redemption.

Ranking

        The 6% Notes are:

  •
  unsecured general obligations of the Company;

  •
  equal in right of payment with all existing and future unsecured senior Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Indebtedness of the Company.

        The 6% Notes effectively rank junior to secured Indebtedness of the Company, including borrowings under the Bank Facility, to the extent of the value of the property securing such Indebtedness, and to all liabilities of the Company's subsidiaries.

Change of Control and Rating Decline

        Upon the occurrence of a Change of Control Triggering Event, each Noteholder shall have the right to require that the Company repurchase all or any part of such Noteholder's 6% Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. Within 30 days following the date of a Change of Control Triggering Event, the Company shall mail a notice to each Noteholder with a copy to the 6% Trustee stating: (1) that a Change of Control Triggering Event has occurred and that such Noteholder has the right to require the Company to repurchase all or any part of such Noteholder's 6% Notes at a repurchase price in cash equal to 101% of the principal amount, plus accrued interest to the date of repurchase thereof; (2) the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control Triggering Event); and (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Repurchase Date"). Noteholders electing to have 6% Notes repurchased will be required to surrender the 6% Notes, with an appropriate, duly completed form, to the Company at the address specified in the notice at least three Business Days prior to the Repurchase Date. Noteholders will be entitled to withdraw their election if the Paying Agent receives, not later than three Business Days prior to the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of the 6% Notes which were delivered for repurchase by the Noteholder and a statement that such holder is withdrawing such holder's election to have such 6% Notes repurchased.

        The source of funds for any repurchase of 6% Notes upon a Change of Control Triggering Event will be the Company's cash or cash generated from operations or other sources, including borrowings, sales of assets or equity. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any required repurchases. In addition, the ability to repurchase 6% Notes upon a Change of Control Triggering Event would be limited by the Bank Facility and may be limited by the terms of other then-existing Indebtedness. There can be no assurance that the Company will be able to fund the repurchase of 6% Notes upon a Change of Control Triggering Event within the limitations imposed by the Bank Facility and by the terms of other then-existing Indebtedness. The 6% Indenture requires the Company, if any consent under the Bank Facility is necessary to permit the repurchase of 6% Notes as described in the preceding paragraph, to (i) repay in full all Indebtedness under the Bank Facility or offer to repay in full all Indebtedness under the Bank Facility or (ii) obtain the requisite consent under the Bank Facility. The failure to comply with the covenant set forth in the preceding sentence will not excuse the failure to repurchase 6% Notes upon a Change of Control Triggering Event. There can be no assurance that the Company will be able, as required by the 6% Indenture, to repay the Bank Facility or obtain any consent under the Bank Facility necessary to permit the repurchase of the 6% Notes upon a Change of Control Triggering Event. However, any default by the Company in payment of principal when the same becomes due and payable upon a Noteholder's exercise of the repurchase offer following a Change of Control Triggering Event will be deemed an Event of Default (as a remedy for which Noteholders would be entitled to receive the purchase price due upon a Change of Control Triggering Event).

        The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws, to the extent such rules and laws are applicable, in the event that a Change of Control Triggering Event occurs and the Company is required to repurchase 6% Notes.

        The existence of a Noteholder's right to require the Company to repurchase such Noteholder's 6% Note upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control.

Limitation on Indebtedness

        Unless the 6% Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, or otherwise in any manner become liable, directly or indirectly, with respect to any Indebtedness, except, without duplication, for (i) the incurrence by the Company's Unrestricted Subsidiaries of Qualified Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Qualified Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; (ii) FF&E Financing incurred by the Company or its Restricted Subsidiaries, (iii) the 6% Notes, (iv) all Existing Notes, (v) provided no Event of Default shall have occurred and be continuing, other Indebtedness of the Company and its Restricted Subsidiaries in an amount not to exceed $15,000,000 in aggregate principal amount, (vi) additional Indebtedness of the Company and its Restricted Subsidiaries, if at the time of the incurrence of such Indebtedness, the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company and ending prior to the date of incurrence (the "Reference Period") is not less than 2.00 to 1.00, after giving effect to (A) the incurrence of such Indebtedness as if such Indebtedness was incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period and, (B) the acquisition or disposition of any company or business acquired or disposed of by the Company or any Restricted Subsidiary since the first day of the Reference Period, including any acquisition or disposition which will be consummated contemporaneously with the incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period, (vii) Permitted Refinancing Indebtedness, (viii) Indebtedness incurred under the Bank Facility not to exceed the greater of (A) $200 million or (B) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is incurred, provided that the exception in this clause (viii) shall not be applicable to any Indebtedness incurred in refinancing the Bank Facility if the managing agent for the lenders of such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, (ix) Interest Rate Protection Agreements of the Company or any Restricted Subsidiary covering solely Indebtedness of the Company or any Restricted Subsidiary which is otherwise permitted to be incurred pursuant to this paragraph, (x) Indebtedness to the Company or a wholly-owned Restricted Subsidiary, or (xi) to the extent that such incurrence does not result in the incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement; provided, however, that the foregoing exception shall not be applicable to Indebtedness incurred in connection with the performance by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xi) of the first paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses. The Company may reclassify such Indebtedness from time to time in its sole discretion.

        The Company will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the 6% Notes on substantially identical terms; provided, however, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

Limitation on Capital Stock of Restricted Subsidiaries

        The Company will not permit any Restricted Subsidiary to issue any Capital Stock to any person (other than to the Company or any wholly-owned Restricted Subsidiary) that shall entitle the holder of such Capital Stock to a preference in right of payment in the event of liquidation, dissolution or winding-up of such Restricted Subsidiary or with respect to dividends of such Restricted Subsidiary.

Limitation on Transactions with Affiliates

        Unless the 6% Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service), pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $1,000,000, with any Affiliate or Related Person of the Company or of the Existing Equity Holders (other than the Company or a wholly-owned Restricted Subsidiary of the Company), unless (i) the terms of such business, transaction or series of related transactions are (A) set forth in writing and (B) fair and reasonable to the Company or such Restricted Subsidiary, and no less favorable to the Company or such Restricted Subsidiary, as the case may be, as terms that would be obtainable at the time for a comparable transaction or series of related transactions with an unrelated third person and (ii) the disinterested directors of the Board of Directors of the Company have, by resolution, determined in good faith that such business or transaction or series of related transactions meets the criteria set forth in (i) (B) above, which determination shall be conclusive and (iii) with respect to any transaction or series of related transactions otherwise permitted under this paragraph pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $15,000,000, such transaction or series of related transactions shall not be permitted unless, prior to consummation thereof, the Company shall have received an opinion, from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions, that such transaction or series of related transactions is on terms which are fair, from a financial point of view, to the Company or such Restricted Subsidiary. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries shall be entitled to provide management services to an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, provided that the Company or such Restricted Subsidiary, as the case may be, is reimbursed by the Unrestricted Subsidiary for all costs and expenses (including without limitation payroll) it incurs in providing such services.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

        Unless the 6% Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any interest or principal due on Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, other than (a) any such encumbrance or restriction imposed by any Gaming Authority, (b) any encumbrance or restriction existing on the date of the 6% Indenture contained in the Bank Facility relating to Indebtedness that does not exceed the greater of (1) $200 million or (2) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such indebtedness is incurred, (c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness (other than Indebtedness incurred in anticipation of, as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company) incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of the Company and outstanding on such date, (d) any pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary if such pledge is made in connection with the incurrence of Qualified Non-Recourse Debt by such Unrestricted Subsidiary; and (e) any encumbrance or restriction pursuant to an agreement relating to Indebtedness issued to repay or amend Indebtedness referred to in clause (b), (c) or (e) of this paragraph, provided, however, that any such encumbrance or restriction is no less favorable to the Noteholders than encumbrances and restrictions contained in agreements relating to the Indebtedness so repaid or amended, and provided further, that in the event that Indebtedness is issued to repay or amend the Bank Facility, the aggregate principal amount of such Indebtedness shall not exceed the greater of (A) $200 million or (B) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is issued.

Limitation on Liens

        The Company will not issue, assume or guarantee any Indebtedness secured by a Lien upon any of its property without (x) equally and ratably securing the 6% Notes with (or prior to) the Indebtedness secured by the Lien, for so long as the Indebtedness shall be so secured or (y) in the event that such Indebtedness is Subordinated Indebtedness, securing the 6% Notes prior to such Subordinated Indebtedness as to such property, for so long as such Subordinated Indebtedness shall be so secured. This limitation on Liens will not apply to:

        (a)   Liens existing on the date of issuance of the Old 6% Notes;

        (b)   Liens affecting property of a corporation or other entity existing at the time of acquisition through a merger, consolidation or otherwise by the Company;

        (c)   Liens on property existing at the time of acquisition or incurred to secure payment of all or a part of the purchase price or to secure Indebtedness incurred prior to, at the time of, or within 24 months after the acquisition, for the purpose of financing all or part of the purchase price;

        (d)   Liens on any property to secure all or part of the cost of improvements or construction thereon or Indebtedness incurred to provide funds for that purpose in a principal amount not exceeding the cost of these improvements or construction;

        (e)   Liens to secure Indebtedness of the Company, the proceeds of which are used substantially simultaneously with the incurrence of such Indebtedness to retire Funded Indebtedness;

        (f)    purchase money security Liens on personal property;

        (g)   Liens securing Indebtedness of the Company, the proceeds of which are used within 24 months of the incurrence of such Indebtedness for the Project Cost of the construction and development or improvement of a Resort Property;

        (h)   Liens on the stock, partnership or other equity interest of the Company in any Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture;

        (i)    Liens securing Indebtedness, liabilities or other obligations incurred under the Bank Facility or any other debt or credit facilities with banks or other institutional lenders providing for revolving credit facilities, term loans or letters of credit;

        (j)    Liens in favor of any government or governmental body, including the United States or any state thereof, or any department, agency, instrumentality, or political subdivision of any such jurisdiction, including, without limitation, Liens to secure Indebtedness of the pollution control or industrial revenue bond type;

        (k)   Liens required by any contract or statute in order to permit the Company to perform any contract or subcontract made by it with or at the request of a governmental entity, the United States of America, any state or any department, agency or instrumentality or political subdivision of either;

        (l)    mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business;

        (m)  Liens for taxes or assessments and similar charges either (x) not delinquent or (y) contested in good faith by appropriate proceedings and as to which the Company or a Subsidiary of the Company shall have set aside on its books adequate reserves;

        (n)   zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and minor irregularities of title incident thereto which do not in the aggregate materially detract from the value of the property or assets of the Company and its Restricted Subsidiaries taken as a whole or impair the use of such property in the operation of the Company's business; and

        (o)   any extension, renewal, replacement or refinancing of any Lien referred to in the foregoing clauses (a) through (i) inclusive or of any Indebtedness secured thereby; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, replacement or refinancing, and that such extension, renewal, replacement or refinancing Lien shall be limited to all or part, of substantially the same property which secured the Lien extended, renewed, replaced or refinanced (plus improvements on such property).

        Notwithstanding the foregoing, the Company may, without securing the 6% Notes, issue, assume or guarantee Indebtedness secured by a Lien on the Company's property which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with all other such Indebtedness of the Company which would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under clauses (a) through (i) inclusive above) does not at any one time exceed an amount equal to the Operating Cash Flow of the Company calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date of such issuance, assumption or guarantee of such Indebtedness.

No Amendment to Subordination Provisions

        Without the consent of the Holders of at least a majority in aggregate principal amount of the 6% Notes then outstanding, the Company will not amend, modify or alter any of the indentures governing any of the Existing Senior Subordinated Notes in any way to:

        (1)   advance the final maturity date of any of the Existing Senior Subordinated Notes to a date that is prior to 181 days after the final maturity date of the 6% Notes; or

        (2)   amend the provisions of Article 10 of any of the indentures governing the Existing Senior Subordinated Notes (which relate to subordination) in any manner that materially adversely affects the holders of the 6% Notes.

Provision of Financial Information

        The Company will file with the 6% Trustee and provide Noteholders within 15 days after it files them with the SEC copies of the quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company files with the SEC pursuant to Sections 13(a) and 13(c) or 15(d) of the Exchange Act. The Company will continue to file with the SEC and the 6% Trustee, and provide to Noteholders, on the same timely basis such reports, information and other documents as the Company would be required to file with the SEC as if the Company were subject to the requirements of such Sections 13(a) and 13(c) or 15(d) of the Exchange Act, notwithstanding that the Company may no longer be subject to Section 13(a) and 13(c) or 15(d) of the Exchange Act and that the Company would be entitled not to file such reports, information and other documents with the SEC. In addition, if the Company has any Unrestricted Subsidiaries at such time, it shall also file with the 6% Trustee, and provide to the Noteholders, on the same timely basis, all quarterly and annual financial statements (which information may be unaudited) that would be required by Forms 10-Q and 10-K if the Company did not have such Unrestricted Subsidiaries.

Consolidation, Merger and Sale of Assets

        The Company may not consolidate with or merge with or into any other entity (other than with a wholly-owned Restricted Subsidiary, provided the Company is the continuing corporation) or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole) to any entity, unless: (1) either (a) the Company shall be the continuing corporation or (b) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, conveyance, assignment, transfer, lease or disposition, all or substantially all of the properties and assets of the Company shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the 6% Notes and the performance and observance of every covenant of the 6% Indenture on the part of the Company to be performed or observed; (2) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; (3) immediately after giving effect to any such transaction involving the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company (if it is the continuing corporation) or such other entity could incur at least $1.00 of additional Indebtedness pursuant to clause (vi) of the 6% Indenture covenant described under "—Limitation on Indebtedness;" and (4) immediately thereafter, the Company (if it is the continuing corporation) or such other entity shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

Events of Default

        An "Event of Default" is deemed to occur if: (1) the Company defaults in the payment of interest on any 6% Note when the same becomes due and payable and such default continues for a period of 30 days following the due date, (2) the Company defaults in the payment of the principal of any 6% Note when the same becomes due and payable at maturity, upon optional redemption of the 6% Notes by the Company, upon exercise by the Noteholder of the put option upon a Change of Control Triggering Event, upon declaration or otherwise, (3) the Company fails to observe, perform or comply with any of the provisions described under "—Consolidation, Merger and Sale of Assets;" (4) the Company fails to observe, perform or comply with any of its other agreements or covenants in, or provisions of, the 6% Notes or the 6% Indenture and such failure to observe, perform or comply continues for a period of 60 days after receipt by the Company of notice of default from the 6% Trustee or the holders of at least 25% in principal amount of the 6% Notes; (5) the Company fails, after any applicable grace period, to make any payment of principal of, premium in respect of, or interest on, any Indebtedness when due, or any Indebtedness of the Company or any of its Restricted Subsidiaries is accelerated because of a default and the aggregate principal amount of such Indebtedness with respect to which any such failure to pay or acceleration has occurred exceeds the greater of 10,000,000 and (ii) 5% of Consolidated Net Tangible Assets; (6) any encumbrance or restriction of the type described under "—Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries" becomes applicable to any Restricted Subsidiary; (7) certain events of bankruptcy or insolvency of the Company or any of its Restricted Subsidiaries occur; (8) one or more judgments, orders or decrees are rendered against the Company or any of its Restricted Subsidiaries in an aggregate amount in excess of (x) $10,000,000 and (y) 5% of Consolidated Net Tangible Assets (in each case, to the extent not covered by insurance) and, in each case, that are not discharged for a period of 60 days during which a stay of enforcement of such judgments, orders or decrees, by reason of a pending appeal or otherwise, is not in effect; or (9) any Gaming License of the Company or any of its Restricted Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino-hotel owned, leased or operated directly or indirectly by the Company or any of its Restricted Subsidiaries (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, both desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Noteholders).

        If an Event of Default (other than an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization) occurs and is continuing, the 6% Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding 6% Notes, by notice to the Company and the 6% Trustee, may declare to be immediately due and payable the unpaid principal of and all accrued interest and premium, if any, on the 6% Notes. If an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization occurs, such an amount shall become immediately due and payable without any declaration or other act on the part of the 6% Trustee or any Noteholder. The holders of a majority in principal amount of the then outstanding 6% Notes, by notice to the 6% Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except non-payment of principal or interest that has become due solely because of the acceleration. The holders of a majority in principal amount of the then outstanding 6% Notes, by notice to the 6% Trustee, may waive an existing default or Event of Default and its consequences, except a continuing default or Event of Default in the payment of the principal of any 6% Note.

        The Company will file annually with the 6% Trustee an Officers' Certificate regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.

Waiver and Modification of the 6% Indenture

        The Company and the 6% Trustee may amend the 6% Indenture or the 6% Notes without the consent of any Noteholders to: (i) cure any ambiguity, defect or inconsistency; (ii) comply with the provision of the 6% Indenture relating to mergers and consolidations of the Company; (iii) provide for uncertificated 6% Notes in addition to certificated 6% Notes; (iv) make any change that does not adversely affect the rights of any Noteholder; or (v) comply with the Trust Indenture Act.

        The Company and the 6% Trustee may amend any provisions of the 6% Indenture or the 6% Notes with the written consent of the holders of at least a majority in principal amount of the 6% Notes then outstanding. The holders of a majority in principal amount of the outstanding 6% Notes may waive compliance by the Company with any such provision. The terms of the Bank Facility require the consent of the lenders thereunder before the Company may amend, modify or supplement the 6% Indenture, except for amendments which do not require the consent of any Noteholder under the 6% Indenture.

        However, without the consent of each Noteholder affected, no amendment or waiver of any provision of the 6% Indenture may: (i) reduce the amount of 6% Notes whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time of payment of interest on any 6% Notes; (iii) reduce the principal or change the fixed maturity of any 6% Notes or alter the redemption provisions with respect thereto; (iv) make any 6% Notes payable in money other than that stated in the 6% Notes; (v) make any change in provisions of the 6% Indenture relating to waivers of compliance with, or past defaults of, the 6% Indenture or the 6% Notes, or the right of Noteholders to receive payments of principal, premium or interest; or (vi) waive a default in payment of the principal of, or interest on, any 6% Notes.

Satisfaction and Discharge of the 6% Indenture

        The 6% Indenture will be discharged upon payment or redemption of all the 6% Notes issued thereunder. In addition, upon deposit with the 6% Trustee of money or noncallable United States Government Obligations sufficient for full payment of such 6% Notes and delivery to the 6% Trustee of a satisfactory opinion of counsel regarding federal income tax consequences to the Noteholders, all obligations under the 6% Indenture, other than with respect to compensation and indemnity of the 6% Trustee and certain other obligations, will be discharged.

Concerning the 6% Trustee

        The 6% Indenture contains certain limitations on the right of the 6% Trustee, should it be or become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The 6% Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

        The holders of a majority in principal amount of the then outstanding 6% Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the 6% Trustee. However, the 6% Trustee may refuse to follow any direction that conflicts with law or the 6% Indenture, is unduly prejudicial to the rights of other Noteholders or would involve the 6% Trustee in personal liability. The 6% Indenture provides that in case an Event of Default shall occur (which shall not be cured), the 6% Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the 6% Trustee will be under no obligation to exercise any of its rights or powers under the 6% Indenture at the request of any of the Noteholders, unless they shall have offered to the 6% Trustee satisfactory indemnity.

Mandatory Disposition Pursuant to Gaming Laws

        If a record or a beneficial owner of a 6% Note is required by any Gaming Authority to be found suitable, the owner shall apply for a finding of suitability within 30 days after the request of such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority, (i) such owner shall, upon request of the Company, dispose of such owner's 6% Notes within 30 days or within that time prescribed by such Gaming Authority, whichever is earlier, or (ii) the Company may, at its option, redeem such owner's 6% Notes at the lesser of (x) the principal amount thereof, (y) the price at which the 6% Notes were acquired by such owner, together with, in either case, accrued interest to the date of the finding of unsuitability by such Gaming Authority, or (z) such other amount required by such Gaming Authority.

DESCRIPTION OF THE 6 1/2% NOTES

        The Old 6 1/2% Notes were issued under the Indenture, dated as of January 29, 2004 (the "6 1/2% Indenture"), between SCI, as issuer, and Deutsche Bank Trust Company Americas, as trustee (the "6 1/2% Trustee"). The form and terms of the New 6 1/2% Notes will be substantially identical to those of the Old 6 1/2% Notes except that the New 6 1/2% Notes will have been registered under the Securities Act and hence not subject to certain restrictions, registration rights and related liquidated damages applicable to the Old 6 1/2% Notes. The Old 6 1/2% Notes and the New 6 1/2% Notes are referred to collectively as the "6 1/2% Notes." The summary of the 6 1/2% Indenture and of the related documents hereunder, however, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the 6 1/2% Indenture and related documents, including the definitions contained therein of certain terms and those terms made part of the 6 1/2% Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the 6 1/2% Indenture. Capitalized terms used herein and not otherwise defined in this prospectus have the meanings ascribed to them in the 6 1/2% Indenture. As used herein, the "Company" refers to SCI and not to any subsidiaries of SCI.

General

        The New 6 1/2% Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The 6 1/2% Notes are unsecured general obligations of the Company. The Company will be permitted to issue additional notes from time to time under the 6 1/2% Indenture. Any offering of additional notes will be subject to the covenant described under the caption "Limitation on Indebtedness." All 6 1/2% Notes issued under the 6 1/2% Indenture, including any notes subsequently issued under the 6 1/2% Indenture, will be treated as a single class for all purposes under the 6 1/2% Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. The 6 1/2% Notes and any additional notes will mature on February 1, 2014. As of the date of the 6 1/2% Indenture and the date of the issuance of the Old 6 1/2% Notes, all of the Company's Subsidiaries were Restricted Subsidiaries, other than Green Valley Ranch Gaming LLC, SC Michigan, LLC and MPM Enterprises, LLC, each of which is an Unrestricted Subsidiary. Under certain circumstances, the Company will be able to designate certain current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the 6 1/2% Indenture.

Interest on the 6 1/2% Notes

        The New 6 1/2% Notes will pay interest semiannually at a rate of 6 1/2% per annum from the date of original issuance of the Old 6 1/2% Notes until maturity.

        Interest on the New 6 1/2% Notes will accrue from the most recent interest payment date to which interest has been paid, or if no interest has been paid, from the date of original issuance of the Old 6 1/2% Notes. Interest on the 6 1/2% Notes will be payable on February 1 and August 1 of each year, commencing August 1, 2004 to the person in whose name the 6 1/2% Note is registered (a "Noteholder") at the close of business on the preceding January 15 or July 15, as the case may be.

        Principal of and interest on the 6 1/2% Notes are payable at the offices of the paying agent for the 6 1/2% Notes, located at the principal corporate offices of the 6 1/2% Trustee, provided that the payment of interest may be made at the Company's option by check mailed to a Noteholder's registered address. The 6 1/2% Notes are transferable at the offices of the Registrar for the 6 1/2% Notes, located at the principal corporate offices of the 6 1/2% Trustee.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the 6 1/2% Indenture. Reference is made to the 6 1/2% Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Affiliate" of any specified person means any other person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such specified person (or a 10% or greater equity interest in such person which is not a corporation) or (iii) of which 10% or more of any class of the Voting Stock (or, in the case of a person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

        "Amortization Expense" means, for any period, amounts recognized during such period as amortization of all goodwill and other assets classified as intangible assets in accordance with GAAP.

        "Average Life" means, as of the date of determination, with reference to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

        "Bank Facility" means the Amended and Restated Loan Agreement dated as of September 18, 2002, and amended by the First Amendment to Amended and Restated Loan Agreement, as of January 24, 2003, the Second Amendment to Amended and Restated Loan Agreement, as of July 14, 2003 and the Third Amendment to Amended and Restated Loan Agreement, as of December 18, 2003, by and among Palace, Boulder, Texas, Sunset, Santa Fe, Lake Mead Holdings, Lake Mead, Fiesta Holdings and Fiesta, the Lenders party thereto and Bank of Scotland, Deutsche Bank Trust Company Americas, Dresdner Bank AG, New York and Grand Cayman Branches, Lehman Commercial Paper Inc. and Wells Fargo Bank, N.A., as Syndication Agents, and Bank of America, N.A., as Administrative Agent, as amended, modified or refinanced from time to time, provided that the managing agent for the lenders under such refinancing is a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities.

        "Boulder" means Boulder Station, Inc.

        "Capital Lease Obligations" of a person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

        "Capital Stock" means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (including partnerships or partnership interests) or ownership interests (however designated) of such person, including each class of common stock and preferred stock of such person, but excluding convertible Indebtedness.

        "Change of Control" means an event or series of events by which (i) the Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries to any person, corporation, entity or group, (ii) any "person"

(as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than the Existing Equity Holders) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person," (iii) the Company consolidates with or merges into another corporation, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transactions between the Company and its wholly-owned Restricted Subsidiaries, with the effect that any "person" (other than the Existing Equity Holders) becomes the "beneficial owner," directly or indirectly, of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person," or (iv) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new or replacement directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office. The meaning of the term "all or substantially all of its properties and assets" is not determinable with absolute certainty. Such term is likely to be interpreted by reference to applicable state law in effect at the relevant time and the interpretation will be dependent upon the facts and circumstances existing at that time. It is therefore possible that Noteholders and the Company (or different holders) will disagree as to whether or not a Change of Control or Change of Control Triggering Event has occurred.

        "Change of Control Triggering Event" is defined as the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

        "Completion Guarantee and Keep-Well Agreement" means (i) the guarantee by the Company or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Company, (ii) the agreement by the Company or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Company in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility by such Affiliate and (iii) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (i) and (ii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Gaming Authority.

        "Consolidated Coverage Ratio" means, for any period, for any person, the ratio of the aggregate amount of Operating Cash Flow of such person for such period to the aggregate amount of Consolidated Interest Expense of such person for such period.

        "Consolidated Interest Expense" means, for any period, the total interest expense of a person and its consolidated Restricted Subsidiaries, including (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest, (iv) cash and noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of discount) and (vii) interest expense in respect of obligations of other persons deemed to be Indebtedness of the Company or its Restricted Subsidiaries under clause (v) or (vi) of the definition of Indebtedness.

        "Consolidated Net Income" means, for any period, the net income of a person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such person (including, without limitation, an Unrestricted Subsidiary) for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below); and (B) the Company's equity in the net loss of any such person for such period shall be included in determining such Consolidated Net Income (subject, with respect to the net loss of an Unrestricted Subsidiary, to clause (vi) below); (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) unless at the time of computation no cash would be permitted to be distributed and (B) the Company's equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person; (v) the cumulative effect of a change in accounting principles; (vi) the net loss of any Unrestricted Subsidiary; and (vii) extraordinary or nonrecurring gains or losses.

        "Consolidated Net Tangible Assets" means the total amount of assets (including investments in Joint Ventures) of the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (i) all current liabilities of the Company and its Subsidiaries (excluding (A) the current portion of long-term indebtedness, (B) intercompany liabilities and (C) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with GAAP.

        "Consolidated Net Worth" of any person means the total of the amounts shown on the balance sheet of such person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of any date selected by the Company not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (i) the par or stated value of all outstanding Capital Stock plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus, less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

        "Designated Senior Indebtedness" shall mean each issue of Senior Indebtedness that: (i) has an outstanding principal amount of at least $25,000,000 (including the amount of all reimbursement obligations pursuant to letters of credit thereunder and the maximum principal amount available to be drawn thereunder, assuming in the case of the Bank Facility that all conditions precedent to any such drawing could be satisfied); and (ii) has been designated as Designated Senior Indebtedness pursuant to an Officer's Certificate of the Company received by the 6 1/2% Trustee.

        "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than into Capital Stock of such corporation that is neither Exchangeable Stock or Redeemable Stock).

        "Existing Equity Holders" means Frank J. Fertitta III, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson, Scott M Nielson, Stephen L. Cavallaro, William W. Warner and the Former Equity Holder and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing. Existing Equity Holders shall also mean any lineal descendants of such persons, but only to the extent that the beneficial ownership of the Voting Stock held by such lineal descendants was directly received (by gift, trust or sale) from any such person.

        "Existing Notes" means the $400,000,000 8 3/8% Senior Notes of the Company due 2008 and the Existing Senior Subordinated Notes.

        "Existing Senior Subordinated Notes" means the $375,000,000 9 7/8% Senior Subordinated Notes of the Company due 2010 and the 8 7/8% Senior Subordinated Notes due 2008 outstanding immediately following the issuance of the Notes and the application of the net proceeds thereof.

        "FF&E Financing" means Indebtedness which is non-recourse to the borrower, the proceeds of which will be used to finance the acquisition or lease by the Company or its Restricted Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the operation of its business and secured by a Lien on such FF&E.

        "Fiesta" means Fiesta Station, Inc.

        "Fiesta Holdings" means Fiesta Station Holdings, LLC.

        "Former Equity Holder" means Frank J. Fertitta, Jr.

        "GAAP" means generally accepted accounting principles as in effect in the United States of America on the date that the Old 6 1/2% Notes were issued.

        "Gaming Authority" means the Nevada Gaming Commission, the Nevada Gaming Control Board or any agency of any state, county, city or other political subdivision which has, or may at any time after the date of the 6 1/2% Indenture have, jurisdiction over all or any portion of the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

        "Gaming License" of any person means every license, franchise or other authorization on the date of the 6 1/2% Indenture or thereafter required to own, lease, operate or otherwise conduct the gaming operations of such person, including, without limitation, all such licenses granted under the Nevada Gaming Control Act as from time to time amended, or any successor provision at law, the regulations of the Gaming Authorities and other applicable laws.

        "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof.

        "Indebtedness" of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations of such person; (iii) all obligations of such person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding operating leases and trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured.

        "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

        "Investment Grade" designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

        "Joint Venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more Subsidiaries.

        "Lake Mead" means Lake Mead Station, Inc.

        "Lake Mead Holdings" means Lake Mead Station Holdings, LLC.

        "Legal Requirements" means, with respect to any project, all laws, statutes and ordinances (including building codes and zoning and environmental laws, regulations and ordinances), and all rules, orders, rulings, regulations, directives and requirements of all Governmental Authorities, which are now or which may hereafter be in existence, and which are applicable to the Company or any Affiliate thereof in connection with the construction or development of any project or the operation of its business, or any part thereof, including, without limitation, the Nevada Gaming Control Act, as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable to the Company or any Affiliate thereof.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any agreement to give any security interest). For the purposes of the 6 1/2% Indenture, a person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement (other than operating leases) relating to such asset.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Operating Cash Flow" means, for any period, for any person, the aggregate amount of Consolidated Net Income of such person before Consolidated Interest Expense, income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance cost. Notwithstanding the foregoing, the Consolidated Interest Expense, income taxes, depreciation expense,

Amortization Expense and any noncash amortization of debt issuance cost of a subsidiary of a person shall be added to Consolidated Net Income to compute Operating Cash Flow in the same proportion that the net income of such subsidiary was included in calculating the Consolidated Net Income of such person.

        "Palace" means Palace Station Hotel & Casino, Inc.

        "Permitted Refinancing Indebtedness" means Indebtedness of the Company or a Restricted Subsidiary (i) issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or (ii) constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of the Company or a Restricted Subsidiary (and any premiums, penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary in connection with the repayment or amendment thereof) existing immediately after the original issuance of the 6 1/2% Notes or incurred pursuant to clauses (iii), (vi), (vii) and (viii) (subject to proviso (C) below) of the 6 1/2% Indenture covenant described under "Limitation on Indebtedness," in a principal amount (or, if such Permitted Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not in excess of (1) the principal amount of the Indebtedness so refinanced (or, if such Permitted Refinancing Indebtedness refinances Indebtedness under an agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such agreement) plus (2) unpaid accrued interest on such Indebtedness plus (3) premiums, penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with the repayment or amendment thereof; provided that (A) Permitted Refinancing Indebtedness of the Company that repays or constitutes an amendment to Subordinated Indebtedness shall not have an Average Life less than the Indebtedness to be so refinanced at the time of such incurrence, and shall contain subordination and default provisions no less favorable in any material respect to the Noteholders than those contained in such repaid or amended Indebtedness, (B) notwithstanding the foregoing, any Permitted Refinancing Indebtedness incurred to repay all of the 6 1/2% Notes then outstanding shall not be limited in principal amount or otherwise if the Company, contemporaneously with such issuance, irrevocably deposits with the 6 1/2% Trustee or paying agent an amount of the proceeds of such Permitted Refinancing indebtedness sufficient to redeem or repay each installment of the outstanding principal amount of the 6 1/2% Notes on, and all interest accrued to, the date fixed for such repayment, together with irrevocable instructions to redeem and repay the 6 1/2% Notes on the stated redemption date and (C) to the extent that Permitted Refinancing Indebtedness includes Indebtedness incurred in connection with the refinancing of the Bank Facility (whether or not such Indebtedness is existing on or after the date of the 6 1/2% Indenture) and the managing agent for the lenders under such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, the provisions of clause (viii) of the covenant described under "Limitation on Indebtedness" shall terminate and be of no further force and effect with respect to such refinancing Indebtedness.

        "Qualified Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, other than by a pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary; provided, however, that the Company or any of its Restricted Subsidiaries may (x) execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility or (y) make a loan to an Unrestricted Subsidiary and such actions referred to in the foregoing clauses (x) and (y) shall not constitute Indebtedness which is not Qualified Non-Recourse Debt.

        "Rating Agencies" means (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of the 6 1/2% Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

        "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); and (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the 6 1/2% Notes has decreased by one or more gradation, gradations within Rating Categories (+ and—for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

        "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

        "Rating Decline" shall be deemed to occur if, within 90 days of public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the 6 1/2% Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies): (a) in the event the 6 1/2% Notes are rated by either Rating Agency on the Rating Date as Investment Grade the rating of the 6 1/2% Notes by both Rating Agencies shall be below Investment Grade, or (b) in the event the 6 1/2% Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the 6 1/2% Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

        "Redeemable Stock" means any Capital Stock that by its terms or otherwise (other than in consideration of Capital Stock that is not Redeemable Stock), is, or upon the happening of an event would be, required to be redeemed or repurchased pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the first anniversary of the stated maturity of the 6 1/2% Notes, provided, however, that any Capital Stock that would constitute Redeemable Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting a Change of Control shall not constitute Redeemable Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the 6 1/2% Indenture described under the caption "—Change of Control and Rating Decline."

        "Related Person" of any person means (i) (A) if such person is a corporation, any person who is a director, officer or employee (x) of such person, (y) of any subsidiary of such person or (z) of any Affiliate of such person or (B) if such person is an individual, any immediate family member or lineal descendent of such person or spouse of such immediate family member or of such lineal descendant, or (ii) any Affiliate of any person included in clause (i) and any person who is a director, officer or employee of such Affiliate.

        "Required Rating" means ratings on the 6 1/2% Notes of at least BBB- by S&P and Baa3 by Moody's.

        "Restricted Subsidiary" of a person means any subsidiary of the referent person that is not an Unrestricted Subsidiary.

        "Santa Fe" means Santa Fe Station, Inc.

        "Senior Indebtedness" means: (x) all obligations of the Company now or hereafter existing to pay the principal of, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization to the extent a claim for post-filing interest is allowed in such proceedings) on, any Indebtedness (other than Capital Lease Obligations) of the Company, whether outstanding on the date of the 6 1/2% Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company; (y) Indebtedness of the Company represented by Capital Lease Obligations if the instrument creating or evidencing the same expressly provides that such Indebtedness shall be senior in right of payment to the 6 1/2% Notes; and (z) Indebtedness of the Company with respect to Interest Rate Protection Agreements. Notwithstanding the foregoing, Senior Indebtedness shall not include: (a) any Indebtedness, if the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the 6 1/2% Notes; (b) in the case of each 6 1/2% Note, the other 6 1/2% Notes; (c) the Existing Senior Subordinated Notes; (d) Indebtedness of the Company to, or guaranteed on behalf of, an Affiliate of the Company (other than a Restricted Subsidiary); (e) Indebtedness to trade creditors incurred or assumed in the ordinary course of business in connection with obtaining goods, materials or services; (f) Indebtedness represented by Exchangeable Stock or Redeemable Stock; (g) any liability for federal, state, local or other taxes owed or owing by the Company; (h) Indebtedness incurred in violation of the 6 1/2% Indenture provisions summarized below under "Limitation on Indebtedness;" and (i) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

        "S&P" means Standard & Poor's Corporation and its successors.

        "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the date of the 6 1/2% Indenture or thereafter incurred) which is subordinate or junior in right of payment to the 6 1/2% Notes.

        "subsidiary of a person" means any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such person or by one or more of the other subsidiaries of that person (or a combination thereof); provided that with respect to any such corporation, association, partnership, limited liability company or other business entity of which no more than 50% of the total Voting Stock is so owned or controlled, then such corporation, association, partnership, limited liability company or other business entity shall not be deemed to be a subsidiary of such person unless such person has the power to direct the policies or management of such corporation, association, partnership, limited liability company or other business entity.

        "Subsidiary" means any subsidiary of the Company.

        "Sunset" means Sunset Station, Inc.

        "Texas" means Texas Station, LLC.

        "Unrestricted Subsidiary" means any Subsidiary (other than Palace, Boulder, Texas, Sunset, Santa Fe, Fiesta, Fiesta Holdings, Lake Mead, Lake Mead Holdings or any successor to any of them) that at the time of determination shall be designated by the Board of Directors of the Company as an Unrestricted Subsidiary of the Company by a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent and so long as such Subsidiary (and any Subsidiary of such Subsidiary): (a) has no Indebtedness other than Qualified Non-Recourse Debt; and (b) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that the Company or any of its Restricted Subsidiaries may execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, and the execution and performance (if such performance is permitted under the covenant entitled "Limitation on Indebtedness") of such Completion Guarantee and Keep-Well Agreement shall not prevent a Subsidiary from becoming or remaining an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the 6 1/2% Trustee by filing with the 6 1/2% Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the 6 1/2% Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described below under the caption "—Limitation on Indebtedness," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if no default or Event of Default would be in existence following such designation.

        "Voting Stock" means any class of Capital Stock of any person then outstanding normally entitled (without regard to the occurrence of any contingency) to vote in elections of directors, managers, managing partners or trustees.

Optional Redemption

        The 6 1/2% Notes will not be redeemable prior to February 1, 2009. Thereafter, the 6 1/2% Notes will be redeemable, at the Company's option, in whole or in part, upon not less than 30 days' nor more than 60 days' notice mailed to each Noteholder to be redeemed at the Noteholder's address of record, on any date on which the 6 1/2% Notes are outstanding on or after February 1, 2009 and prior to maturity.

        The 6 1/2% Notes will be redeemable at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning February 1 of the years indicated below:

Year	Redemption Prices
2009	102.438%
2010	101.625%
2011	100.813%
2012 and thereafter	100.000%

Selection for Redemption

        If fewer than all the 6 1/2% Notes are to be redeemed, the 6 1/2% Trustee will select the 6 1/2% Notes or portions thereof that will be redeemed as provided in the 6 1/2% Indenture on a pro rata basis or by lot. Unless the Company defaults in making the redemption payment, on and after the redemption date, interest will cease to accrue on the 6 1/2% Notes or portions of them called for redemption.

Ranking

        The 6 1/2% Notes are:

  •
  unsecured senior subordinated obligations of the Company;

  •
  subordinated to all Senior Indebtedness of the Company;

  •
  equal in right of payment with all existing and future senior subordinated Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Indebtedness of the Company.

        The 6 1/2% Notes effectively rank junior to secured Indebtedness of the Company, including borrowings under the Bank Facility, to the extent of the value of the property securing such Indebtedness, and to all liabilities of the Company's subsidiaries.

Subordination

        The 6 1/2% Notes are subordinated in right of payment, as set forth in the 6 1/2% Indenture, to the prior payment in full of all existing and future Senior Indebtedness. Except with respect to limitations on the aggregate amount of consolidated Indebtedness that the Company may incur, the 6 1/2% Indenture does not limit the ability of the Company to incur additional Senior Indebtedness or restrict the ability of the Company to transfer assets to and among its Restricted Subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the 6 1/2% Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the 6 1/2% Notes.

        Under certain circumstances, as described below, holders of Senior Indebtedness may block payments on the 6 1/2% Notes. In addition, all of the Company's operating assets are owned by Subsidiaries of the Company. Any claims of the Noteholders against the assets of Subsidiaries would effectively be subordinate to all existing and future indebtedness and other liabilities (including trade payables) of such Subsidiaries.

        Upon any payment or distribution of cash, securities or other property to creditors of the Company in a liquidation (total or partial), reorganization or dissolution of the Company, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshalling of assets or similar proceeding, the payment of the principal of, interest on, or other distribution with respect to, the 6 1/2% Notes will be subordinated in right of payment, as set forth in the 6 1/2% Indenture, to the prior payment in full of all Senior Indebtedness. In the event that (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and in the case of this clause (ii) the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms, no direct or indirect payment may be made under the 6 1/2% Notes unless, in either case, (x) such default has been cured or waived and any such acceleration has been rescinded or (y) such Designated Senior Indebtedness has been paid in full. In addition, during the continuance of any other event of default with respect to Designated Senior Indebtedness that permits acceleration of the maturity thereof, no direct or indirect payment may be made under the 6 1/2% Notes for a period of 180 days (the "Payment Blockage Period") commencing on the earlier of (i) the date the 6 1/2% Trustee receives written notice of such default from a representative with respect to, or the holders of a majority in principal amount of, any issue of Designated Senior Indebtedness or (ii) if such event of default results from the acceleration of the 6 1/2% Notes, the date of such acceleration. Not more than one Payment Blockage Period may be commenced with respect to the 6 1/2% Notes during any period of 360 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date the payment upon or in respect of the 6 1/2% Notes was due, and there must be 180 days in any 360-day period in which no Payment Blockage Period is in effect as to the Company. For all purposes of this paragraph, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by the representative or requisite holders of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days. The failure to make a payment pursuant to the 6 1/2% Notes because of the restrictions described in this paragraph shall not be construed as preventing the occurrence of a default and such restrictions shall not have any effect on the right to accelerate the maturity of the 6 1/2% Notes.

        The provisions described in the two preceding paragraphs shall not prevent or delay (i) the Company from redeeming any 6 1/2% Notes if required by any Gaming Authority as described under "Mandatory Disposition Pursuant to Gaming Laws" or from otherwise purchasing any 6 1/2% Notes pursuant to any Legal Requirement relating to the gaming business of the Company or its Subsidiaries or (ii) the receipt by the Noteholders of payments of principal and interest on the 6 1/2% Notes, as described under "Satisfaction and Discharge of the 6 1/2% Indenture," from the application of any money or United States Government Obligations held in trust by the 6 1/2% Trustee.

        As of December 31, 2003, on an as adjusted basis, after giving effect to the January Offering, the Add-On, the February Offering, the March Offering and the application of the net proceeds therefrom, the Company would have had approximately $473.0 million of senior indebtedness, which consisted of the 6% Notes, $16.9 million of outstanding 8 3/8% Senior Notes due 2008 and guarantees of indebtedness incurred by our subsidiaries that ranked senior to the 6 1/2% Notes, $817.5 million of senior subordinated indebtedness, consisting of the 6 1/2% Notes, $17.5 million of outstanding 9 7/8% Senior Subordinated Notes due 2010 and $350.0 million of outstanding 6 7/8% Senior Subordinated Notes due 2016, and our subsidiaries would have had outstanding $78.0 million of other liabilities that effectively rank senior to the 6 1/2% Notes. The Company has no indebtedness outstanding to which the 6 1/2% Notes are senior, and the Company has no plans to issue any such indebtedness.

Change of Control and Rating Decline

        Upon the occurrence of a Change of Control Triggering Event, each Noteholder shall have the right to require that the Company repurchase all or any part of such Noteholder's 6 1/2% Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. Within 30 days following the date of a Change of Control Triggering Event, the Company shall mail a notice to each Noteholder with a copy to the 6 1/2% Trustee stating: (1) that a Change of Control Triggering Event has occurred and that such Noteholder has the right to require the Company to repurchase all or any part of such Noteholder's 6 1/2% Notes at a repurchase price in cash equal to 101% of the principal amount, plus accrued interest to the date of repurchase thereof; (2) the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control Triggering Event); and (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Repurchase Date"). Noteholders electing to have 6 1/2% Notes repurchased will be required to surrender the 6 1/2% Notes, with an appropriate, duly completed form, to the Company at the address specified in the notice at least three Business Days prior to the Repurchase Date. Noteholders will be entitled to withdraw their election if the paying agent receives, not later than three Business Days prior to the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of the 6 1/2% Notes which were delivered for repurchase by the Noteholder and a statement that such holder is withdrawing such holder's election to have such 6 1/2% Notes repurchased.

        The source of funds for any repurchase of 6 1/2% Notes upon a Change of Control Triggering Event will be the Company's cash or cash generated from operations or other sources, including borrowings, sales of assets or equity. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any required repurchases. In addition, the ability to repurchase 6 1/2% Notes upon a Change of Control Triggering Event would be limited by the Bank Facility and may be limited by the terms of other then-existing Indebtedness. There can be no assurance that the Company will be able to fund the repurchase of 6 1/2% Notes upon a Change of Control Triggering Event within the limitations imposed by the Bank Facility and by the terms of other then-existing Indebtedness. The 6 1/2% Indenture requires the Company, if any consent under the Bank Facility is necessary to permit the repurchase of 6 1/2% Notes as described in the preceding paragraph, to (i) repay in full all Indebtedness under the Bank Facility or offer to repay in full all Indebtedness under the Bank Facility or (ii) obtain the requisite consent under the Bank Facility. The failure to comply with the covenant set forth in the preceding sentence will not excuse the failure to repurchase 6 1/2% Notes upon a Change of Control Triggering Event. There can be no assurance that the Company will be able, as required by the 6 1/2% Indenture, to repay the Bank Facility or obtain any consent under the Bank Facility necessary to permit the repurchase of the 6 1/2% Notes upon a Change of Control Triggering Event. However, any default by the Company in payment of principal when the same becomes due and payable upon a Noteholder's exercise of the repurchase offer following a Change of Control Triggering Event will be deemed an Event of Default (as a remedy for which Noteholders would be entitled to receive the purchase price due upon a Change of Control Triggering Event).

        The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws, to the extent such rules and laws are applicable, in the event that a Change of Control Triggering Event occurs and the Company is required to repurchase 6 1/2% Notes.

        The existence of a Noteholder's right to require the Company to repurchase such Noteholder's 6 1/2% Note upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control.

Limitation on Indebtedness

        Unless the 6 1/2% Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, or otherwise in any manner become liable, directly or indirectly, with respect to any Indebtedness, except, without duplication, for (i) the incurrence by the Company's Unrestricted Subsidiaries of Qualified Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Qualified Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; (ii) FF&E Financing incurred by the Company or its Restricted Subsidiaries, (iii) the 6 1/2% Notes, (iv) all Existing Notes, (v) provided no Event of Default shall have occurred and be continuing, other Indebtedness of the Company and its Restricted Subsidiaries in an amount not to exceed $15,000,000 in aggregate principal amount, (vi) additional Indebtedness of the Company and its Restricted Subsidiaries, if at the time of the incurrence of such Indebtedness, the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company and ending prior to the date of incurrence (the "Reference Period") is not less than 2.00 to 1.00, after giving effect to (A) the incurrence of such Indebtedness as if such Indebtedness was incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period and, (B) the acquisition or disposition of any company or business acquired or disposed of by the Company or any Restricted Subsidiary since the first day of the Reference Period, including any acquisition or disposition which will be consummated contemporaneously with the incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period, (vii) Permitted Refinancing Indebtedness, (viii) Indebtedness incurred under the Bank Facility not to exceed the greater of (A) $200 million or (B) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is incurred, provided that the exception in this clause (viii) shall not be applicable to any Indebtedness incurred in refinancing the Bank Facility if the managing agent for the lenders of such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, (ix) Interest Rate Protection Agreements of the Company or any Restricted Subsidiary covering solely Indebtedness of the Company or any Restricted Subsidiary which is otherwise permitted to be incurred pursuant to this paragraph, (x) Indebtedness to the Company or a wholly-owned Restricted Subsidiary, or (xi) to the extent that such incurrence does not result in the incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement; provided, however, that the foregoing exception shall not be applicable to Indebtedness incurred in connection with the performance by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xi) of the first paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses. The Company may reclassify such Indebtedness from time to time in its sole discretion.

Limitation on Capital Stock of Restricted Subsidiaries

        The Company will not permit any Restricted Subsidiary to issue any Capital Stock to any person (other than to the Company or any wholly-owned Restricted Subsidiary) that shall entitle the holder of such Capital Stock to a preference in right of payment in the event of liquidation, dissolution or winding-up of such Restricted Subsidiary or with respect to dividends of such Restricted Subsidiary.

Limitation on Transactions with Affiliates

        Unless the 6 1/2% Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service), pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $1,000,000, with any Affiliate or Related Person of the Company or of the Existing Equity Holders (other than the Company or a wholly-owned Restricted Subsidiary of the Company), unless (i) the terms of such business, transaction or series of related transactions are (A) set forth in writing and (B) fair and reasonable to the Company or such Restricted Subsidiary, and no less favorable to the Company or such Restricted Subsidiary, as the case may be, as terms that would be obtainable at the time for a comparable transaction or series of related transactions with an unrelated third person and (ii) the disinterested directors of the Board of Directors of the Company have, by resolution, determined in good faith that such business or transaction or series of related transactions meets the criteria set forth in (i) (B) above, which determination shall be conclusive and (iii) with respect to any transaction or series of related transactions otherwise permitted under this paragraph pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $15,000,000, such transaction or series of related transactions shall not be permitted unless, prior to consummation thereof, the Company shall have received an opinion, from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions, that such transaction or series of related transactions is on terms which are fair, from a financial point of view, to the Company or such Restricted Subsidiary. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries shall be entitled to provide management services to an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, provided that the Company or such Restricted Subsidiary, as the case may be, is reimbursed by the Unrestricted Subsidiary for all costs and expenses (including without limitation payroll) it incurs in providing such services.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

        Unless the 6 1/2% Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any interest or principal due on Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, other than (a) any such encumbrance or restriction imposed by any Gaming Authority, (b) any encumbrance or restriction existing on the date of the 6 1/2% Indenture contained in the Bank Facility relating to Indebtedness that does not exceed the greater of (1) $200 million or (2) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such indebtedness is incurred, (c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness (other than Indebtedness incurred in anticipation of, as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company) incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of the Company and outstanding on such date, (d) any pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary if such pledge is made in connection with the incurrence of Qualified Non-Recourse Debt by such Unrestricted Subsidiary; and (e) any encumbrance or restriction pursuant to an agreement relating to Indebtedness issued to repay or amend Indebtedness referred to in clause (b), (c) or (e) of this paragraph, provided, however, that any such encumbrance or restriction is no less favorable to the Noteholders than encumbrances and restrictions contained in agreements relating to the Indebtedness so repaid or amended, and provided further, that in the event that Indebtedness is issued to repay or amend the Bank Facility, the aggregate principal amount of such Indebtedness shall not exceed the greater of (A) $200 million or (B) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is issued.

Provision of Financial Information

        The Company will file with the 6 1/2% Trustee and provide Noteholders within 15 days after it files them with the SEC copies of the quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company files with the SEC pursuant to Sections 13(a) and 13(c) or 15(d) of the Exchange Act. The Company will continue to file with the SEC and the 6 1/2% Trustee, and provide to Noteholders, on the same timely basis such reports, information and other documents as the Company would be required to file with the SEC as if the Company were subject to the requirements of such Sections 13(a) and 13(c) or 15(d) of the Exchange Act, notwithstanding that the Company may no longer be subject to Section 13(a) and 13(c) or 15(d) of the Exchange Act and that the Company would be entitled not to file such reports, information and other documents with the SEC. In addition, if the Company has any Unrestricted Subsidiaries at such time, it shall also file with the 6 1/2% Trustee, and provide to the Noteholders, on the same timely basis, all quarterly and annual financial statements (which information may be unaudited) that would be required by Forms 10-Q and 10-K if the Company did not have such Unrestricted Subsidiaries.

Restriction on Layering Debt

        The Company will not incur any Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness and senior in any respect in right of payment to the 6 1/2% Notes.

Consolidation, Merger and Sale of Assets

        The Company may not consolidate with or merge with or into any other entity (other than with a wholly-owned Restricted Subsidiary, provided the Company is the continuing corporation) or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole) to any entity, unless: (1) either (a) the Company shall be the continuing corporation or (b) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, conveyance, assignment, transfer, lease or disposition, all or substantially all of the properties and assets of the Company shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the 6 1/2% Notes and the performance and observance of every covenant of the 6 1/2% Indenture on the part of the Company to be performed or observed; (2) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; (3) immediately after giving effect to any such transaction involving the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company (if it is the continuing corporation) or such other entity could incur at least $1.00 of additional Indebtedness pursuant to clause (vi) of the 6 1/2% Indenture covenant described under "—Limitation on Indebtedness;" and (4) immediately thereafter, the Company (if it is the continuing corporation) or such other entity shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

Events of Default

        An "Event of Default" is deemed to occur if: (1) the Company defaults in the payment of interest on any 6 1/2% Note when the same becomes due and payable and such default continues for a period of 30 days following the due date, (2) the Company defaults in the payment of the principal of any 6 1/2% Note when the same becomes due and payable at maturity, upon optional redemption of the 6 1/2% Notes by the Company, upon exercise by the Noteholder of the put option upon a Change of Control Triggering Event, upon declaration or otherwise, (3) the Company fails to observe, perform or comply with any of the provisions described under "—Consolidation, Merger and Sale of Assets;" (4) the Company fails to observe, perform or comply with any of its other agreements or covenants in, or provisions of, the 6 1/2% Notes or the 6 1/2% Indenture and such failure to observe, perform or comply continues for a period of 60 days after receipt by the Company of notice of default from the 6 1/2% Trustee or the holders of at least 25% in principal amount of the 6 1/2% Notes; (5) the Company fails, after any applicable grace period, to make any payment of principal of, premium in respect of, or interest on, any Indebtedness when due, or any Indebtedness of the Company or any of its Restricted Subsidiaries is accelerated because of a default and the aggregate principal amount of such Indebtedness with respect to which any such failure to pay or acceleration has occurred exceeds the greater of (a) $10,000,000 and (ii) 5% of Consolidated Net Tangible Assets; (6) any encumbrance or restriction of the type described under "—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" becomes applicable to any Restricted Subsidiary; (7) certain events of bankruptcy or insolvency of the Company or any of its Restricted Subsidiaries occur; (8) one or more judgments, orders or decrees are rendered against the Company or any of its Restricted Subsidiaries in an aggregate amount in excess of (x) $10,000,000 and (y) 5% of Consolidated Net Tangible Assets (in each case, to the extent not covered by insurance) and, in each case, that are not discharged for a period of 60 days during which a stay of enforcement of such judgments, orders or decrees, by reason of a pending appeal or otherwise, is not in effect; or (9) any Gaming License of the Company or any of its Restricted Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino-hotel owned, leased or operated directly or indirectly by the Company or any of its Restricted Subsidiaries (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, both desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Noteholders).

        If an Event of Default (other than an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization) occurs and is continuing, the 6 1/2% Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding 6 1/2% Notes, by notice to the Company and the 6 1/2% Trustee, may declare to be immediately due and payable the unpaid principal of and all accrued interest and premium, if any, on the 6 1/2% Notes. If an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization occurs, such an amount shall become immediately due and payable without any declaration or other act on the part of the 6 1/2% Trustee or any Noteholder. The holders of a majority in principal amount of the then outstanding 6 1/2% Notes, by notice to the 6 1/2% Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except non-payment of principal or interest that has become due solely because of the acceleration. The holders of a majority in principal amount of the then outstanding 6 1/2% Notes, by notice to the 6 1/2% Trustee, may waive an existing default or Event of Default and its consequences, except a continuing default or Event of Default in the payment of the principal of any 6 1/2% Note.

        The Company will file annually with the 6 1/2% Trustee an Officers' Certificate regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.

Waiver and Modification of the 6 1/2% Indenture

        The Company and the 6 1/2% Trustee may amend the 6 1/2% Indenture or the 6 1/2% Notes without the consent of any Noteholders to: (i) cure any ambiguity, defect or inconsistency; (ii) comply with the provision of the 6 1/2% Indenture relating to mergers and consolidations of the Company; (iii) provide for uncertificated 6 1/2% Notes in addition to certificated 6 1/2% Notes; (iv) make any change that does not adversely affect the rights of any Noteholder; or (v) comply with the Trust Indenture Act.

        The Company and the 6 1/2% Trustee may amend any provisions of the 6 1/2% Indenture or the 6 1/2% Notes with the written consent of the holders of at least a majority in principal amount of the 6 1/2% Notes then outstanding. The holders of a majority in principal amount of the outstanding 6 1/2% Notes may waive compliance by the Company with any such provision. The terms of the Bank Facility require the consent of the lenders thereunder before the Company may amend, modify or supplement the

6 1/2% Indenture, except for amendments, which do not require the consent of any Noteholder under the 6 1/2% Indenture.

        However, without the consent of each Noteholder affected, no amendment or waiver of any provision of the 6 1/2% Indenture may: (i) reduce the amount of 6 1/2% Notes whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time of payment of interest on any 6 1/2% Notes; (iii) reduce the principal or change the fixed maturity of any 6 1/2% Notes or alter the redemption provisions with respect thereto; (iv) make any 6 1/2% Notes payable in money other than that stated in the 6 1/2% Notes; (v) make any change in provisions of the 6 1/2% Indenture relating to waivers of compliance with, or past defaults of, the 6 1/2% Indenture or the 6 1/2% Notes, or the right of Noteholders to receive payments of principal, premium or interest; or (vi) waive a default in payment of the principal of, or interest on, any 6 1/2% Notes.

Satisfaction and Discharge of the 6 1/2% Indenture

        The 6 1/2% Indenture will be discharged upon payment or redemption of all the 6 1/2% Notes issued thereunder. In addition, upon deposit with the 6 1/2% Trustee of money or noncallable United States Government Obligations sufficient for full payment of such 6 1/2% Notes and delivery to the 6 1/2% Trustee of a satisfactory opinion of counsel regarding federal income tax consequences to the Noteholders, all obligations under the 6 1/2% Indenture, other than with respect to compensation and indemnity of the 6 1/2% Trustee and certain other obligations, will be discharged.

Concerning the 6 1/2% Trustee

        The 6 1/2% Indenture contains certain limitations on the right of the 6 1/2% Trustee, should it be or become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The 6 1/2% Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

        The holders of a majority in principal amount of the then outstanding 6 1/2% Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the 6 1/2% Trustee. However, the 6 1/2% Trustee may refuse to follow any direction that conflicts with law or the 6 1/2% Indenture, is unduly prejudicial to the rights of other Noteholders or would involve the 6 1/2% Trustee in personal liability. The 6 1/2% Indenture provides that in case an Event of Default shall occur (which shall not be cured), the 6 1/2% Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the 6 1/2% Trustee will be under no obligation to exercise any of its rights or powers under the 6 1/2% Indenture at the request of any of the Noteholders, unless they shall have offered to the 6 1/2% Trustee satisfactory indemnity.

Mandatory Disposition Pursuant to Gaming Laws

        If a record or a beneficial owner of a 6 1/2% Note is required by any Gaming Authority to be found suitable, the owner shall apply for a finding of suitability within 30 days after the request of such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority, (i) such owner shall, upon request of the Company, dispose of such owner's 6 1/2% Notes within 30 days or within that time prescribed by such Gaming Authority, whichever is earlier, or (ii) the Company may, at its option, redeem such owner's 6 1/2% Notes at the lesser of (x) the principal amount thereof or (y) the price at which the 6 1/2% Notes were acquired by such owner, together with, in either case, accrued interest to the date of the finding of unsuitability by such Gaming Authority.

DESCRIPTION OF THE 6 7/8% NOTES

        The Old 6 7/8% Notes were issued under the Indenture, dated as of February 27, 2004 (the "6 7/8% Indenture"), between SCI, as issuer, and Law Debenture Trust Company of New York, as trustee (the "6 7/8% Trustee"). The form and terms of the New 6 7/8% Notes will be substantially identical to those of the Old 6 7/8% Notes except that the New 6 7/8% Notes will have been registered under the Securities Act and hence not subject to certain restrictions, registration rights and related liquidated damages applicable to the Old 6 7/8% Notes. The following summary includes a description of all material provisions of the 6 7/8% Indenture. The summary of the 6 7/8% Indenture and of the related documents hereunder, however, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the 6 7/8% Indenture and related documents, including the definitions contained therein of certain terms and those terms made part of the 6 7/8% Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the 6 7/8% Indenture. Capitalized terms used herein and not otherwise defined in this offering memorandum have the meanings ascribed to them in the 6 7/8% Indenture. As used herein, the "Company" refers to SCI and not to any subsidiaries of SCI.

General

        The New Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The 6 7/8% Notes are unsecured general obligations of the Company. The Company will be permitted to issue additional notes from time to time under the 6 7/8% Indenture. Any offering of additional notes will be subject to the covenant described under the caption "Limitation on Indebtedness." All notes issued under the 6 7/8% Indenture, including any notes subsequently issued under the 6 7/8% Indenture, will be treated as a single class for all purposes under the 6 7/8% Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. The 6 7/8% Notes and any additional notes will mature on March 1, 2016. As of the date of the 6 7/8% Indenture and the date of the issuance of the Old 6 7/8% Notes, all of the Company's Subsidiaries were Restricted Subsidiaries, other than Green Valley Ranch Gaming LLC, SC Michigan, LLC and MPM Enterprises, LLC, each of which is an Unrestricted Subsidiary. Under certain circumstances, the Company will be able to designate certain current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the 6 7/8% Indenture.

Interest on the 6 7/8% Notes

        The New 6 7/8% Notes will pay interest semiannually at a rate of 6 7/8% per annum from the date of original issuance of the Old 6 7/8% Notes until maturity.

        Interest on the New 6 7/8% Notes will accrue from the most recent interest payment date to which interest has been paid, or if no interest has been paid, from the date of original issuance of the Old 6 7/8% Notes. Interest on the 6 7/8% Notes will be payable on March 1 and September 1 of each year, commencing September 1, 2004 to the person in whose name the 6 7/8% Note is registered (a "Noteholder") at the close of business on the preceding February 15 or August 15, as the case may be.

        Principal of and interest on the 6 7/8% Notes are payable at the offices of the paying agent for the 6 7/8% Notes, located at the principal corporate offices of the 6 7/8% Trustee, provided that the payment of interest may be made at the Company's option by check mailed to a Noteholder's registered address. The 6 7/8% Notes are transferable at the offices of the Registrar for the 6 7/8% Notes, located at the principal corporate offices of the 6 7/8% Trustee.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the 6 7/8% Indenture. Reference is made to the 6 7/8% Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Affiliate" of any specified person means any other person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such specified person (or a 10% or greater equity interest in such person which is not a corporation) or (iii) of which 10% or more of any class of the Voting Stock (or, in the case of a person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

        "Amortization Expense" means, for any period, amounts recognized during such period as amortization of all goodwill and other assets classified as intangible assets in accordance with GAAP.

        "Average Life" means, as of the date of determination, with reference to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

        "Bank Facility" means the Amended and Restated Loan Agreement dated as of September 18, 2002, and amended by the First Amendment to Amended and Restated Loan Agreement, as of January 24, 2003, the Second Amendment to Amended and Restated Loan Agreement, as of July 14, 2003 and the Third Amendment to Amended and Restated Loan Agreement, as of December 18, 2003, by and among Palace, Boulder, Texas, Sunset, Santa Fe, Lake Mead Holdings, Lake Mead, Fiesta Holdings and Fiesta, the Lenders party thereto and Bank of Scotland, Deutsche Bank Trust Company Americas, Dresdner Bank AG, New York and Grand Cayman Branches, Lehman Commercial Paper Inc. and Wells Fargo Bank, N.A., as Syndication Agents, and Bank of America, N.A., as Administrative Agent, as amended, modified or refinanced from time to time, provided that the managing agent for the lenders under such refinancing is a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities.

        "Boulder" means Boulder Station, Inc.

        "Capital Lease Obligations" of a person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

        "Capital Stock" means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (including partnerships or partnership interests) or ownership interests (however designated) of such person, including each class of common stock and preferred stock of such person, but excluding convertible Indebtedness.

        "Change of Control" means an event or series of events by which (i) the Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries to any person, corporation, entity or group, (ii) any "person"

(as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Existing Equity Holders) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person," (iii) the Company consolidates with or merges into another corporation, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transactions between the Company and its wholly-owned Restricted Subsidiaries, with the effect that any "person" (other than the Existing Equity Holders) becomes the "beneficial owner," directly or indirectly, of securities representing 40% or more of the combined voting power of the Company's Voting Stock and at such time as the Existing Equity Holders together shall fail to beneficially own, directly or indirectly, securities representing at least the same percentage of the combined voting power of the Company's Voting Stock as is "beneficially owned" by such "person," or (iv) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new or replacement directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office. The meaning of the term "all or substantially all of its properties and assets" is not determinable with absolute certainty. Such term is likely to be interpreted by reference to applicable state law in effect at the relevant time and the interpretation will be dependent upon the facts and circumstances existing at that time. It is therefore possible that Noteholders and the Company (or different holders) will disagree as to whether or not a Change of Control or Change of Control Triggering Event has occurred.

        "Change of Control Triggering Event" is defined as the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

        "Completion Guarantee and Keep-Well Agreement" means (i) the guarantee by the Company or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Company, (ii) the agreement by the Company or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Company in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility by such Affiliate and (iii) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (i) and (ii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Gaming Authority.

        "Consolidated Coverage Ratio" means, for any period, for any person, the ratio of the aggregate amount of Operating Cash Flow of such person for such period to the aggregate amount of Consolidated Interest Expense of such person for such period.

        "Consolidated Interest Expense" means, for any period, the total interest expense of a person and its consolidated Restricted Subsidiaries, including (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest, (iv) cash and noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of discount) and (vii) interest expense in respect of obligations of other persons deemed to be Indebtedness of the Company or its Restricted Subsidiaries under clause (v) or (vi) of the definition of Indebtedness.

        "Consolidated Net Income" means, for any period, the net income of a person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such person (including, without limitation, an Unrestricted Subsidiary) for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below); and (B) the Company's equity in the net loss of any such person for such period shall be included in determining such Consolidated Net Income (subject, with respect to the net loss of an Unrestricted Subsidiary, to clause (vi) below); (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) unless at the time of computation no cash would be permitted to be distributed and (B) the Company's equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person; (v) the cumulative effect of a change in accounting principles; (vi) the net loss of any Unrestricted Subsidiary; and (vii) extraordinary or nonrecurring gains or losses.

        "Consolidated Net Tangible Assets" means the total amount of assets (including investments in Joint Ventures) of the Company and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (i) all current liabilities of the Company and its Subsidiaries (excluding (A) the current portion of long-term indebtedness, (B) intercompany liabilities and (C) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with GAAP.

        "Consolidated Net Worth" of any person means the total of the amounts shown on the balance sheet of such person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of any date selected by the Company not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (i) the par or stated value of all outstanding Capital Stock plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus, less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

        "Designated Senior Indebtedness" shall mean each issue of Senior Indebtedness that: (i) has an outstanding principal amount of at least $25,000,000 (including the amount of all reimbursement obligations pursuant to letters of credit thereunder and the maximum principal amount available to be drawn thereunder, assuming in the case of the Bank Facility that all conditions precedent to any such drawing could be satisfied); and (ii) has been designated as Designated Senior Indebtedness pursuant to an Officer's Certificate of the Company received by the 6 7/8% Trustee.

        "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than into Capital Stock of such corporation that is neither Exchangeable Stock or Redeemable Stock).

        "Existing Equity Holders" means Frank J. Fertitta III, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson, Scott M Nielson, Stephen L. Cavallaro, William W. Warner and the Former Equity Holder and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing. Existing Equity Holders shall also mean any lineal descendants of such persons, but only to the extent that the beneficial ownership of the Voting Stock held by such lineal descendants was directly received (by gift, trust or sale) from any such person.

        "Existing Notes" means the $400,000,000 8 3/8% Senior Notes of the Company due 2008 and the Existing Senior Subordinated Notes.

        "Existing Senior Subordinated Notes" means the $400,000,000 6 1/2% Senior Subordinated Notes of the Company due 2014, the 9 7/8% Senior Subordinated Notes of the Company due 2010 outstanding immediately following the issuance of the Notes and the application of the net proceeds thereof, and the 8 7/8% Senior Subordinated Notes due 2008 for so long as they remain outstanding, it being agreed that such notes shall be redeemed on or about February 27, 2004.

        "FF&E Financing" means Indebtedness which is non-recourse to the borrower, the proceeds of which will be used to finance the acquisition or lease by the Company or its Restricted Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the operation of its business and secured by a Lien on such FF&E.

        "Fiesta" means Fiesta Station, Inc.

        "Fiesta Holdings" means Fiesta Station Holdings, LLC.

        "Former Equity Holder" means Frank J. Fertitta, Jr.

        "GAAP" means generally accepted accounting principles as in effect in the United States of America on the date that the Old 6 7/8% Notes were issued.

        "Gaming Authority" means the Nevada Gaming Commission, the Nevada Gaming Control Board or any agency of any state, county, city or other political subdivision which has, or may at any time after the date of the 6 7/8% Indenture have, jurisdiction over all or any portion of the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

        "Gaming License" of any person means every license, franchise or other authorization on the date of the 6 7/8% Indenture or thereafter required to own, lease, operate or otherwise conduct the gaming operations of such person, including, without limitation, all such licenses granted under the Nevada Gaming Control Act as from time to time amended, or any successor provision at law, the regulations of Gaming Authorities and other applicable laws.

        "Governmental Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof.

        "Indebtedness" of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all Capital Lease Obligations of such person; (iii) all obligations of such person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding operating leases and trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured.

        "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

        "Investment Grade" designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

        "Joint Venture" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more Subsidiaries.

        "Lake Mead" means Lake Mead Station, Inc.

        "Lake Mead Holdings" means Lake Mead Station Holdings, LLC.

        "Legal Requirements" means, with respect to any project, all laws, statutes and ordinances (including building codes and zoning and environmental laws, regulations and ordinances), and all rules, orders, rulings, regulations, directives and requirements of all Governmental Authorities, which are now or which may hereafter be in existence, and which are applicable to the Company or any Affiliate thereof in connection with the construction or development of any project or the operation of its business, or any part thereof, including, without limitation, the Nevada Gaming Control Act, as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable to the Company or any Affiliate thereof.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any agreement to give any security interest). For the purposes of the 6 7/8% Indenture, a person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement (other than operating leases) relating to such asset.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Operating Cash Flow" means, for any period, for any person, the aggregate amount of Consolidated Net Income of such person before Consolidated Interest Expense, income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance cost. Notwithstanding the foregoing, the Consolidated Interest Expense, income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance cost of a subsidiary of a person shall be added to Consolidated Net Income to compute Operating Cash Flow in the same proportion that the net income of such subsidiary was included in calculating the Consolidated Net Income of such person.

        "Palace" means Palace Station Hotel & Casino, Inc.

        "Permitted Refinancing Indebtedness" means Indebtedness of the Company or a Restricted Subsidiary (i) issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or (ii) constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of the Company or a Restricted Subsidiary (and any premiums, penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary in connection with the repayment or amendment thereof) existing immediately after the original issuance of the Old 6 7/8% Notes or incurred pursuant to clauses (iii), (vi), (vii) and (viii) (subject to proviso (C) below) of the 6 7/8% Indenture covenant described under "Limitation on Indebtedness," in a principal amount (or, if such Permitted Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not in excess of (1) the principal amount of the Indebtedness so refinanced (or, if such Permitted Refinancing Indebtedness refinances Indebtedness under an agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such agreement) plus (2) unpaid accrued interest on such Indebtedness plus (3) premiums, penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with the repayment or amendment thereof; provided that (A) Permitted Refinancing Indebtedness of the Company that repays or constitutes an amendment to Subordinated Indebtedness shall not have an Average Life less than the Indebtedness to be so refinanced at the time of such incurrence, and shall contain subordination and default provisions no less favorable in any material respect to the Noteholders than those contained in such repaid or amended Indebtedness, (B) notwithstanding the foregoing, any Permitted Refinancing Indebtedness incurred to repay all of the 6 7/8% Notes then outstanding shall not be limited in principal amount or otherwise if the Company, contemporaneously with such issuance, irrevocably deposits with the 6 7/8% Trustee or paying agent an amount of the proceeds of such Permitted Refinancing Indebtedness sufficient to redeem or repay each installment of the outstanding principal amount of the 6 7/8% Notes on, and all interest accrued to, the date fixed for such repayment, together with irrevocable instructions to redeem and repay the 6 7/8% Notes on the stated redemption date and (C) to the extent that Permitted Refinancing Indebtedness includes Indebtedness incurred in connection with the refinancing of the Bank Facility (whether or not such Indebtedness is existing on or after the date of the 6 7/8% Indenture) and the managing agent for the lenders under such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, the provisions of clause (viii) of the covenant described under "Limitation on Indebtedness" shall terminate and be of no further force and effect with respect to such refinancing Indebtedness.

        "Qualified Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which

(including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, other than by a pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary; provided, however, that the Company or any of its Restricted Subsidiaries may (x) execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility or (y) make a loan to an Unrestricted Subsidiary and such actions referred to in the foregoing clauses (x) and (y) shall not constitute Indebtedness which is not Qualified Non-Recourse Debt.

        "Rating Agencies" means (i) S&P and (ii) Moody's or (iii) if S&P or Moody's or both shall not make a rating of the 6 7/8% Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

        "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); and (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the 6 7/8% Notes has decreased by one or more gradation, gradations within Rating Categories (+ and- for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

        "Rating Date" means the date which is 90 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

        "Rating Decline" shall be deemed to occur if, within 90 days of public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the 6 7/8% Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies): (a) in the event the 6 7/8% Notes are rated by either Rating Agency on the Rating Date as Investment Grade the rating of the 6 7/8% Notes by both Rating Agencies shall be below Investment Grade, or (b) in the event the 6 7/8% Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the 6 7/8% Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

        "Redeemable Stock" means any Capital Stock that by its terms or otherwise (other than in consideration of Capital Stock that is not Redeemable Stock) is, or upon the happening of an event would be, required to be redeemed or repurchased pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the first anniversary of the stated maturity of the 6 7/8% Notes; provided, however, that any Capital Stock that would constitute Redeemable Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting a Change of Control shall not constitute Redeemable Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the 6 7/8% Indenture described under the caption "—Change of Control and Rating Decline."

        "Related Person" of any person means (i) (A) if such person is a corporation, any person who is a director, officer or employee (x) of such person, (y) of any subsidiary of such person or (z) of any Affiliate of such person or (B) if such person is an individual, any immediate family member or lineal descendent of such person or spouse of such immediate family member or of such lineal descendant, or (ii) any Affiliate of any person included in clause (i) and any person who is a director, officer or employee of such Affiliate.

        "Required Rating" means ratings on the 6 7/8% Notes of at least BBB- by S&P and Baa3 by Moody's.

        "Restricted Subsidiary" of a person means any subsidiary of the referent person that is not an Unrestricted Subsidiary.

        "Santa Fe" means Santa Fe Station, Inc.

        "Senior Indebtedness" means: (x) all obligations of the Company now or hereafter existing to pay the principal of, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization to the extent a claim for post-filing interest is allowed in such proceedings) on, any Indebtedness (other than Capital Lease Obligations) of the Company, whether outstanding on the date of the 6 7/8% Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company; (y) Indebtedness of the Company represented by Capital Lease Obligations if the instrument creating or evidencing the same expressly provides that such Indebtedness shall be senior in right of payment to the 6 7/8% Notes; and (z) Indebtedness of the Company with respect to Interest Rate Protection Agreements. Notwithstanding the foregoing, Senior Indebtedness shall not include: (a) any Indebtedness, if the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the 6 7/8% Notes; (b) in the case of each 6 7/8% Note, the other 6 7/8% Notes; (c) the Existing Senior Subordinated Notes; (d) Indebtedness of the Company to, or guaranteed on behalf of, an Affiliate of the Company (other than a Restricted Subsidiary); (e) Indebtedness to trade creditors incurred or assumed in the ordinary course of business in connection with obtaining goods, materials or services; (f) Indebtedness represented by Exchangeable Stock or Redeemable Stock; (g) any liability for federal, state, local or other taxes owed or owing by the Company; (h) Indebtedness incurred in violation of the 6 7/8% Indenture provisions summarized below under "Limitation on Indebtedness;" and (i) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

        "S&P" means Standard & Poor's Corporation and its successors.

        "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the date of the 6 7/8% Indenture or thereafter incurred) which is subordinate or junior in right of payment to the 6 7/8% Notes.

        "subsidiary of a person" means any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such person or by one or more of the other subsidiaries of that person (or a combination thereof); provided that with respect to any such corporation, association, partnership, limited liability company or other business entity of which no more than 50% of the total Voting Stock is so owned or controlled, then such corporation, association, partnership, limited liability company or other business entity shall not be deemed to be a subsidiary of such person unless such person has the power to direct the policies or management of such corporation, association, partnership, limited liability company or other business entity.

        "Subsidiary" means any subsidiary of the Company.

        "Sunset" means Sunset Station, Inc.

        "Texas" means Texas Station, LLC.

        "Unrestricted Subsidiary" means any Subsidiary (other than Palace, Boulder, Texas, Sunset, Santa Fe, Fiesta, Fiesta Holdings, Lake Mead, Lake Mead Holdings or any successor to any of them) that at the time of determination shall be designated by the Board of Directors of the Company as an Unrestricted Subsidiary of the Company by a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent and so long as such Subsidiary (and any Subsidiary of such Subsidiary): (a) has no Indebtedness other than Qualified Non-Recourse Debt; and (b) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that the Company or any of its Restricted Subsidiaries may execute a Completion Guarantee and Keep-Well Agreement for an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, and the execution and performance (if such performance is permitted under the covenant entitled "Limitation on Indebtedness") of such Completion Guarantee and Keep-Well Agreement shall not prevent a Subsidiary from becoming or remaining an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the 6 7/8% Trustee by filing with the 6 7/8% Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the 6 7/8% Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described below under the caption "—Limitation on Indebtedness," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if no default or Event of Default would be in existence following such designation.

        "Voting Stock" means any class of Capital Stock of any person then outstanding normally entitled (without regard to the occurrence of any contingency) to vote in elections of directors, managers, managing partners or trustees.

Optional Redemption

        The 6 7/8% Notes will not be redeemable prior to March 1, 2009. Thereafter, the 6 7/8% Notes will be redeemable, at the Company's option, in whole or in part, upon not less than 30 days' nor more than 60 days' notice mailed to each Noteholder to be redeemed at the Noteholder's address of record, on any date on which the 6 7/8% Notes are outstanding on or after March 1, 2009 and prior to maturity.

        The 6 7/8% Notes will be redeemable at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning March 1 of the years indicated below:

Year	Redemption Prices
2009	102.578%
2010	101.719%
2011	100.859%
2012 and thereafter	100.000%

Selection for Redemption

        If fewer than all the 6 7/8% Notes are to be redeemed, the 6 7/8% Trustee will select the 6 7/8% Notes or portions thereof that will be redeemed as provided in the 6 7/8% Indenture on a pro rata basis or by lot. Unless the Company defaults in making the redemption payment, on and after the redemption date, interest will cease to accrue on the 6 7/8% Notes or portions of them called for redemption.

Ranking

        The 6 7/8% Notes are:

  •
  unsecured senior subordinated obligations of the Company;

  •
  subordinated to all Senior Indebtedness of the Company;

  •
  equal in right of payment with all existing and future senior subordinated Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Indebtedness of the Company.

        The 6 7/8% Notes effectively rank junior to secured Indebtedness of the Company, including borrowings under the Bank Facility, to the extent of the value of the property securing such Indebtedness, and to all liabilities of the Company's subsidiaries.

Subordination

        The 6 7/8% Notes are subordinated in right of payment, as set forth in the 6 7/8% Indenture, to the prior payment in full of all existing and future Senior Indebtedness. Except with respect to limitations on the aggregate amount of consolidated Indebtedness that the Company may incur, the 6 7/8% Indenture does not limit the ability of the Company to incur additional Senior Indebtedness or restrict the ability of the Company to transfer assets to and among its Restricted Subsidiaries. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the 6 7/8% Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the 6 7/8% Notes.

        Under certain circumstances, as described below, holders of Senior Indebtedness may block payments on the 6 7/8% Notes. In addition, all of the Company's operating assets are owned by Subsidiaries of the Company. Any claims of the Noteholders against the assets of Subsidiaries would effectively be subordinate to all existing and future indebtedness and other liabilities (including trade payables) of such Subsidiaries.

        Upon any payment or distribution of cash, securities or other property to creditors of the Company in a liquidation (total or partial), reorganization or dissolution of the Company, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshalling of assets or similar proceeding, the payment of the principal of, interest on, or other distribution with respect to, the 6 7/8% Notes will be subordinated in right of payment, as set forth in the 6 7/8% Indenture, to the prior payment in full of all Senior Indebtedness. In the event that (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and in the case of this clause (ii) the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms, no direct or indirect payment may be made under the 6 7/8% Notes unless, in either case, (x) such default has been cured or waived and any such acceleration has been rescinded or (y) such Designated Senior Indebtedness has been paid in full. In addition, during the continuance of any other event of default with respect to Designated Senior Indebtedness that permits acceleration of the maturity thereof, no direct or indirect payment may be made under the 6 7/8% Notes for a period of 180 days (the "Payment Blockage Period") commencing on the earlier of (i) the date the 6 7/8% Trustee receives written notice of such default from a representative with respect to, or the holders of a majority in principal amount of, any issue of Designated Senior Indebtedness or (ii) if such event of default results from the acceleration of the 6 7/8% Notes, the date of such acceleration. Not more than one Payment Blockage Period may be commenced with respect to the 6 7/8% Notes during any period of 360 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date the payment upon or in respect of the 6 7/8% Notes was due, and there must be 180 days in any 360-day period in which no Payment Blockage Period is in effect as to the Company. For all purposes of this paragraph, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a subsequent Payment Blockage Period by the representative or requisite holders of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days. The failure to make a payment pursuant to the 6 7/8% Notes because of the restrictions described in this paragraph shall not be construed as preventing the occurrence of a default and such restrictions shall not have any effect on the right to accelerate the maturity of the 6 7/8% Notes.

        The provisions described in the two preceding paragraphs shall not prevent or delay (i) the Company from redeeming any 6 7/8% Notes if required by any Gaming Authority as described under "Mandatory Disposition Pursuant to Gaming Laws" or from otherwise purchasing any 6 7/8% Notes pursuant to any Legal Requirement relating to the gaming business of the Company or its Subsidiaries or (ii) the receipt by the Noteholders of payments of principal and interest on the 6 7/8% Notes, as described under "Satisfaction and Discharge of the 6 7/8% Indenture," from the application of any money or United States Government Obligations held in trust by the 6 7/8% Trustee.

        As of December 31, 2003, on an as adjusted basis, after giving effect to the January Offering, the Add-On, the February Offering, the March Offering and the application of the net proceeds therefrom, the Company would have had approximately $473.0 million of senior indebtedness, which consisted of guarantees of indebtedness incurred by our subsidiaries and $450.0 million of outstanding 6% Senior Notes due 2012, $817.5 million of senior subordinated indebtedness and our subsidiaries would have had outstanding $78.0 million of other liabilities that effectively rank senior to the 6 1/2% Notes. The Company has no indebtedness outstanding to which the 6 7/8% Notes are senior, and the Company has no plans to issue any such indebtedness.

Change of Control and Rating Decline

        Upon the occurrence of a Change of Control Triggering Event, each Noteholder shall have the right to require that the Company repurchase all or any part of such Noteholder's 6 7/8% Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. Within 30 days following the date of a Change of Control Triggering Event, the Company shall mail a notice to each Noteholder with a copy to the 6 7/8% Trustee stating: (1) that a Change of Control Triggering Event has occurred and that such Noteholder has the right to require the Company to repurchase all or any part of such Noteholder's 6 7/8% Notes at a repurchase price in cash equal to 101% of the principal amount, plus accrued interest to the date of repurchase thereof; (2) the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control Triggering Event); and (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Repurchase Date"). Noteholders electing to have 6 7/8% Notes repurchased will be required to surrender the 6 7/8% Notes, with an appropriate, duly completed form, to the Company at the address specified in the notice at least three Business Days prior to the Repurchase Date. Noteholders will be entitled to withdraw their election if the paying agent receives, not later than three Business Days prior to the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Noteholder, the principal amount of the 6 7/8% Notes which were delivered for repurchase by the Noteholder and a statement that such holder is withdrawing such holder's election to have such 6 7/8% Notes repurchased.

        The source of funds for any repurchase of 6 7/8% Notes upon a Change of Control Triggering Event will be the Company's cash or cash generated from operations or other sources, including borrowings, sales of assets or equity. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make any required repurchases. In addition, the ability to repurchase 6 7/8% Notes upon a Change of Control Triggering Event would be limited by the Bank Facility and may be limited by the terms of other then-existing Indebtedness. There can be no assurance that the Company will be able to fund the repurchase of 6 7/8% Notes upon a Change of Control Triggering Event within the limitations imposed by the Bank Facility and by the terms of other then-existing Indebtedness. The 6 7/8% Indenture requires the Company, if any consent under the Bank Facility is necessary to permit the repurchase of 6 7/8% Notes as described in the preceding paragraph, to (i) repay in full all Indebtedness under the Bank Facility or offer to repay in full all Indebtedness under the Bank Facility or (ii) obtain the requisite consent under the Bank Facility. The failure to comply with the covenant set forth in the preceding sentence will not excuse the failure to repurchase 6 7/8% Notes upon a Change of Control Triggering Event. There can be no assurance that the Company will be able, as required by the 6 7/8% Indenture, to repay the Bank Facility or obtain any consent under the Bank Facility necessary to permit the repurchase of the 6 7/8% Notes upon a Change of Control Triggering Event. However, any default by the Company in payment of principal when the same becomes due and payable upon a Noteholder's exercise of the repurchase offer following a Change of Control Triggering Event will be deemed an Event of Default (as a remedy for which Noteholders would be entitled to receive the purchase price due upon a Change of Control Triggering Event).

        The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws, to the extent such rules and laws are applicable, in the event that a Change of Control Triggering Event occurs and the Company is required to repurchase 6 7/8% Notes.

        The existence of a Noteholder's right to require the Company to repurchase such Noteholder's 6 7/8% Note upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring the Company in a transaction which would constitute a Change of Control.

Limitation on Indebtedness

        Unless the 6 7/8% Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, or otherwise in any manner become liable, directly or indirectly, with respect to any Indebtedness, except, without duplication, for (i) the incurrence by the Company's Unrestricted Subsidiaries of Qualified Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Qualified Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company; (ii) FF&E Financing incurred by the Company or its Restricted Subsidiaries, (iii) the 6 7/8% Notes, (iv) all Existing Notes, (v) provided no Event of Default shall have occurred and be continuing, other Indebtedness of the Company and its Restricted Subsidiaries in an amount not to exceed $15,000,000 in aggregate principal amount, (vi) additional Indebtedness of the Company and its Restricted Subsidiaries, if at the time of the incurrence of such Indebtedness, the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company and ending prior to the date of incurrence (the "Reference Period") is not less than 2.00 to 1.00, after giving effect to (A) the incurrence of such Indebtedness as if such Indebtedness was incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period and, (B) the acquisition or disposition of any company or business acquired or disposed of by the Company or any Restricted Subsidiary since the first day of the Reference Period, including any acquisition or disposition which will be consummated contemporaneously with the incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period, (vii) Permitted Refinancing Indebtedness, (viii) Indebtedness incurred under the Bank Facility not to exceed the greater of (A) $200 million or (B) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is incurred, provided that the exception in this clause (viii) shall not be applicable to any Indebtedness incurred in refinancing the Bank Facility if the managing agent for the lenders of such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, (ix) Interest Rate Protection Agreements of the Company or any Restricted Subsidiary covering solely Indebtedness of the Company or any Restricted Subsidiary which is otherwise permitted to be incurred pursuant to this paragraph, (x) Indebtedness to the Company or a wholly-owned Restricted Subsidiary, or (xi) to the extent that such incurrence does not result in the incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement; provided, however, that the foregoing exception shall not be applicable to Indebtedness incurred in connection with the performance by the Company or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xi) of the first paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses. The Company may reclassify such Indebtedness from time to time in its sole discretion.

Limitation on Capital Stock of Restricted Subsidiaries

        The Company will not permit any Restricted Subsidiary to issue any Capital Stock to any person (other than to the Company or any wholly-owned Restricted Subsidiary) that shall entitle the holder of such Capital Stock to a preference in right of payment in the event of liquidation, dissolution or winding-up of such Restricted Subsidiary or with respect to dividends of such Restricted Subsidiary.

Limitation on Transactions with Affiliates

        Unless the 6 7/8% Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service), pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $1,000,000, with any Affiliate or Related Person of the Company or of the Existing Equity Holders (other than the Company or a wholly-owned Restricted Subsidiary of the Company), unless (i) the terms of such business, transaction or series of related transactions are (A) set forth in writing and (B) fair and reasonable to the Company or such Restricted Subsidiary, and no less favorable to the Company or such Restricted Subsidiary, as the case may be, as terms that would be obtainable at the time for a comparable transaction or series of related transactions with an unrelated third person and (ii) the disinterested directors of the Board of Directors of the Company have, by resolution, determined in good faith that such business or transaction or series of related transactions meets the criteria set forth in (i) (B) above, which determination shall be conclusive and (iii) with respect to any transaction or series of related transactions otherwise permitted under this paragraph pursuant to which the Company or any Restricted Subsidiary shall receive or render value exceeding $15,000,000, such transaction or series of related transactions shall not be permitted unless, prior to consummation thereof, the Company shall have received an opinion, from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions, that such transaction or series of related transactions is on terms which are fair, from a financial point of view, to the Company or such Restricted Subsidiary. Notwithstanding the foregoing, the Company or any of its Restricted Subsidiaries shall be entitled to provide management services to an Unrestricted Subsidiary whose sole purpose is to develop, construct and operate a new gaming facility, provided that the Company or such Restricted Subsidiary, as the case may be, is reimbursed by the Unrestricted Subsidiary for all costs and expenses (including without limitation payroll) it incurs in providing such services.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

        Unless the 6 7/8% Notes are rated the Required Rating (during which time the following covenant will not be in effect), the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to: (i) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in, or measured by, its profits, or pay any interest or principal due on Indebtedness owed to the Company or any of its Restricted Subsidiaries; (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, other than (a) any such encumbrance or restriction imposed by any Gaming Authority, (b) any encumbrance or restriction existing on the date of the 6 7/8% Indenture contained in the Bank Facility relating to Indebtedness that does not exceed the greater of (1) $200 million or (2) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such indebtedness is incurred, (c) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness (other than Indebtedness incurred in anticipation of, as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company) incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of the Company and outstanding on such date, (d) any pledge by the Company or a Restricted Subsidiary of the stock of an Unrestricted Subsidiary if such pledge is made in connection with the incurrence of Qualified Non-Recourse Debt by such Unrestricted Subsidiary; and (e) any encumbrance or restriction pursuant to an agreement relating to Indebtedness issued to repay or amend Indebtedness referred to in clause (b), (c) or (e) of this paragraph, provided, however, that any such encumbrance or restriction is no less favorable to the Noteholders than encumbrances and restrictions contained in agreements relating to the Indebtedness so repaid or amended, and provided further, that in the event that Indebtedness is issued to repay or amend the Bank Facility, the aggregate principal amount of such Indebtedness shall not exceed the greater of (A) $200 million or (B) 1.5 times Operating Cash Flow calculated cumulatively for the four most recent consecutive fiscal quarters of the Company immediately preceding the date on which such Indebtedness is issued.

Provision of Financial Information

        The Company will file with the 6 7/8% Trustee and provide Noteholders within 15 days after it files them with the SEC copies of the quarterly and annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company files with the SEC pursuant to Sections 13(a) and 13(c) or 15(d) of the Exchange Act. The Company will continue to file with the SEC and the 6 7/8% Trustee, and provide to Noteholders, on the same timely basis such reports, information and other documents as the Company would be required to file with the SEC as if the Company were subject to the requirements of such Sections 13(a) and 13(c) or 15(d) of the Exchange Act, notwithstanding that the Company may no longer be subject to Section 13(a) and 13(c) or 15(d) of the Exchange Act and that the Company would be entitled not to file such reports, information and other documents with the SEC. In addition, if the Company has any Unrestricted Subsidiaries at such time, it shall also file with the 6 7/8% Trustee, and provide to the Noteholders, on the same timely basis, all quarterly and annual financial statements (which information may be unaudited) that would be required by Forms 10-Q and 10-K if the Company did not have such Unrestricted Subsidiaries.

Restriction on Layering Debt

        The Company will not incur any Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness and senior in any respect in right of payment to the 6 7/8% Notes.

Consolidation, Merger and Sale of Assets

        The Company may not consolidate with or merge with or into any other entity (other than with a wholly-owned Restricted Subsidiary, provided the Company is the continuing corporation) or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole) to any entity, unless: (1) either (a) the Company shall be the continuing corporation or (b) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, conveyance, assignment, transfer, lease or disposition, all or substantially all of the properties and assets of the Company shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the 6 7/8% Notes and the performance and observance of every covenant of the 6 7/8% Indenture on the part of the Company to be performed or observed; (2) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; (3) immediately after giving effect to any such transaction involving the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction), the Company (if it is the continuing corporation) or such other entity could incur at least $1.00 of additional Indebtedness pursuant to clause (vi) of the 6 7/8% Indenture covenant described under "—Limitation on Indebtedness;" and (4) immediately thereafter, the Company (if it is the continuing corporation) or such other entity shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

Events of Default

        An "Event of Default" is deemed to occur if: (1) the Company defaults in the payment of interest on any 6 7/8% Note when the same becomes due and payable and such default continues for a period of 30 days following the due date, (2) the Company defaults in the payment of the principal of any 6 7/8% Note when the same becomes due and payable at maturity, upon optional redemption of the 6 7/8% Notes by the Company, upon exercise by the Noteholder of the put option upon a Change of Control Triggering Event, upon declaration or otherwise, (3) the Company fails to observe, perform or comply with any of the provisions described under "—Consolidation, Merger and Sale of Assets;" (4) the Company fails to observe, perform or comply with any of its other agreements or covenants in, or provisions of, the 6 7/8% Notes or the 6 7/8% Indenture and such failure to observe, perform or comply continues for a period of 60 days after receipt by the Company of notice of default from the 6 7/8% Trustee or the holders of at least 25% in principal amount of the 6 7/8% Notes; (5) the Company fails, after any applicable grace period, to make any payment of principal of, premium in respect of, or interest on, any Indebtedness when due, or any Indebtedness of the Company or any of its Restricted Subsidiaries is accelerated because of a default and the aggregate principal amount of such Indebtedness with respect to which any such failure to pay or acceleration has occurred exceeds the greater of (a) $10,000,000 and (ii) 5% of Consolidated Net Tangible Assets; (6) any encumbrance or restriction of the type described under "—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" becomes applicable to any Restricted Subsidiary; (7) certain events of bankruptcy or insolvency of the Company or any of its Restricted Subsidiaries occur; (8) one or more judgments, orders or decrees are rendered against the Company or any of its Restricted Subsidiaries in an aggregate amount in excess of (x) $10,000,000 and (y) 5% of Consolidated Net Tangible Assets (in each case, to the extent not covered by insurance) and, in each case, that are not discharged for a period of 60 days during which a stay of enforcement of such judgments, orders or decrees, by reason of a pending appeal or otherwise, is not in effect; or (9) any Gaming License of the Company or any of its Restricted Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino-hotel owned, leased or operated directly or indirectly by the Company or any of its Restricted Subsidiaries (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, both desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Noteholders).

        If an Event of Default (other than an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization) occurs and is continuing, the 6 7/8% Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding 6 7/8% Notes, by notice to the Company and the 6 7/8% Trustee, may declare to be immediately due and payable the unpaid principal of and all accrued interest and premium, if any, on the 6 7/8% Notes. If an Event of Default respecting events of bankruptcy, insolvency, receivership or reorganization occurs, such an amount shall become immediately due and payable without any declaration or other act on the part of the 6 7/8% Trustee or any Noteholder. The holders of a majority in principal amount of the then outstanding 6 7/8% Notes, by notice to the 6 7/8% Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived, except non-payment of principal or interest that has become due solely because of the acceleration. The holders of a majority in principal amount of the then outstanding 6 7/8% Notes, by notice to the 6 7/8% Trustee, may waive an existing default or Event of Default and its consequences, except a continuing default or Event of Default in the payment of the principal of any 6 7/8% Note.

        The Company will file annually with the 6 7/8% Trustee an Officers' Certificate regarding compliance by the Company with the terms thereof and specifying any defaults of which the signers may have knowledge.

Waiver and Modification of the 6 7/8% Indenture

        The Company and the 6 7/8% Trustee may amend the 6 7/8% Indenture or the 6 7/8% Notes without the consent of any Noteholders to: (i) cure any ambiguity, defect or inconsistency; (ii) comply with the provision of the 6 7/8% Indenture relating to mergers and consolidations of the Company; (iii) provide for uncertificated 6 7/8% Notes in addition to certificated 6 7/8% Notes; (iv) make any change that does not adversely affect the rights of any Noteholder; or (v) comply with the Trust Indenture Act.

        The Company and the 6 7/8% Trustee may amend any provisions of the 6 7/8% Indenture or the 6 7/8% Notes with the written consent of the holders of at least a majority in principal amount of the 6 7/8% Notes then outstanding. The holders of a majority in principal amount of the outstanding 6 7/8% Notes may waive compliance by the Company with any such provision. The terms of the Bank Facility require the consent of the lenders thereunder before the Company may amend, modify or supplement the 6 7/8% Indenture, except for amendments, which do not require the consent of any Noteholder under the 6 7/8% Indenture.

        However, without the consent of each Noteholder affected, no amendment or waiver of any provision of the 6 7/8% Indenture may: (i) reduce the amount of 6 7/8% Notes whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time of payment of interest on any 6 7/8% Notes; (iii) reduce the principal or change the fixed maturity of any 6 7/8% Notes or alter the redemption provisions with respect thereto; (iv) make any 6 7/8% Notes payable in money other than that stated in the 6 7/8% Notes; (v) make any change in provisions of the 6 7/8% Indenture relating to waivers of compliance with, or past defaults of, the 6 7/8% Indenture or the 6 7/8% Notes, or the right of Noteholders to receive payments of principal, premium or interest; or (vi) waive a default in payment of the principal of, or interest on, any 6 7/8% Notes.

Satisfaction and Discharge of the 6 7/8% Indenture

        The 6 7/8% Indenture will be discharged upon payment or redemption of all the 6 7/8% Notes issued thereunder. In addition, upon deposit with the 6 7/8% Trustee of money or noncallable United States Government Obligations sufficient for full payment of such 6 7/8% Notes and delivery to the 6 7/8% Trustee of a satisfactory opinion of counsel regarding federal income tax consequences to the Noteholders, all obligations under the 6 7/8% Indenture, other than with respect to compensation and indemnity of the 6 7/8% Trustee and certain other obligations, will be discharged.

Concerning the 6 7/8% Trustee

        The 6 7/8% Indenture contains certain limitations on the right of the 6 7/8% Trustee, should it be or become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The 6 7/8% Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

        The holders of a majority in principal amount of the then outstanding 6 7/8% Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the 6 7/8% Trustee. However, the 6 7/8% Trustee may refuse to follow any direction that conflicts with law or the 6 7/8% Indenture, is unduly prejudicial to the rights of other Noteholders or would involve the 6 7/8% Trustee in personal liability. The 6 7/8% Indenture provides that in case an Event of Default shall occur (which shall not be cured), the 6 7/8% Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the 6 7/8% Trustee will be under no obligation to exercise any of its rights or powers under the 6 7/8% Indenture at the request of any of the Noteholders, unless they shall have offered to the 6 7/8% Trustee satisfactory indemnity.

Mandatory Disposition Pursuant to Gaming Laws

        If a record or a beneficial owner of a 6 7/8% Note is required by any Gaming Authority to be found suitable, the owner shall apply for a finding of suitability within 30 days after the request of such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority, (i) such owner shall, upon request of the Company, dispose of such owner's 6 7/8% Notes within 30 days or within that time prescribed by such Gaming Authority, whichever is earlier, or (ii) the Company may, at its option, redeem such owner's 6 7/8% Notes at the lesser of (x) the principal amount thereof or (y) the price at which the 6 7/8% Notes were acquired by such owner, together with, in either case, accrued interest to the date of the finding of unsuitability by such Gaming Authority, or (z) such other amount required by such Gaming Authority.

THE EXCHANGE OFFER

        We sold the Old Notes in January, February and March, 2004 to initial purchasers in private offerings. As a condition to the sale of the Old Notes, SCI and the initial purchasers entered into the Registration Rights Agreements. The registration statement, of which this prospectus is part, is intended to satisfy certain of our obligations under the Registration Rights Agreements summarized below.

        Pursuant to the Registration Rights Agreements, we agreed to file with the SEC an exchange offer registration statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for the New Notes of the applicable series. If we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy, or any noteholder notifies us within the specified time period that it:

  •
  is prohibited by law or SEC policy from participating in the exchange offer; or

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  may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

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  is a broker-dealer and owns Old Notes acquired directly from us or an affiliate of ours,

we will file with the SEC a shelf registration statement to cover resales of the Old Notes by the noteholders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        The Registration Rights Agreements provide that we will:

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  file an exchange offer registration statement with the SEC on or prior the date that is 60 days following the date of issuance of the 6% Notes, the 6 1/2% Notes and the 6 7/8% Notes, respectively;

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  use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to the date that is 120 days following the date of issuance of the 6% Notes, the 6 1/2% Notes and the 6 7/8% Notes, respectively;

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  unless the exchange offer would not be permitted by applicable law or SEC policy, commence the exchange offer and use our best efforts to issue on or prior to 30 business days (or longer if required by applicable law) after the date on which the exchange offer registration statement was declared effective by the SEC, New Notes in exchange for all Old Notes tendered prior thereto in the exchange offer; and

  •
  if obligated, file a shelf registration statement, and use our best efforts to file a shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC as soon as practicable thereafter (and in any event on or prior to the date that is 120 days following the date of issuance of the 6% Notes, the 6 1/2% Notes and the 6 7/8% Notes, respectively; provided that such period shall be extended if necessary to provide us with 30 days notice of its filing obligation).

If:

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  we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, or

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  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or

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  we fail to consummate the exchange offer within 30 business days after the Effectiveness Target Date with respect to the exchange offer registration statement; or

  •
  the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the transfer restricted securities during the periods specified in the Registration Rights Agreement;

(each such event referred to in the clauses above a "Registration Default"), then we will pay liquidated damages to each holder of Notes with respect to which there is a Registration Default, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount constituting transfer restricted securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $.15 per week per $1,000 principal amount of Old Notes with respect to which there is a Registration Default and which constitute transfer restricted securities. We will pay all accrued liquidated damages on each damages payment date (as defined in the applicable Indenture) to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, liquidated damages will not accrue.

Transfer Restricted Securities

        For purposes of the foregoing, transfer restricted securities means each Old Note until:

  •
  the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the exchange offer;

  •
  following the exchange by a broker-dealer in the exchange offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

  •
  the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

  •
  the date on which such Old Note may be distributed to the public pursuant to Rule 144 or another applicable resale exemption under the Securities Act.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all of the Old Notes validly tendered and not withdrawn prior to the expiration date of the exchange offer. Currently, there are $450.0 million principal amount of Old 6% Notes outstanding, $450.0 million principal amount of Old 6 1/2% Notes outstanding and $350.0 million principal amount of Old 6 7/8% Notes outstanding and no New Notes outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                    , 2004, to all noteholders known to us. Our obligation to accept the Old Notes for exchange pursuant to the exchange offer is subject to the conditions as set forth under "—Certain Conditions to the Exchange Offer" below. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the exchange offer. Noteholders may tender some or all of their Old Notes pursuant to the exchange offer. See "—Consequences of Failure to Exchange." However, the Old Notes may be tendered only in integral multiples of $1,000.

        The New Notes will evidence the same debt as the Old Notes for which they are exchanged, and are entitled to the benefits of the Indentures governing the exchanged Old Notes. The form and terms of the New Notes are the same as the form and terms of the exchanged Old Notes, except that the New Notes have been registered under the Securities Act. Therefore, the New Notes will not bear legends restricting their transfer.

        Noteholders do not have any appraisal or dissenters' rights under the Indentures in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

        We shall be deemed to have accepted validly tendered Old Notes when, as, and if we have given verbal or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering noteholders for the purpose of receiving the New Notes.

        If any tendered Old Notes are not accepted for exchange because of an invalid tender, or the failure to satisfy other conditions to the exchange offer or otherwise, we will return such unaccepted tenders of Old Notes without expense to the noteholder of the Old Note, as promptly as practicable after the expiration date of the exchange offer.

        Noteholders whose Old Notes are not tendered or are tendered but not accepted in the exchange offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable to the Old Notes under the Indentures. Following completion of the exchange offer, the noteholders will continue to be subject to the existing restrictions upon transfer of the Old Notes and we will have no further obligation to those noteholders to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the exchange offer, the trading market for untendered, and tendered but unaccepted, Old Notes could be adversely affected. See "Risk Factors—Risks Related to the Notes—Restrictions Upon Transfer of and Limited Trading Market for Old Notes."

        Noteholders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses; Solicitation of Tenders."

Expiration Date; Extensions; Amendments

        The term expiration date shall mean 5:00 p.m., New York City time on                        , 2004, unless we extend the exchange offer. If we do extend the exchange offer, the term expiration date shall mean the date and time to which the exchange offer is extended.

        In order to extend the expiration date of the exchange offer, we will notify the exchange agent of any extension by verbal or written notice, mail to the registered noteholders an announcement of that notice, and will make a release to the Dow Jones News Services prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

        We reserve the right at our sole discretion:

  •
  to delay accepting any Old Notes;

  •
  to extend the exchange offer;

  •
  to terminate the exchange offer and not accept the Old Notes not previously accepted if any of the conditions set forth below under "—Certain Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the noteholders. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to all noteholders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to noteholders, if the exchange offer would otherwise expire during such five to ten business day period. During any extension of the expiration date of the exchange offer, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

        We shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the New Notes

        Interest accrues on (a) the New 6% Notes at the rate of 6% per annum and will be payable in cash semiannually in arrears on each April 1 and October 1, commencing October 1, 2004, (b) the New 6 1/2% Notes at the rate of 6 1/2% per annum and will be payable in cash semiannually in arrears on each February 1 and August 1, commencing August 1, 2004 and (c) the New 6 7/8% Notes at the rate of 6 7/8% per annum and will be payable in cash semiannually in arrears on each March 1 and September 1, commencing September 1, 2004. No interest will be payable on the Old Notes on the date of the exchange for the New Notes and therefore no interest will be paid thereon to the noteholders at such time.

Procedures for Tendering the Old Notes

        When a beneficial owner of Old Notes tenders them to us as set forth below and we accept the Old Notes, we and the beneficial owner of the Old Notes will be deemed to have entered into a binding agreement upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

        Except as set forth below, if you wish to tender the Old Notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at one of the addresses set forth below under "Exchange Agent" on or prior to the expiration date of the exchange offer. In addition:

  •
  the exchange agent must receive certificates for such Old Notes along with the letter of transmittal;

  •
  the exchange agent must receive, prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of such Old Notes into the exchange agent's account at the Depository Trust Company pursuant to the procedure for book-entry transfer described below; or

  •
  the noteholder must comply with the guaranteed delivery procedures described below.

        The method of delivery of Old Notes, letters of transmittal and all other required documents is at the election and risk of the noteholder. If such delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or Old Notes to us.

        Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered:

  •
  by a registered noteholder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal; or

  •
  for the account of an eligible institution (as defined below).

        In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Old Notes are registered in the name of a person other than the person signing the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered noteholder with the signature thereon guaranteed by an Eligible Institution.

        If the letter of transmittal is signed by a person or persons other than the registered noteholder or noteholders, the Old Notes must either be endorsed by the registered noteholder with signature guaranteed by an Eligible Institution or accompanied by appropriate powers of attorney with signature guaranteed by an Eligible Institution. In either case, the Old Notes must be signed exactly as the name or names of the registered noteholder or noteholders that appear on the Old Notes.

        If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another acting in a fiduciary or representative capacity signs the letter of transmittal or any Old Notes or powers of attorney, the person signing should indicate in which capacity he or she is signing and, unless waived by us, submit proper evidence satisfactory to us of his or her authority to sign with the letter of transmittal.

        By tendering, each noteholder will represent to us that, among other things:

  •
  the New Notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not that person is the noteholder;

  •
  neither the noteholder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes;

  •
  if the noteholder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for the Old Notes, neither the noteholder nor any such other person is engaged in or intends to participate in the distribution of such New Notes; and

  •
  neither the noteholder nor any such other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act.

        If the tendering noteholder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the noteholder will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Delivery Of Documents to The Depository Trust Company or SCI Does Not Constitute Delivery to the Exchange Agent

        We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Old Notes tendered for exchange, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any noteholder who seeks to tender Old Notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the expiration date of the exchange offer (including the letter of transmittal and its instructions) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within a reasonable period of time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of the Old Notes for Exchange; Delivery of the New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "—Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered Old Notes for exchange when, and if we have given verbal or written notice of our acceptance to the exchange agent.

        In all cases, issuance of the New Notes for the Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for such Old Notes or a timely confirmation of a book-entry transfer of such Old Notes into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below;

  •
  a properly completed and duly executed letter of transmittal; and

  •
  all other required documents.

        If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing the Old Notes are submitted for a greater principal amount than the noteholder desires to exchange, those unaccepted or non-exchanged Old Notes will be returned without expense to the tendering noteholder thereof (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company pursuant to the book-entry transfer procedures described below, those non-exchanged Old Notes will be credited to an account maintained with the Depository Trust Company) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the Old Notes at the Depository Trust Company for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in the Depository Trust Company's systems may make book-entry delivery of the Old Notes by causing the Depository Trust Company to transfer such Old Notes into the exchange agent's account at the Depository Trust Company in accordance with the Depository Trust Company's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of such book-entry transfer of Old Notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the letter of transmittal on or prior to the expiration date of the exchange offer or pursuant to the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Depository Trust Company and received by the exchange agent and forming a part of a timely confirmation of a book-entry transfer, which states that the Depository Trust Company has received an express acknowledgement from a noteholder tendering Old Notes that are the subject of such timely confirmation of a book-entry transfer that such noteholder has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such noteholder.

Guaranteed Delivery Procedures

        If a registered noteholder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such noteholder's Old Notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an Eligible Institution;

  •
  prior to the expiration date of the exchange offer, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the noteholder and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered Old Notes, in proper form for transfer, or a timely confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        You may withdraw your tender of the Old Notes at any time prior to the expiration date of the exchange offer.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must:

  •
  specify the name of the person having tendered the Old Notes to be withdrawn;

  •
  identify the Old Notes to be withdrawn (including the series and principal amount of such Old Notes); and

  •
  (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing noteholder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing noteholder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such noteholder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, which shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the noteholder thereof without cost to such noteholder (or, in the case of Old Notes tendered by book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Depository Trust Company for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender your properly withdrawn Old Notes by following one of the procedures described under "Procedures for Tendering the Old Notes" above at any time on or prior to the expiration date of the exchange offer.

Certain Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

  (1)
  seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof; or

  (2)
  resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the exchange offer; or

  (3)
  any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign; or

  (4)
  any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign;

that in our sole judgment might directly or indirectly result in any of the consequences referred to in (1) or (2) above or, in our sole judgment, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which exceed those described in this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer.

        If we determine in good faith that any of the conditions are not met, we may:

  •
  refuse to accept any Old Notes and return all tendered Old Notes to exchanging noteholders;

  •
  extend the exchange offer and retain all Old Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of noteholders to withdraw such Old Notes (see "—Withdrawal Rights"); or

  •
  waive certain of such unsatisfied conditions with respect to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all noteholders.

        Noteholders have certain rights and remedies against us under the applicable Registration Rights Agreements including liquidated damages of up to $0.15 per week per $1,000 principal amount of Old Notes, should we fail to consummate the exchange offer with respect to the applicable series of Old Notes within a certain period of time, notwithstanding a failure due to the occurrence of any of the conditions stated above. Such conditions are not intended to modify those rights or remedies in any respect.

        The foregoing conditions are for our benefit and may be asserted by us in good faith regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our discretion. The failure by us at any time to exercise the foregoing rights shall not be deemed a wavier of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exchange Agent

        Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offer. You should direct your questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

By Overnight Courier and by Hand Delivery after 4:30 p.m. on Expiration Date	By Hand Delivery by 4:30 p.m.	By Registered or Certified Mail
DB Services Tennessee, Inc. Trust & Securities Services Reorganization Unit 648 Grassmere Park Road Nashville, TN 37211	Deutsche Bank Trust Company Americas c/o The Depository Trust Clearing Corporation 55 Water Street, 1st Floor Jeanette Park Entrance New York, NY 10041	DB Services Tennessee, Inc. Reorganization Unit P.O. Box 292737 Nashville, TN 37229-2737
Telephone: (615) 835-2998
Facsimile: (615) 835-3701

        If there are accredited investors holding physical securities, the address for registered or certified mail is:

DB Services Tennessee, Inc.
Reorganization Unit
P.O. Box 292737
Nashville, TN 37229-2737

        If you deliver to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, it will not be a valid delivery.

Fees And Expenses; Solicitation of Tenders

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers and regular employees and our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $255,000, which includes fees and expenses of the exchange agent and trustee under the Indentures and accounting and legal fees.

        We will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the exchange offer. If, however, certificates representing the New Notes or the Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered noteholders tendered, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the exchange offer, then the tendering noteholder must pay the amount of any such transfer taxes (whether imposed on the registered holder or any other persons). If a tendering noteholder does not submit satisfactory evidence of payment of such taxes or exemption therefrom to the exchange agent, the amount of such transfer taxes will be billed directly to such tendering noteholder.

        We have not authorized any person to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) noteholders in any jurisdiction in which the making of the exchange offer or the acceptance of this prospectus would not be in compliance with the laws of such jurisdiction.

Accounting Treatment

        We will record the New Notes at the same carrying value as the Old Notes, which is face value, as recorded in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The costs of the exchange offer will be expensed over the term of the New Notes.

Consequences of Failure to Exchange

        If you do not exchange your Old Notes for New Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend on the Old Notes. In general, you may not offer to sell or sell the Old Notes, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register the Old Notes under the Securities Act. We believe that, based upon interpretations contained in no-action letters issued to third parties by the staff of the SEC, any noteholder may offer for resale, resell or otherwise transfer the New Notes issued pursuant to the exchange offer in exchange for the Old Notes (unless the noteholder is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  the noteholder acquires the New Notes in the ordinary course of its business; and

  •
  the noteholder has no arrangement with any person to participate in the distribution of such Old Notes; and

  •
  each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

        If any noteholder (other than a broker-dealer described in the preceding sentence) has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the exchange offer, such noteholder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, you may not offer or sell the New Notes unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with.

CERTAIN FEDERAL TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences of the ownership of the Notes. It deals only with Notes held as capital assets and acquired at original issuance and not with special classes of noteholders, such as dealers in securities or currencies, life insurance companies, tax exempt entities, and persons that hold a Note in connection with an arrangement that completely or partially hedges the Note. The discussion is based upon the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified so as to produce federal income tax consequences different from those discussed below.

        Prospective purchasers of Notes should consult their own tax advisors concerning the United States federal income tax and any state or local income or franchise tax consequences in their particular situations, as well as any consequences under the laws of any other taxing jurisdiction.

United States Holders

        For purposes of this discussion, a "United States Holder" means (i) a citizen or resident of the United States, (ii) a partnership, corporation or other entity created or organized in or under the law of the United States or of any State of the United States, (iii) an estate the income of which is subject to United States federal income tax regardless of its source and (iv) a trust, if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996, was treated as a United States person on that date and elected to be treated as a United States person at all times thereafter. The term also includes certain former citizens of the United States whose income and gain on the Notes will be subject to U.S. income tax.

Payments of Interest

        Payments of stated interest on a Note will be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, depending on the noteholder's method of accounting for tax purposes. The Notes are not being issued with original issue discount. As to the 6% Notes issued on March 5, 2004 at a premium (i.e. an amount in excess of the principal amount of the notes), a holder may amortize such premium as an offset to the interest on the 6% Notes. Holders should consult their tax advisors as to the application of this bond premium rule.

Liquidated Damages and Exchange Offer

        The Company intends to take the position that the likelihood that Liquidated Damages will be paid is remote and that the amount of Liquidated Damages if paid, will be incidental. Accordingly, the special rules applicable to debt instruments with contingent payments would not apply. The Liquidated Damages described under "The Exchange Offer" would be taxable to a United States Holder as ordinary income in accordance with such United States Holder's method of accounting for tax purposes. The IRS, however, may take a different position, which could affect the timing of both a United States Holder's income and the Company's deduction with respect to such Liquidated Damages and could also affect the character as ordinary or capital gain or loss on the disposition of a Note.

        The exchange of an Old Note by a United States Holder for a New Note will not constitute a taxable exchange of the Note. As a result, a United States Holder will not recognize taxable gain or loss upon receipt of a New Note, a United States Holder's holding period for a New Note generally will include the holding period for the Note so exchanged and such United States Holder's adjusted tax basis in a New Note generally will be the same as such United States Holder's adjusted tax basis in the Old Note so exchanged.

Backup Withholding and Information Reporting

        In general, information reporting requirements will apply to payments of principal and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of original issue discount on a Note with respect to, non-corporate United States Holders. A 28% "backup withholding" tax will apply to such payments and to payments with respect to original issue discount if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

Non-United States Holders

        As used herein, a "Non-United States Holder" is a person or entity that, for United States federal income tax purposes, is not a United States Holder.

Payments to Non-United States Holders

        If the income or gain on the Notes is "effectively connected with the conduct of a trade or business within the United States" by the Non-United States Holder holding the Note, such income or gain will be subject to tax essentially in the same manner as if the Notes were held by a United States Holder, as discussed above, and in the case of a Non-United States Holder that is a foreign corporation, may also be subject to the branch profits tax.

        If the income and gain on the Notes is not "effectively connected with the conduct of a trade or business within the United States," then, under the portfolio interest exemption of current United States federal income tax law, payments of principal and interest on a Note by the Company or any paying agent to a Noteholder that is a Non-United States Holder will not be subject to withholding of United States federal income tax, if the Noteholder (1) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company, (2) is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, (3) is not a controlled foreign corporation related to the Company through stock ownership and (4) provides appropriate certification.

        Under current law, the certification requirement will be met if either:

  1.
  First, in accordance with specified procedures, the Non-United States Holder provides to the Company or our paying agent a Form W-8BEN (or a suitable substitute or successor form), that is signed under penalties of perjury, includes its name and address, and contains a certification that the holder is not a United States person; or

  2.
  Second, (a) the Non-United States Holder provides a Form W-8BEN (or a suitable substitute or successor form), signed under the penalties of perjury, to a qualified intermediary, such as a securities clearing organization, bank, or other financial institution who holds customers' securities in the ordinary course of its trade or business and holds the Notes on behalf of a beneficial owner, and (b) the qualified intermediary certifies to the Company, or our paying agent, under the penalties of perjury, that such statement has been received by it from the beneficial owner, directly or through another intermediary financial institution, and furnishes the Company or our paying agent with a copy thereof.

        Recently finalized Treasury regulations that are applicable to interest paid after December 31, 2000, provide alternative documentation procedures for satisfying the certification requirement described above. Such regulations add intermediary certification options for certain qualifying agents. For instance, under one such option, a withholding agent would be allowed to rely on an IRS Form W-8IMY, or suitable substitute or successor form, furnished by a financial institution or other intermediary on behalf of one or more beneficial owners or other intermediaries without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a qualified intermediary.

        If a Non-United States Holder does not qualify for the portfolio interest exemption, interest payments to the Non-United States Holder would be subject to United States withholding at a 30% rate. The rate may be reduced or eliminated if under applicable treaties. To claim the benefit of a treaty the Non-United States Holder must furnish the Company with an appropriate form, e.g., Form W-8BEN.

        If the income and gain on the Notes is not "effectively connected with the conduct of a trade or business within the United States," a Noteholder that is a Non-United States Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of such Note, unless in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

        Under current United States estate tax law, a Noteholder will not be subject to United States federal estate tax as a result of the death of a Noteholder who is not a citizen or resident of the United States at the time of death, provided that such Noteholder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company and, at the time of such Noteholder's death, payments of interest on such Note would not have been effectively connected with the conduct by such Noteholder of a trade or business in the United States.

        United States information reporting requirements and backup withholding tax will not apply to payments on a Note made outside the United States by the Company or any paying agent (acting in its capacity as such) to a Noteholder that is a Non-United States Holder provided that a certification of non-U.S. status, as discussed above, has been received and neither the Company nor its paying agent has actual knowledge that the payee is not a Non-United States Holder.

        Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker (1) is a Non-United States Holder, (2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States and (3) is not a controlled foreign corporation as to the United States or a foreign partnership doing business in the United States or in which United States persons own more than 50% of the income or capital interests (a person described in (1), (2) and (3) being hereinafter referred to as a "foreign controlled person"). Payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of any broker that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

PLAN OF DISTRIBUTION

        This prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer (a "Participating Broker-Dealer") in connection with the resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired for its own account as a result of market-making activities or other trading activities. Each such Participating Broker-Dealer that participates in the exchange offer that receives the New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. We have agreed that for a period of one year after the date when the registration statement becomes effective, we will use our best efforts to make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal.

        This prospectus has been prepared for use in connection with the exchange offer and may be used by the initial purchasers in connection with the offers and sales related to market-making transactions in the New Notes. The initial purchasers may act as principals or agents in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. The initial purchasers have no obligation to make a market in the New Notes and may discontinue their market-making activities at any time without notice, at their sole discretion.

LEGAL MATTERS

        Certain legal matters with regard to the validity of the Notes will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of the Company and its consolidated subsidiaries at December 31, 2003 and for the year then ended, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing in the Company's Form 10-K, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements as of December 31, 2002 and for the two years in the period ended December 31, 2002 incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus in connection with the exchange offer made by this prospectus and you must not rely on any such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder will, under any circumstances, create any implication that there has been no change in our affairs since the date as of which information is given in this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

Station Casinos, Inc.

Offer to Exchange
6% Senior Notes due 2012
6 1/2% Senior Subordinated Notes due 2014
6 7/8% Senior Subordinated Notes due 2016

PROSPECTUS

March    , 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 78.751 of Chapter 78 of the Nevada Revised Statutes and the Company's Articles of Incorporation and Bylaws contain provisions for indemnification of officers and directors of the Company and in certain cases employees and other persons. The Bylaws require the Company to indemnify such persons to the full extent permitted by Nevada law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement.

        The Company's Bylaws also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors' and officers' liability insurance.

        The Company has entered into an indemnification agreement (the "Indemnification Agreement") with each director and certain officers, employees and agents of the Company. Each Indemnification Agreement provides for, among other things: (i) indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim against any indemnified party (the "Indemnitee") unless it is determined, as provided in the Indemnification Agreement, that indemnification is not permitted under laws and (ii) prompt advancement of expenses to any Indemnitee in connection with his or her defense against any claim.

        In addition, the Purchase Agreements between the Company and the initial purchasers of the Old Notes provide for indemnification by the initial purchasers of the Registrant, its directors and officers against certain liabilities, including liabilities under the Securities Act and the Exchange Act.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULE TABLES

(a)

        Exhibits:

        A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

(b)

        Financial Statement Schedules:

        All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the registration statement

(c)

        None

ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)of the Securities Exchange Act of 1934)

that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved herein, that was not subject of and included in the registration statement when it became effective.

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Frank J. Fertitta III, Glenn C. Christenson and Scott M Nielsen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the Company to be filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents, and other documents, as may be necessary or expedient to register securities of the Company for sale, granting unto said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf. This Registration Statement and Power of Attorney, pursuant to the requirement of the Securities Act of 1933, as amended, have been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 25th day of March, 2004.

STATION CASINOS, INC.
By:	/s/ GLENN C. CHRISTENSON Name: Glenn C. Christenson Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ FRANK J. FERTITTA III Frank J. Fertitta III	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 25, 2004
/s/ LORENZO J. FERTITTA Lorenzo J. Fertitta	Vice Chairman of the Board and President	March 25, 2004

/s/ GLENN C. CHRISTENSON Glenn C. Christenson	Executive Vice President, Chief Financial Officer, Chief Administrative Officer (Principal Financial and Accounting Officer)	March 25, 2004
/s/ BLAKE L. SARTINI Blake L. Sartini	Director	March 25, 2004
/s/ LOWELL H. LEBERMANN, JR. Lowell H. Lebermann, Jr.	Director	March 25, 2004
/s/ JAMES E. NAVE James E. Nave	Director	March 25, 2004
/s/ LEE S. ISGUR Lee S. Isgur	Director	March 25, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant. (Incorporated herein by reference to Registration Statement No. 33-76156).
3.2	Restated Bylaws of the Registrant. (Incorporated herein by reference to Registration Statement No. 33-76156).
4.1	Form of Senior Notes of the Registrant (March 2004 Issue). (Included in Exhibit 4.2).
4.2	Indenture dated as of March 17, 2004 between the Registrant and Law Debenture Trust Company of New York as Trustee.
4.3
Form of Subordinated Notes of the Registrant (January 2004 Issue). (Included in Exhibit 4.4 which is incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
4.4
Indenture dated as of January 29, 2004 between the Registrant and Law Debenture Trust Company of New York as Trustee. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
4.5
Form of Subordinated Notes of the Registrant (February 2004 Issue). (Included in Exhibit 4.4 which is incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
4.6
Indenture dated as of February 27, 2004 between the Registrant and Law Debenture Trust Company of New York as Trustee. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
4.7
Form of Senior Notes of the Registrant (2001 Issue). (Included in Exhibit 4.6, which is incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2000).
4.8
Indenture dated as of February 13, 2001 between Registrant and Bank of New York as Trustee. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2000).
4.9
First Supplemental Indenture dated as of September 17, 2003 between the Registrant and Bank of New York as Trustee, with respect to the Indenture dated as of February 13, 2001. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
4.10	Second Supplemental Indenture dated as of March 17, 2004 between the Registrant and Law Debenture Trust Company of New York, with respect to the Indenture dated as of February 13, 2001.
4.11	Form of Subordinated Note of the Registrant (2000 issue). (Incorporated herein by reference to the Company's Registration Statement on Form S-4 dated October 30, 2000).
4.12
Indenture dated as of July 7, 2000 between the Registrant and First Union National Bank as Trustee. (Incorporated herein by reference to the Company's Registration Statement on Form S-4 dated October 30, 2000).
4.13
First Supplemental Indenture dated as of February 27, 2004 between the Registrant and Wachovia Bank, National Association (as successor to First Union National Bank), with respect to the Indenture dated as of July 7, 2000.

5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP.
10.1	Amended and Restated Loan Agreement dated as of September 18, 2002. (Incorporated herein by reference to the Company's Form 8-K dated September 18, 2002).
10.2
Amendment No. 1 to Amended and Restated Loan Agreement dated as of January 24, 2003. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2002).
10.3	Amendment No. 2 to Amended and Restated Loan Agreement dated as of July 14, 2003. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003).
10.4	Amendment No. 3 to Amended and Restated Loan Agreement dated as of December 18, 2003. (Incorporated herein by reference to the Company's Registration Statement on Form S-4 dated October 30, 2000).
10.5	Amendment No. 4 to Amended and Restated Loan Agreement dated as of March 19, 2004.
10.6
Rights Agreement dated October 6, 1997 between the Company and Continental Stock Transfer and Trust Company, as Rights Agent. (Incorporated herein by reference to the Company's Form 8-K dated October 9, 1997).
10.7
Amendment to Rights Agreement, dated as of January 16, 1998, between Station Casinos, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent. (Incorporated herein by reference to the Company's Form 8-K dated January 27, 1998).
10.8
Amendment No. 2 to Rights Agreement, dated as of December 1, 1998, between Station Casinos, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent. (Incorporated herein by reference to the Company's Form 8-K dated November 6, 1998).
10.9
Amended and Restated Loan Agreement, dated as of December 22, 2003, among Green Valley Ranch Gaming, LLC, Bank of America, N.A., as Administrative Agent, Banc of America Securities LLC and Wells Fargo Bank, N.A. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
10.10
Completion Guaranty by Station Casinos, Inc., GCR Gaming, LLC, and GV Ranch Station, Inc., a wholly owned subsidiary of the Registrant, and Bank of America, N.A., as Administrative Agent, dated as of December 22, 2003. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
10.11
Amended and Restated Make-Well Agreement by Station Casinos, Inc., GCR Gaming, LLC, and GV Ranch Station, Inc., a wholly owned subsidiary of the Registrant, and Bank of America, N.A., as Administrative Agent, dated as of December 22, 2003. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
10.12
Loan Agreement among the United Auburn Indian Community, as Borrower, Bank of America, N.A., as Administrative Agent and Wells Fargo Bank, N.A., as Syndication Agent, dated as of January 24, 2003. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2002).
10.13
Amendment No. 1 to Loan Agreement among the United Auburn Indian Community, as Borrower, Bank of America, N.A., as Administrative Agent and Wells Fargo Bank, N.A., as Syndication Agent, dated as of July 23, 2003. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003).

10.14
Amendment No. 2 to Loan Agreement among the United Auburn Indian Community, as Borrower, Bank of America, N.A., as Administrative Agent and Wells Fargo Bank, N.A., as Syndication Agent, dated as of December 17, 2003. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
10.15
Completion Guaranty by Station Casinos, Inc. in favor of Bank of America, N.A., as Administrative Agent for the benefit of the Creditors under the Loan Agreement among the United Auburn Indian Community, as Borrower, Bank of America, N.A., as Administrative Agent and Wells Fargo Bank, N.A., as Syndication Agent, dated as of January 24, 2003. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2002).
10.16
Make-Well Agreement by Station Casinos, Inc. in favor of Bank of America, N.A., as Administrative Agent for the benefit of the Creditors under the Loan Agreement among the United Auburn Indian Community, as Borrower, Bank of America, N.A., as Administrative Agent and Wells Fargo Bank, N.A., as Syndication Agent, dated as of January 24, 2003. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2002).
10.17
Ground Lease between Boulder Station, Inc. and KB Enterprises dated as of June 1, 1993. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993).
10.18
Option to Lease or Purchase dated as of June 1, 1993 between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993).
10.19
Option to Acquire Interest Under Purchase Contract dated as of June 1, 1993 between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1993).
10.20
First Amendment to Ground Lease and Sublease, dated as of June 30, 1995, by and between KB Enterprises, as landlord and Boulder Station, Inc. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995).
10.21
Rent Agreement to the First Amendment to Ground Lease and Sublease, dated as of March 30, 2003, by and between KB Enterprises, as landlord and Boulder Station, Inc. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q dated March 31, 2003).
10.22	Ground Lease between Registrant and Texas Gambling Hall & Hotel, Inc. dated as of June 1, 1995. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995).
10.23	First Amendment to Ground Lease dated as of June 30, 1995 between Registrant and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995).
10.24
Rent Agreement to the First Amendment to Ground Lease, dated as of May 12, 2000 between Registrant and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q dated March 31, 2003).
10.25
Assignment, Assumption and Consent Agreement (Ground Lease) dated as of July 6, 1995 between Registrant and Texas Station, Inc. (Incorporated herein by reference to the Company's Form 8-K dated July 5, 1995).

10.26
Executive Employment Agreement between Frank J. Fertitta III and the Registrant dated as of May 20, 2003. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003).
10.27
Executive Employment Agreement between Glenn C. Christenson and the Registrant dated as of May 20, 2003. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003).
10.28
Executive Employment Agreement between Scott M Nielson and the Registrant dated as of May 20, 2003. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003).
10.29
Executive Employment Agreement between Lorenzo J. Fertitta and the Registrant dated as of May 20, 2003. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003).
10.30
Executive Employment Agreement between Stephen L. Cavallaro and the Registrant dated as of May 20, 2003. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q dated June 30, 2003).
10.31
Executive Employment Agreement between William W. Warner and the Registrant dated as of May 20, 2003. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
10.32	Amended and Restated Stock Compensation Program of the Registrant dated as of May 24, 1999. (Incorporated herein by reference to the Company's Form S-8 filed as of June 17, 1999).
10.33	1999 Stock Compensation Program of the Registrant dated as of December 7, 1999. (Incorporated herein by reference to the Company's Form S-8 filed as of June 30, 2000).
10.34
Supplemental Executive Retirement Plan of the Registrant dated as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994).
10.35
Supplemental Management Retirement Plan of the Registrant dated as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994).
10.36
Long-Term Stay-On Performance Incentive Payment between the Registrant and Lorenzo J. Fertitta dated as of March 15, 2002. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2001).
10.37
Long-Term Stay-On Performance Incentive Payment between the Registrant and Stephen L. Cavallaro dated as of March 15, 2002. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2001).
10.38
Long-Term Stay-On Performance Incentive Payment between the Registrant and William W. Warner dated April 1, 2002. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
10.39
Long-Term Stay-On Performance Incentive Plan between the Registrant and Glenn C. Christenson, Scott M Nielson and Blake L. Sartini. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994).

10.40
Amended and Restated Deferred Compensation Plan of the Registrant dated as of September 12, 2001. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2001).
10.41
First Amendment to the Amended and Restated Deferred Compensation Plan dated as of December 4, 2002. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2002).
10.42
Special Long-Term Disability Plan of the Registrant dated as of November 30, 1994. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1994).
10.43	Form of Indemnification Agreement for Directors and Executive Officers. (Incorporated herein by reference to the Company's Registration Statement No. 33-59302).
10.44	Form of Indemnification Agreement between the Registrant and Frank Fertitta, Jr. (Incorporated herein by reference to the Company's Registration Statement No. 33-59302).
10.45
Operating Agreement dated March 10, 2000, among Green Valley Ranch Gaming, LLC, GCR Gaming, LLC and GV Ranch Station, Inc., a wholly owned subsidiary of the Registrant. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 1999).
10.46
First Amendment to Operating Agreement dated March 10, 2000, among Green Valley Ranch Gaming, LLC, GCR Gaming, LLC and GV Ranch Station, Inc., a wholly owned subsidiary of the Registrant, dated as of September 17, 2001. (Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2001).
10.47
Second Amendment to Operating Agreement dated December 19, 2003, among Green Valley Ranch Gaming, LLC, GCR Gaming, LLC and GV Ranch Station, Inc., a wholly owned subsidiary of the Registrant. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
10.48
Second Amended and Restated Management Agreement between the Registrant and the United Auburn Indian Community dated as of November 1, 2002. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2002).
12.1	Calculation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of the Registrant. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the period ended December 31, 2003).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Deloitte & Touche LLP.
23.2	Consent of Milbank Tweed Hadley & McCloy LLP (included in Exhibit 5.1).
24.1	Power of Attorney (appears on signature page).
25.1	Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of Law Debenture Trust Company of New York, as trustee.
25.2	Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of Law Debenture Trust Company of New York, as trustee.

25.3	Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of Law Debenture Trust Company of New York, as trustee.
99.1	Form of Letter of Transmittal.
99.2	Guidelines for Certification of Taxpayer Identification Number on Substitution Form W-9.
99.3	Form of Notice of Guaranteed Delivery.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
The Company
SUMMARY OF THE EXCHANGE OFFER
TERMS OF THE 6% NOTES
TERMS OF THE 6 1/2% NOTES
TERMS OF THE 6 7/8% NOTES
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF THE 6% NOTES
DESCRIPTION OF THE 6 1/2% NOTES
DESCRIPTION OF THE 6 7/8% NOTES
THE EXCHANGE OFFER
CERTAIN FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
POWER OF ATTORNEY
SIGNATURES
INDEX TO EXHIBITS